CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2015 AND 2014, AND

FOR THE YEARS THEN ENDED

GLOSSARY OF TERMS

The following are not technical definitions, but they are helpful for the reader’s understanding of some terms used in the notes to the consolidated financial statements of the Company.

Terms	Definitions
AFIP	Federal Administration of Public Revenue
BLL	Bodega Loma La Lata S.A.
CAMMESA	Compañía Administradora del Mercado Eléctrico Mayorista S.A.
CC	Combined Cycle
CGU	Cash-Generating Units
CIESA	Compañía de inversiones de energía S.A.
CINIIF	International Financial Reporting Interpretations Committee
Citelec	Compañía Inversora en Transmisión Eléctrica Citelec S.A.
CPB	Central Piedra Buena S.A.
CTG	Central Térmica Güemes S.A.
CTLL	Central Térmica Loma La Lata S.A.
CTP	Central Térmica Piquirenda
CSJN	Supreme Court of Justice of the Nation
CYCSA	Comunicación y Consumos S.A.
DESA	Desarrollos Energéticos S.A.
EASA	Electricidad Argentina S.A.
Edenor	Empresa Distribuidora y Comercializadora Norte S.A.
Edesur	Empresa Distribuidora Sur S.A.
EGSSA	EMDERSA Generación Salta S.A.
ENDISA	Energía Distribuida S.A.

GLOSSARY OF TERMS: (Continuation)

Terms	Definitions
ENRE	National Regulatory Authority of Electricity
FOCEDE	Fund works of consolidation and expansion of electrical distribution
FONINVEMEM	Fund for Investments required to increase the electric power supply in the WEM
FOTAE	Works Administration Trust Transport for Electricity Supply
FRD	Flow for debt repayment
Foundation	Pampa Energía Foundation committed to education (Foundation)
GE	General Electric
GyP	Gas y Petróleo de Neuquén S.A.P.E.M.
HA	Historical Availability
HI	Hydroelectric
HIDISA	Hidroeléctrica Diamante S.A.
HINISA	Hidroeléctrica Los Nihuiles S.A.
HRP	Hours Power Compensation
IEASA	IEASA S.A.
IGMP	Minimum Notional Income Tax
INDISA	Inversora Diamante S.A.
INNISA	Inversora Nihuiles S.A.
IPB	Inversora Piedra Buena S.A.
LNG	Liquefied Natural Gas
LVFVD	Sales Liquidations with Maturity Date to be Defined
MAT	WEM’s Forward Market
MAN Engines	MAN B & W Diesel model 18V32/40PGI
MECON	Ministry of Economy
MEyM	Ministry of Energy and Mining
MMC	Cost Monitoring Mechanism

GLOSSARY OF TERMS: (Continuation)

Terms	Definitions
MPFIPYS	Ministry of Federal Planning, Public Investment and Services
NIC	International Accounting Standards
NIIF	International Financial Reporting Standards
NYSE	New York Stock Exchange
Orígenes Retiro	Orígenes Seguros de Retiro S.A.
PACOSA	Pampa Comercializadora S.A.
PEN	Federal Executive Power
PEPASA	Petrolera Pampa S.A.
PEPCA	PEPCA S.A.
PISA	Pampa Inversiones S.A.
PP	Pampa Participaciones S.A.
PP II	Pampa Participaciones II S.A.
PUREE	Rational Use of Electricity Programme
PYSSA	Préstamos y Servicios S.A.
RA	Recorded Availability
RTI	Tariff Structure Review
RTT	Temporary Tariff Regime
SACME	Centro de Movimiento de Energía S.A.
Salaverri, Dellatorre, Burgio & Wetzler	Salaverri, Dellatorre, Burgio y Wetzler Malbran Abogados Sociedad Civil
SADI	Argentine Interconnection System
SE	Secretary of Energy
SEC	Security and Exchange Comission
SIGEN	National Comptroller Office
SSN	Superintendencia de Seguros de la Nación
ST	Secretary of Labor
TG	Gas Turbine

GLOSSARY OF TERMS: (Continuation)

Terms	Definitions
TGS	Transportadora de Gas del Sur S. A.
The Company / Group	Pampa Energía S. A. and its subsidiaries
TJSM	Termoeléctrica San Martín S. A.
TMB	Termoeléctrica Manuel Belgrano S. A.
Transba	Empresa de Transporte de Energía Eléctrica por Distribución Troncal de la Provincia de Buenos Aires Transba S. A.
Transelec	Transelec Argentina S. A.
Transener	Compañía de Transporte de Energía Eléctrica en Alta Tensión Transener S. A.
TV	Vapor Turbine
UMA	Undertaken Minimum Availability
UTE Senillosa	Petrolera Pampa S. A. Rovella Carranza Gas y Petróleo de Neuquén, Unión Transitoria de Empresas Senillosa
VAT	Value Added tax
VCP	Short-term securities
VRD	Debt Securities
WEM	Wholesale Electricity Market

CONSOLIDATED STATEMENT OF FINANCIAL POSITION

As of December 31, 2015 and 2014

(In Argentine Pesos (“$”) – unless otherwise stated)

	Note	12.31.2015	12.31.2014
ASSETS
NON CURRENT ASSETS
Investments in joint ventures	8	223,918,951	226,894,893
Investments in associates	9	123,237,325	133,169,584
Property, plant and equipment	10	14,508,403,073	9,218,099,975
Intangible assets	11	734,167,886	872,384,099
Biological assets	12	1,853,667	1,894,481
Financial assets at fair value through profit and loss	13	2,578,182,705	963,012,962
Deferred tax assets	14	52,279,953	93,681,916
Trade and other receivables	15	1,169,397,290	954,842,893
Total non current assets		19,391,440,850	12,463,980,803

CURRENT ASSETS
Biological assets	12	245,361	198,470
Inventories	16	225,462,790	135,570,860
Financial assets at fair value through profit and loss	13	4,081,019,508	1,028,577,127
Derivative financial instruments	4.13	197,150	-
Trade and other receivables	15	4,934,645,531	2,903,411,995
Cash and cash equivalents	17	516,597,918	335,234,106
Total current assets		9,758,168,258	4,402,992,558
Total assets		29,149,609,108	16,866,973,361

 CONSOLIDATED STATEMENT OF FINANCIAL POSITION

 (Continuation)

	Note	12.31.2015	12.31.2014
SHAREHOLDERS´ EQUITY
Share capital	18	1,695,859,459	1,314,310,895
Additional paid-in capital and other reserve		1,231,483,268	342,984,871
Legal reserve		51,462,158	14,304,190
Voluntary reserve		977,780,998	271,779,611
Reserve for directors’ options		-	266,060,067
Retained earnings		3,065,089,423	743,159,355
Other comprehensive loss		(31,086,202)	(32,191,096)
Equity attributable to owners of the company		6,990,589,104	2,920,407,893
Non-controlling interest		1,390,609,148	633,431,122
Total equity		8,381,198,252	3,553,839,015

LIABILITIES
NON CURRENT LIABILITIES
Trade and other payables	19	2,698,769,957	1,909,433,852
Borrowings	20	6,684,746,241	3,786,988,603
Deferred revenue	21	153,815,820	109,089,120
Salaries and social security payable	22	80,039,338	62,858,307
Defined benefit plans	23	264,454,859	196,587,957
Deferred tax liabilities	14	591,588,053	470,584,488
Taxes payable	24	388,463,004	281,231,713
Provisions	25	313,778,975	119,527,656
Total non current liabilities		11,175,656,247	6,936,301,696

CURRENT LIABILITIES
Trade and other payables	19	6,652,485,409	4,536,471,292
Borrowings	20	1,307,662,872	783,583,090
Deferred revenue	21	763,684	763,684
Salaries and social security payable	22	886,967,815	725,274,898
Defined benefit plans	23	46,089,380	26,759,690
Taxes payable	24	610,112,473	231,928,622
Derivative financial instruments	4.13	18,081,410	47,880,462
Provisions	25	70,591,566	24,170,912
Total current liabilities		9,592,754,609	6,376,832,650
Total liabilities		20,768,410,856	13,313,134,346
Total liabilities and equity		29,149,609,108	16,866,973,361

       The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME (LOSS)

For the years ended December 31, 2015 and 2014

 (In Argentine Pesos (“$”) – unless otherwise stated)

	Note	12.31.2015	12.31.2014

Revenue	26	7,160,781,433	6,204,645,511
Cost of sales	27	(7,092,790,535)	(6,029,079,708)
Gross profit		67,990,898	175,565,803

Selling expenses	28	(972,682,033)	(713,360,347)
Administrative expenses	29	(1,239,386,075)	(837,458,716)
Other operating income	30	940,678,036	311,975,857
Other operating expenses	30	(754,401,446)	(447,074,876)
Reversal of impairment of property, plant and equipment	10	25,259,957	88,406,704
Share of profit of joint ventures	8	9,277,768	34,208,368
Share of loss of associates	9	(9,932,259)	(1,605,070)
Operating loss before higher costs recognition and SE Resolution No. 32/15		(1,933,195,154)	(1,389,342,277)
Income recognition on account of the RTI - SE Resolution No. 32/15	2	5,025,113,729	-
Higher Costs Recognition - SE Resolution No. 250/13 and subsequent Notes	2	551,498,435	2,271,926,952
Operating income		3,643,417,010	882,584,675

Financial income	31	348,527,733	440,541,774
Financial expenses	31	(1,257,314,794)	(1,113,228,906)
Other financial results	31	1,700,971,014	420,055,021
Financial results, net		792,183,953	(252,632,111)
Profit before income tax		4,435,600,963	629,952,564

Income tax and minimun national income tax	32	(586,776,949)	(100,412,278)
Profit of the year		3,848,824,014	529,540,286

Other comprehensive income (loss)
Items that will not be reclassified to profit or loss
Remeasurements related to defined benefit plans	23	(1,095,782)	(23,297,267)
Minimum notional income tax	14	383,524	10,763,517
Profit from share in joint ventures	8	839,661	(2,129,126)
Other comprehensive income (loss) of the year		127,403	(14,662,876)
Comprehensive income of the year		3,848,951,417	514,877,410

 CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME (LOSS)

 (Continuation)

	Note	12.31.2015	12.31.2014
Total Profit (loss) of the period attributable to:
Owners of the company		3,065,089,423	743,159,355
Non - controlling interest		783,734,591	(213,619,069)
		3,848,824,014	529,540,286

Total comprehensive income (loss) of the year attributable to:
Owners of the company		3,066,194,317	735,353,580
Non - controlling interest		782,757,100	(220,476,170)
		3,848,951,417	514,877,410

Earnings per share attributable to the equity holders of the company during the year
Basic earnings per share	33	2.2760	0.5654
Diluted earnings per share	33	2.2760	0.5082

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENT OF CHANGES IN EQUITY

For the years ended December 31, 2015 and 2014

 (In Argentine Pesos (“$”) – unless otherwise stated)

	Attributable to owners
	Equity holders of the company		Retained earnings						Non-controlling interest	Total equity
	Share capital	Additional paid-in capital and other reserves	Legal reserve	Voluntary reserve	Reserve for directors’ options	Other comprehensive (loss) income	Retained earnings (Accumulated losses)	Subtotal
Balance as of December 31, 2013	1,314,310,895	263,489,911	-	-	259,351,053	(24,385,321)	286,083,801	2,098,850,339	775,971,764	2,874,822,103
				-
Reserve for directors’ options	-	-	-	-	6,709,014	-	-	6,709,014	-	6,709,014
Sale of interest in subsidiaries	-	66,900,103	-	-	-	-	-	66,900,103	7,814,930	74,715,033
Change of interest in subsidiaries	-	12,594,857	-	-	-	-	-	12,594,857	86,752,644	99,347,501
Dividends attributables to non-controlling interest	-	-	-	-	-	-	-	-	(16,632,046)	(16,632,046)
Constitution of legal reserve - Shareholders’ meeting 04.30.2014	-	-	14,304,190	-	-	-	(14,304,190)	-	-	-
Constitution of voluntary reserve - Shareholders’ meeting 04.30.2014	-	-	-	271,779,611	-	-	(271,779,611)	-	-	-

Profit of the year	-	-	-	-	-	-	743,159,355	743,159,355	(213,619,069)	529,540,286
Other comprehensive profit of the year	-	-	-	-	-	(7,805,775)	-	(7,805,775)	(6,857,101)	(14,662,876)
Comprehensive (loss) profit	-	-	-	-	-	(7,805,775)	743,159,355	735,353,580	(220,476,170)	514,877,410

Balance as of December 31, 2014	1,314,310,895	342,984,871	14,304,190	271,779,611	266,060,067	(32,191,096)	743,159,355	2,920,407,893	633,431,122	3,553,839,015

 CONSOLIDATED STATEMENT OF CHANGES IN EQUITY

(Continuation)

	Attributable to owners
	Equity holders of the company		Retained earnings						Non-controlling interest	Total equity
	Share capital	Additional paid-in capital and other reserves	Legal reserve	Voluntary reserve	Reserve for directors’ options	Other comprehensive (loss) income	Retained earnings (Accumulated losses)	Subtotal
Balance as of December 31, 2014	1,314,310,895	342,984,871	14,304,190	271,779,611	266,060,067	(32,191,096)	743,159,355	2,920,407,893	633,431,122	3,553,839,015

Constitution of legal reserve - Shareholders’ meeting 04.30.2015	-	-	37,157,968	-	-	-	(37,157,968)	-	-	-
Constitution of voluntary reserve - Shareholders’ meeting 04.30.2015	-	-	-	706,001,387	-	-	(706,001,387)	-	-	-
Issuance of shares on exercise of stock options (Note 41)	381,548,564	883,272,106	-	-	(266,060,067)	-	-	998,760,603	-	998,760,603
Dividends attributables to non-controlling interest	-	-	-	-	-	-	-	-	(26,092,252)	(26,092,252)
Sale of interest in subsidiaries	-	5,226,291	-	-	-	-	-	5,226,291	513,178	5,739,469
Profit of the year	-	-	-	-	-	-	3,065,089,423	3,065,089,423	783,734,591	3,848,824,014
Other comprehensive profit (loss) of the year	-	-	-	-	-	1,104,894	-	1,104,894	(977,491)	127,403
Comprehensive profit of the year	-	-	-	-	-	1,104,894	3,065,089,423	3,066,194,317	782,757,100	3,848,951,417

Balance as of December 31, 2015	1,695,859,459	1,231,483,268	51,462,158	977,780,998	-	(31,086,202)	3,065,089,423	6,990,589,104	1,390,609,148	8,381,198,252

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENT OF CASH FLOWS

For the years ended December 31, 2015 and 2014

 (In Argentine Pesos (“$”) – unless otherwise stated)

	Note	12.31.2015	12.31.2014
Cash flows from operating activities:
Total profit for the year		3,848,824,014	529,540,286
Adjustments to reconcile net (loss) profit to cash flows generated by operating activities:
Income tax and minimum notional income tax	32	586,776,949	100,412,278
Accrued interest		859,592,603	596,724,545
Depreciations and amortizations	27, 28 and 29	720,684,258	467,160,148
Reserve for directors’ options	29	-	6,709,014
Reversal of impairment of property, plant and equipment	10	(25,259,957)	(88,406,704)
Gain from discharge/cancellation of TGS Loan	20	(215,413,769)	-
Constitution (Recovery) of accruals, net	28 and 30	120,672,006	(23,697,702)
Constitution of provisions, net	30	228,150,344	95,822,786
Share of (loss) profit of joint ventures and associates	8 and 9	654,491	(32,603,298)
Accrual of defined benefit plans	27, 28 and 29	121,778,161	73,163,395
Net foreign currency exchange difference	31	566,172,708	761,254,771
Result from measurement at present value	31	(23,228,386)	(223,304,132)
Changes in the fair value of financial instruments		(2,226,008,275)	(907,867,357)
Result from repurchase of corporate bonds	31	(9,904,686)	(47,122,571)
Results from property, plant and equipment sale and decreases	30	8,756,789	18,639,620
Consumption of materials		40,996,168	11,869,855
Revenue recognition from CAMMESA finance (*)		(7,019,838)	(18,852,659)
Higher Costs Recognition - SE Resolution No. 250/13 and subsequent Notes	2	(551,498,435)	(2,271,926,952)
Income recognition on account of the RTI - Res. SE No. 32/15	2	(495,516,409)	-
Dividends earned	30	(4,486,563)	(6,226,319)
Recovery of tax on gross income	37	-	(41,110,709)
Provision for decommissioning of wells	31	18,899,410	47,953
Compensation agreements	27, 28 and 29	223,600,947	61,546,421
Other operating costs for contract termination	30	-	11,366,548
Other expenses FOCEDE	30	59,563,107	97,701,000
Other finance results		10,260,586	(4,301,834)
Income recognition for arbitral proceedings	30	(74,770,949)	-
Other		1,533,908	38,242

Changes in operating assets and liabilities:
Increase in trade receivables and other receivables		(1,712,278,963)	(753,779,506)
Increase in inventories		(89,662,239)	(21,085,864)
(Increase) Decrease in biological assets		(46,892)	365,961
Increase (Decrease) in trade and other payables		1,061,352,687	(29,446,104)
Increase in deferred income		45,490,384	76,187,087
Increase in salaries and social security payable		178,868,247	260,712,693
Decrease in defined benefit plans		(35,677,351)	(18,186,942)
Increase in taxes payable		103,396,097	51,441,807
Decrease in provisions		(34,021,661)	(54,049,454)
Income tax and minimum notional income tax paid		(120,948,438)	(880,339)
Funds obtained from PUREE (SE Resolution No. 1037/07)		25,612,143	482,928,401
Proceeds from (Payments of) derivative financial instruments		185,214,525	(42,125,000)
Subtotal before variations of debts with CAMMESA		3,391,107,721	(881,340,635)
Increase in account payable and loans (MUTUUM) with CAMMESA in distribution		1,189,554,703	3,455,497,600
Net cash generated by operating activities		4,580,662,424	2,574,156,965

(*) Corresponds to the financing of CAMMESA under the Note SE No. 6157/10, payment of which is in charge of the MEM

CONSOLIDATED STATEMENT OF CASH FLOWS (Continuation)

	Note	12.31.2015	12.31.2014
Cash flows from investing activities:
Purchases of property, plant and equipment acquisition		(4,797,918,069)	(2,331,115,327)
Purchases of financial assets at fair value		(3,506,210,675)	(1,055,481,705)
Proceeds from property, plant and equipment sale		40,660	2,281,299
Proceeds from financial assets at fair value sale		2,263,908,118	1,258,242,711
Proceeds from financial assets' amortization		1,579,202	3,239,076
Proceeds from financial assets' interest		16,161,243	18,169
Dividends received		4,486,563	2,777,280
Proceeds from loans		1,430,518	2,182,025
Proceeds from interest on loans		13,411	-
Proceeds (Constitution) of guarantee deposits, net		293,392,019	(276,616,965)
Recovery (Subscription) of investment funds, net		(1,390,929,067)	(77,330,026)
Capital contribution in joint ventures		(475,000)	(250,000)
Net cash used in investing activities		(7,114,521,077)	(2,472,053,463)

Cash flows from financing activities:
Proceeds from borrowings		4,793,347,633	2,519,386,589
Payment of borrowings		(2,281,317,918)	(2,253,561,870)
Payment of borrowings' interests		(731,714,230)	(567,793,296)
Capital contributions received		998,760,603	-
Capital contributions received from third parties in subsidiries		-	98,997,500
Proceeds from sale of interest in subsidiaries to Non Controlling Interest		5,739,469	74,714,844
Dividends paid to third parties in subsidiaries		(26,092,252)	(19,432,044)
Payment for repurchase of own debt		(121,371,300)	-
Net cash geterated by (used in) financing activities		2,637,352,005	(147,688,277)

Increase (Decrease) in cash and cash equivalent		103,493,352	(45,584,775)

Cash and cash equivalents at the beginning of the year	17	335,234,106	341,668,865
Foreign currency exchange difference generated by cash and cash equivalents		77,870,460	39,150,016
Increase (Decrease) in cash and cash equivalent		103,493,352	(45,584,775)
Cash and cash equivalents at the end of the year	17	516,597,918	335,234,106

CONSOLIDATED STATEMENT OF CASH FLOWS (Continuation)

	Note	12.31.2015	12.31.2014
Significant Non-cash transactions:
Acquisition of property, plant and equipment through an increase in trade payables		(988,827,033)	(208,339,247)
Borrowing costs capitalized in property, plant and equipment		(433,823,766)	(123,861,184)
Increase (Decrease) from offsetting of PUREE-related liability against receivables (SE Res. No. 250/13, subsequent Notes and SE Res. 32/15)		10,618,797	(574,009,553)
Increase (Decrease) from offsetting of liability with CAMMESA for electricity purchases against receivables (SE Res. No. 250/13, subsequent Notes and SE Res. 32/15)		158,081,277	(2,218,423,960)
Decrease from offsetting liability with CAMMESA form loans for consumption (mutuums) granted for higer salary cost (SE Res. No. 32/15)		(495,516,409)	-
Decrease in borrowings through offsetting trade receivables		(92,129,978)	(131,875,580)
Decrease in financial assets at fair value repurchased Corporate Bonds		-	(91,637,990)
Increase of asset retirement obligation		(26,900,873)	(53,594,289)
(Constitution) Recovery of guarantee of derivative financial instruments, net through the delivery of financial assets at fair value through profit or loss		(138,310,986)	(24,767,682)
Reclassification of assets classified as held for sale to property, plant and equipment		-	(11,987,500)
Acquisition of property, plant and equipment through an increase in liability with FOTAE		-	(32,939,174)
Decrease in property, plant and equipment for arbitral proceedings	37.2	235,866,673	-
Offsetting of rights over arbitration proceedings against loans	20	308,071,413	-

The accompanying notes are an integral part of these consolidated financial statements.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the year ended December 31, 2015 and 2014

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 1: GENERAL INFORMATION

The Company is an integrated electricity company which, through its subsidiaries and joint ventures, is engaged in of the electricity generation, transmission and distribution in Argentina.

In the generation business, the Company has an installed capacity of approximately 2,217 MW, which accounts for approximately 7% of the installed capacity in Argentina.

In the transmission business, the Company jointly controls Citelec, which is the controlling company of Transener, that performs the operation and maintenance of the high-tension transmission network in Argentina which covers 12,365 km of lines of its own and 6,158 km of Transba high voltage lines in the Province of Buenos Aires. Both companies together carry 90% of the electricity in Argentina.

In the distribution business, the Company, through Edenor, distributes electricity to over 2.8 million customers throughout the northern region of Buenos Aires City, the north and northwest of Greater Buenos Aires.

In the oil and gas segment, the Company, through PEPASA, operates exploration and exploitation of oil and gas.

In other businesses, the Company operates financial investment and keep investments in other companies with complementary businesses.

On February 11, 2010 the Company was authorized to act as agent and clearing member of ROFEX.

NOTE 2: REGULATORY FRAMEWORK

2.1 Generation

The future development of the power generation activity could force the Government to modify adopted measures or to introduce additional regulations. The impacts generated by the whole set of measures adopted as at the date hereof by the National Government on the Company and its subsidiaries’ financial, economic and cash position as at December 31, 2015 have been calculated based on the assessments and estimates made by the Company management as at the date of preparation of these consolidated financial statements and should be interpreted considering these circumstances.

Regarding changes the Government may introduce in this sector, Executive Order No. 134/15, which declared a state of emergency in the electrical sector until December 31, 2017, empowers the Ministry of Energy and Mining to adopt the necessary measures regarding the generation, transportation and distribution of electric power within the national jurisdiction in order to accommodate the quality and safety of the supply and guarantee the operation of the public utility under proper technical and economic conditions.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 2: (Continuation)

a.     Resolution No. 95/13 – New Remuneration Scheme and other Modifications to the WEM

On March 22, 2013, the SE issued Res. 95/13 which provided for a new general-scope system replacing the applicable remuneration scheme previously in force for all the power generation sector, with the exception of power plants the energy and/or power of which are sold as an Energy Plus Service (SE Res. No. 1281/06) and under the WEM Supply Agreement pursuant to SE Res. No. 220/07.

The new remuneration scheme became applicable to CTG, CPB and CTLL as from the economic transactions for the month of February, 2013, and to HINISA and HIDISA as from the commercial transaction for the month of November, 2013, after such subsidiaries waived all their administrative and/or judicial claims against the National Government, the SE and/or CAMMESA regarding the 2008-2011 Agreement and/or SE Resolution No. 406/03, as well as their right to file new claims relating to said items and periods.

Pursuant to SE Resolution No. 529/14 passed on May 20, 2014 and SE Resolution No. 482/15 dated July 10, 2015, the SE provided for a retroactive updating —as from the economic transactions for the months of February, 2014 and 2015— of the remuneration scheme implemented by SE Resolution 95/13.

It should be pointed out that the system set forth by SE Resolution No. 482/15 applies directly to generators adhering under SE Resolution No. 95/13 or SE Resolution No. 529/14.

The applicable remuneration scheme comprises the following items:

i.      Fixed Costs Remuneration: It considers and remunerates Power Capacity Made Available in HRP. The method for calculating the remuneration will be variable based on the RA and each unit's HA.

The parameters defined in the Resolution according to the type of technology are the following:

Classification or technology and scale	$/MW-HRP
TG units with power capacity (P) > 50 Mw	64
TV units with power capacity (P) < 100 Mw	106.4
TV units with power capacity (P) > 100 Mw	76
HI units with power capacity (P) between 30 Mw and 120 Mw	103.4
HI units with power capacity (P) between 120 Mw and 300 Mw	49

A base percentage is defined, which is applied to the Fixed Costs Remuneration in accordance with the following values:

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 2: (Continuation)

TV/TG	June-August and December-February periods	March-May and September-November periods
RA > 90%	110%	100%
80% < RA ≤ 90%	105%	100%
70% < RA ≤ 80%	85%	85%
RA ≤ 70%	70%	70%

50% of the percentage difference between the generator's RA and HA will be added to or subtracted from the base percentage; that is, for each percentage point variation in the generator’s RA as compared with its HA, half a percentage point will be applied to the Fixed Costs remuneration. The maximum and minimum values are those set forth for each period (maximum 110% and minimum 70%, as applicable). Pursuant to SE Resolution No. 482/15, the reference availability value will be defined regarding the available power capacity based on the typical temperature conditions at the site.

HA values for each thermal group will be determined based on its RA during the last 5 rolling years.

ii.     Variable Costs Remuneration: It replaced the remuneration of Maintenance Variable Costs and Other Non-Fuel Variable Costs, It is calculated on a monthly basis based on the power generated by each type of fuel:

Classification or technology and scale	Operating with:
	Natural Gas	FO/GO Hydrocarbons
	$/MWh
TG units with power capacity (P) > 50 Mw	33.1	57.9
TV units with power capacity (P) < 100 Mw	33.1	57.9
TV units with power capacity (P) > 100 Mw	33.1	57.9

Hydroelectric Units	$/MWh
HI units with power capacity (P) between 30 Mw and 120 Mw	26.2
HI units with power capacity (P) between 120 Mw and 300 Mw	26.2

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 2: (Continuation)

iii.   Additional Remuneration: Part of this remuneration is settled directly to the generator and another will be destined to “new infrastructural projects in the electric sectors”, which will be defined by the SE through a trust. The SE will establish the trust funding mechanisms.

Classification or technology and scale	Allocation
	Generator $/MWh	Trust $/MWh
TG units with power capacity (P) > 50 Mw	11.7	7.8
TV units with power capacity (P) < 100 Mw	13.7	5.9
TV units with power capacity (P) > 100 Mw	11.7	7.8
HI units with power capacity (P) between 30 Mw and 120 Mw	84.2	14.9
HI units with power capacity (P) between 120 Mw and 300 Mw	59.4	39.6

Additionally, the SE will define the mechanism under which the LVFVDs issued by CAMMESA pursuant to SE Resolution No. 406/03 and not comprised within the general and/or specific agreements entered into with the SE and/or provisions aimed at the execution of investment works and/or existing equipment maintenance tasks should be destined to the payment of such trust.

iv.   Maintenance Remuneration: Besides the previously stated remuneration items, SE Resolution No. 529/14 incorporated a new concept of “Remuneration for Non-Recurring Maintenance Works” (“Maintenance Remuneration”) applicable as from the economic transaction corresponding to February 2014 and calculated monthly based on the total generated energy. Such remuneration is implemented through LVFVDs and is destined exclusively to the financing of major maintenance works, subject to the SE approval. As from the passing of SE Resolution No. 482/15, this Maintenance Remuneration is also recognized to hydroelectric generators as from the economic transaction corresponding to February 2015.

Classification or technology and scale	$/MWh
TG units with power capacity (P) > 50 Mw	28.2
TV units with power capacity (P) < 100 Mw	28.2
TV units with power capacity (P) > 100 Mw	28.2
HI units with power capacity (P) between 30 Mw and 120 Mw	8
HI units with power capacity (P) between 120 Mw and 300 Mw	8

The Maintenance Remuneration for thermal generators will result from the application of a formula contemplating adjustments based on the Power Utilization Factor during the last rolling year and a Start Factor contemplating starts pursuant to the dispatch administered by CAMMESA during the last rolling year. In both cases, the rolling year is calculated until the month prior to the transaction.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 2: (Continuation)

v.    “Production” and “Operating Efficiency” Promotion:

The promotion system implemented through SE Resolution No. 482/15 consists of an increase in the remuneration of variable costs upon the meeting of certain conditions.

The “Production” promotion consists of a 15% or 10% percent increase in the remuneration of variable costs of thermal units operating with liquid fuels and gas/coal, respectively, as from the moment its accumulated production during the calendar year exceeds by 25% or 50% its production capacity with the applicable fuel and for its actual power capacity.

The “Efficiency” consists of the acknowledgment of an additional remuneration equivalent to the variable cost remuneration for the percentage difference between the actual consumption and the reference consumption determined for each unit and fuel type. Comparisons will be made on a quarterly basis. In the case of higher consumptions, the base remuneration is not affected by variable costs.

Specific consumption reference values are as follows:

Generating Unit	Natural Gas	Alternative Fuels (FO/GO/CM)
	Kcal/kWh	Kcal/kWh
TG	2,400	2,600
TV	2,600	2,600

vi.   2015-2018 FONINVEMEM Resources:

Pursuant to the provisions of the 2015-2018 Agreement, SE Resolution No. 482/15 included a specific contribution, the 2015-2018 FONINVEMEM Resources, destined to the execution of works under such system. 2015-2018 FONINVEMEM Resources will be allocated to generators participating in projects approved or to be approved by the SE.

Specific contributions will be automatically allocated by CAMMESA retroactively as from the economic transactions for the month of February 2015 and until December 2018 to each applicable generating agent as from the execution of the relevant construction and supply agreements. Pursuant to SE Resolution No. 482/15, timely assigned 2015-2018 FONINVEMEM Resources do not create acquired rights for the generator and, in case of breach of the construction and/or supply agreements, such resources may be reassigned by the SE.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 2: (Continuation)

The 2015-2018 FONINVEMEM Resources values are as follows:

Technology and scale	2015-2018 Investment Resources ($/MWh)
TG units with power capacity (P) > 50 Mw	15.8
TV units with power capacity (P) < 100 Mw	15.8
TV units with power capacity (P) > 100 Mw	15.8
HI units with power capacity (P) between 30 Mw and 120 Mw	6.3
HI units with power capacity (P) between 120 Mw and 300 Mw	6.3

vii.           2015-2018 FONINVEMEM Direct Remuneration:

It consists of the recognition of an additional remuneration to units installed under the 2015-2018 FONINVEMEM scheme equivalent to 50% of the Direct Additional Remuneration. The term for the recognition of such remuneration will begin with the unit's commercial commissioning and extend for a term not exceeding 10 years.

This remuneration makes up the whole remuneration collectable by generators under the WEM, after discounting the electric energy and/or power committed to the MAT or pursuant to other similar agreements, valued at the applicable market price, with the exception of the previously mentioned specific contracts, and after deducting any other charge and/or service to be borne by said agents.

Payment Priority

Two new payment priorities have been established, excluding to such effect the application of SE Res. No. 406/03: (i) the Fixed Costs Remuneration, the recognition of fuel costs and the Variable Costs Remuneration will be canceled in the first place; and (ii) the Additional Remuneration will be canceled in the second place.

However, it is established that CAMMESA —based on what is provided for by the SE— should accommodate this priority to the applicable criteria, that is, to SE Res. No. 406/03 itself.

As regards the priority in the settlement of the above-mentioned remuneration, it was provided that the Fixed Costs Remuneration, the Variable Costs Remuneration and the Additional Remuneration settled directly to the generator, as well as the recognition of fuel costs, will have the same priority as that set forth in Section 4 of SE Res. No. 406/03.

The remuneration of frequency regulation and short-term reserve services will have the same priority as that set forth in Section 4.d of SE Res. No. 406/03, and the additional remuneration allocated to the trust, the same as that contemplated in subsection c) of said resolution.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 2: (Continuation)

Through SE Note No. 4858/13, the SE instructed CAMMESA to implement a payment priority mechanism in favor of generators adhering to SE Resolution No. 95/13 in order to keep a liquidity level similar to that prior to the passing of such Res. To such effect, CAMMESA will:

         i.       Account for the amounts directly received from Large Users;

        ii.       Allocate such amounts to cover the remuneration due to generators by distributing such funds to cover: first, fixed costs; secondly, variable costs; and lastly, direct additional remuneration. The distribution will be made proportionally to each Generator’s relative share in each of said items.

Fuel Supply

It was provided that the commercial management and dispatch of fuels for generation purposes will be centralized in CAMMESA. Generators may not renew or extend their contracts with suppliers, with the exception of those trading electric energy under supply agreements having a differential remuneration scheme, in which case they may continue entering into fuel agreements to provide firm support to their supply commitments. Notwithstanding that, until the termination of the contracts currently in force between generators and their suppliers, costs associated with the reference price, acknowledged freight costs, costs associated with the transportation and distribution of natural gas, as well as their related taxes and rates, will be recognized. For the recognition of said costs, two conditions should be met: (i) on the Resolution’s effective date, costs should be recognized by CAMMESA; and (ii) said costs should result from contractual relationships taken on before the Resolution’s effective date.

Later on, and regarding the supply of fuel for generation purposes, SE Note No. 8152/13 instructed CAMMESA to call oil companies registered under the “Natural Gas Surplus Injection Promotion Program” and/or the “Program for the Promotion of Natural Gas Injection for Companies with Reduced Injection” for the supply of natural gas from the Northeast and Neuquén Basins.

Under SE Note No. 5129/13, CAMMESA was instructed to optimize fuel and generation dispatch considering actual purchase costs consistently with the conditions described by CAMMESA in the analysis previously sent to the Secretariat of Energy. This modification will result in a change in the current dispatch conditions and the mixture of fuels used for power generation.

Moreover, and in furtherance of the objective sought by SE Resolution No. 95/13 of optimizing and minimizing costs in the supply of fuel to the WEM plants, it was provided that generation agents the energy and power of which have been committed under SE Resolution No. 1193/05 (FONINVEMEM), the WEM Supply Commitment under SE Resolution No. 220/07 and SE Resolution No. 1836/07, as well as under any other kind of energy supply agreement subject to a differential remuneration system —with the exception of agreements under the Energy Plus Service passed by SE Resolution No. 1,281/06— may not renew or extend their contracts with suppliers upon termination, the supply of such fuel thus becoming centralized in CAMMESA.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 2: (Continuation)

It should be pointed out that for transaction purposes and to provide for the coverage of the agreements now subject to this provision, the availability of the generating unit shall be considered independently of fuel.

Within this framework, during September 2015 CAMMESA has interpreted that the provisions of SE Resolution No. 529/14 were applicable to the supply of CTLL's natural gas and, therefore, informed that, as from January 2016, it would stop recognizing the costs of such supply. This position entails that CAMMESA has ceased recognizing the 10% remuneration over such costs provided for in the “Master Agreement for the Closing of Loma de la Lata's Combined Cycle” entered into between the SE and CTLL. In view of this situation and in order to safeguard its rights, during November 2015 CTLL presented a claim prior to the filing of a complaint before the MPFIPyS.

Suspension of contracts in the MAT

A temporary suspension on the inclusion of new contracts into the MAT was provided (excluding those derived from resolutions fixing a differential remuneration scheme), as well as their extension or renewal. Notwithstanding the foregoing, contracts in force as at the new remuneration scheme's effective date will continue being managed by CAMMESA until their termination. As from such termination, Large Users should acquire their supplies directly from CAMMESA pursuant to the conditions established to such effect by the SE.

Resolution’s Implementation Criteria

The categorization by CAMMESA of generation units pursuant to the scales set forth by SE Resolution No. 95/13 is detailed below:

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 2: (Continuation)

Company	Generating unit	Technology	Power
CTG	GUEMTG01	TG	> 50 MW
CTG	GUEMTV11	TV	<100 MW
CTG	GUEMTV12	TV	<100 MW
CTG	GUEMTV13	TV	>100 MW
CPB	BBLATV29	TV	>100 MW
CPB	BBLATV30	TV	>100 MW
CTLL	LDLATG01	TG	>50 MW
CTLL	LDLATG02	TG	>50 MW
CTLL	LDLATG03	TG	>50 MW
HIDISA	AGUA DEL TORO	HI	HI – Media 120<P≤300
HIDISA	EL TIGRE	HI	HI – Chica 0<P≤120
HIDISA	LOS REYUNOS	HI	HI – Media 120<P≤300
HINISA	NIHUIL I	HI	HI – Media 120<P≤300
HINISA	NIHUIL II	HI	HI – Media 120<P≤300
HINISA	NIHUIL III	HI	HI – Media 120<P≤300

b.     Energy Plus - SE Resolution No. 1281/06

The SE approved Res. No. 1281/06, in which it is established that the existing energy commercialized in the Spot market will have the following priorities: (i) Demands below 300 KW; (ii) Demands over 300 KW with contracts; and (iii) Demands over 300 KW without contracts.

It also establishes certain restrictions to the commercialization of electricity, and implements the Energy Plus service, which consist in the offering of additional generation availability by the generating agents. These measures imply the following:

-               Hydroelectric and thermal generators without fuel contracts are not allowed to execute any new contract.

-               Large Users with a demand over 300 KW will be only allowed to contract their energy demand in the forward market for the electrical consumption made during the year 2005 (“Base Demand”) with the thermoelectric plants existing in the WEM.

-               The new energy consumed by Large Users with a demand over 300 KW over the Base Demand must be contracted with new generation at a price freely negotiated between the parties (“Energy Plus”).

-               The New Agents joining the system must contract their whole demand under the Energy Plus service.

-                For the new generation plants to be included within the Energy Plus service, they must have fuel supply and transportation contracts.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 2: (Continuation)

Under such standard, CTG extended its generation capacity on 98.8 MWISO with the implementation of the generation unit LMS 100. CTG was the first WEM generator that provided the service of Energy Plus, for which executed several service agreements with Energy Plus that cover for the entire Net Effective Power of the extension with various agents from the MAT.

Together with the approval by the MPFIPYS of the profit margin presented by CTG through MPFIPyS Note No. 2495/08, the Energy Secretariat, by virtue of Notes No. 625/08, 2429/08 and 2495/08, authorized the CTG contracts for a total power of 98.0 MW.

If an Energy Plus client cannot meet the demand for energy assigned to it, the generator may purchase that energy in the Spot Market at the operating marginal cost.

CTG has current Power Availability Agreements in force with other generators, including TermoAndes S.A., Petrobras Arg. S.A. (for its Genelba and Ecoenergia plants), Generación Mediterránea S.A., Solalban Energía S.A., Generación Independencia S.A. and Centrales Térmicas Mendoza S.A., whereby it can purchase energy from those generators to support its contracts in case of unavailability of its LMS 100 unit. Thus, CTG substantially limits the contracts’ support risk in case of unavailability of the LMS 100 unit.

These contracts include an automatic call clause applicable by CAMMESA under certain market conditions, which takes into consideration the total or partial unavailability of the equipment to support 100% of the energy demanded by customers, the Operating Marginal Cost hourly price and the contract price. The purchase prices for the power subject-matter of the stated contracts range from US$ 64.60/MWh to US$ 65.50/MWh.

Furthermore, CTG has entered into power availability agreements with the above mentioned generating agents whereby CTG acts as the selling party, supporting generators in case of unavailability of their equipment. These agreements are ranked with a lower priority than Energy Plus contracts and relate to surplus energy (energy committed to the Energy Plus contracts which has not been demanded by customers).

The SE, through Note No. 567/07 and its amendments, has implemented the Surplus Demand Incremental Average Charge as the maximum price payable by Large Users (with a power consumption above 300 KW) for their Surplus Demand in case they do not have an Energy Plus Service Agreement in force. These values imply a cap in pesos on the sales price authorized Generators may offer to provide the Energy Plus service.

Currently these values are $ 450/MWh for GUMA and GUME and $ 550/MWh for GUDI. Considering these values and the U.S. dollar exchange rate, the surplus demand purchase cost for a Large User (GUMA, GUME and GUDI) is currently similar to the Energy Plus generation cost in U.S. dollars; therefore, as they are unable to lower their prices and reach these values, generators are losing contracts, as clients prefer not to renew them, thus obliging generators to sell their energy and power capacity in the spot market, with the resulting decline in income.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 2: (Continuation)

Finally, under that established in Art. 6 of Res. SE 482/15, and with the agreement of the generators of Energy Plus, the energy delivered to the spot market and the uncommitted power available in Energy Plus contracts in force in each period will be paid under the criteria established by Res. SE 482/15, being the cost of fuel provided by CAMMESA out of the transaction.

c.     Supply contracts WEM- Resolution SE No. 220/07

Aiming to modify the market conditions allowing for new investments to increase the generation offer, the SE passed Res. No. 220/07, which empowers CAMMESA to enter into “WEM Supply Commitment Agreements” with WEM generating agents for the energy produced with new generation equipment. They will be long-term agreements, and the price payable by CAMMESA should compensate the investment made by the agent at a rate of return accepted by the ES.

On November 1, 2011, CAMMESA granted to CTLLL the provisional commercial commissioning of the TV unit, and the combined cycle started to operate on a commercial basis. Electricity generated by TV may be sold pursuant to the Energy Plus Plan and through the WEM Supply Agreements executed by CAMMESA pursuant to SE Res. No. 220/07. Pursuant to the Addendum to the December 2010 Supply Agreement, during the first 3 years of the Supply Agreement all the power produced by the TV may be marketed thereunder.

On October 27, 2014, the Addendum to CTLL’s Supply Agreement was extended until the termination, in the year 2021, of the WEM Supply Agreement pursuant to SE Resolution No. 220/07 entered into with CAMMESA.

Pursuant to the agreement mentioned in subsection k), Central Térmica Piquirenda, owned by EGSSA (which makes up CTG´s assets after its merger with EGSSA and EGSSAH) was commissioned for commercial operation on May 3, 2011. On July 15, 2011, such company executed the WEM Supply Agreement pursuant to SE Res. No. 220/07. As from such date, the power produced is marketed in whole pursuant to the provisions of such agreement.

d.     Receivables from WEM generators

As of December 31, 2015 and December 31, 2014, the Company, through its generation subsidiaries, holds receivables with CAMMESA which, at nominal value, together with accrued interest, amount to a total $ 1.016 and $ 797.4 million, with an estimated recoverable value of $ 978 and $ 745.6 million, respectively. Below its integration are detailed.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 2: (Continuation)

a.       LVFVDs pursuant to SE Resolution No. 406/03 2004-2006. They have been assigned to FONINVEMEM in the amount of $ 53.6 million and $ 66 million including interest, and their estimated recoverable value amounts to $ 46.9 million and $ 54.8 million, respectively.

b.       LVFVDs pursuant to SE Resolution No. 406/03 2008-2011. They have been allocated to the “2014 Agreement” in the amount of $ 480.1 million and $ 408.5 million including interest, and their estimated recoverable value amounts to $ 480.1 million and $ 397.8 million, respectively.

c.       LVFVDs pursuant to SE Resolution No. 406/03 2012-2013 and SE Resolution No. 95/13. These have been allocated to the “2014 Agreement” in the amount of $ 403.3 million and $ 228.6 million including interest, and their estimated recoverable value amounts to $ 371.9 million and $ 198.8 million, respectively

d.       LVFVDs for Maintenance Remuneration in the amount of $ 79.1 million and $ 94.3 million, respectively, bound to cancel the funding approved by the SE previously authorized for maintenance work. They have been valued at their nominal value plus interest, net of advances received partial funding under CAMMESA detailed in note 20, except in the case of HIDISA and HINISA, which are subject to approval by the SE and, therefore, these Companies have decided to recognize this remuneration as income for the period in which the approval for the maintenance is verified, until reaching the amounts approved by the SE.

Regarding the 2015-2018 FONINVEMEM Resources, as at the date hereof generating subsidiaries have advanced in the study of projects seeking to obtain, with the prior SE approval, the automatic allocation of specific contributions which as of December 31, 2015 amount to $ 92,8 million. However, the change in administration in December 2015 prevented the execution of such agreements. Proceeds from the 2015-2018 FONINVEMEM Remuneration will be acknowledged as from the approval of the investment projects and the allocation of the specific contributions.

WEM Supply Commitment Agreements – SE Resolution No. 724/08

Pursuant to such resolution, on December 9, 2008 CTLL entered into a Master Agreement with the SE whereby it undertook to conduct an extension project for the closing of the combined cycle of its generation plant, which would be partially financed through the collection from CAMMESA of its LVFVDs accumulated between January 1, 2008 and December 31, 2010 corresponding to subsection c) of SE Res. No. 406/03, as well as the LVFVDs from other WEM generators wishing to assist in the project.

Furthermore, on April 14, 2009, CTLL entered into an Electric Power Supply Agreement with CAMMESA pursuant to such resolution and the Master Agreement.

During the months of May 2009 and June 2010, CTLL entered into several receivables assignment agreements with other WEM generators (including its subsidiaries HINISA, HIDISA, CTG and CPB) regarding their LVFVDs accumulated between January 1, 2008 and December 31, 2010.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 2: (Continuation)

Pursuant to such agreement, CTLL has collected from CAMMESA all receivables accrued during fiscal year 2008 and has entered into several assignments with other generators for a total amount of $ 51.2 million during 2010 and 2011.

Upon the breach by CAMMESA of the commitments undertaken under the Supply Agreement and the Master Agreement resulting from the lack of payment of the LVFVDs issued by CAMMESA to CTLL and the other generation agents expressing their decision to allocate their LVFVDs to the execution of CTLL's CC closing project, and after all administrative remedies had been exhausted, on June 28, 2013, CTLL brought a legal action to safeguard its rights.

During the month of April 2014, CPB applied all of the LVFVD accumulated between January 2008 and December 2010, including accrued interest, to cancel the loan with CAMMESA as detailed in Note 20 - CAMMESA Financing II.

Afterwards, CTLL filed a petition before the intervening Court requesting the suspension of judicial proceedings pursuant to the commitments undertaken under the 2014 Agreement to allow for the collection of the pending LVFVDs. On November 9, 2015, the Court granted a new suspension of the proceeding for a term of six months.

2008 – 2011 Agreement

On November 25, 2010, the power generation subsidiaries together with other generating agents executed the 2008 – 2011 Agreement, the main purposes of which were as follows: i) to permit the entry of new generation to meet the increase in the power and energy demand; (iii) to define a mechanism for the cancellation of the pending LVFVDs for the 2008 - 2011 period.

Pursuant to that and in order to perfect the 2008 - 2011 Agreement, on April 1, 2011, the Company and its generating subsidiaries entered into a new agreement with the SE whereby they undertook to conduct a project for the installation and expansion of a new power generation plant (Instrumentation Agreement). The project, which involved CTP, owned by EGSSA (which makes up CTG’s assets after the merger of both companies), would be developed in two stages, upon the completion of which the total installed power would amount to 45 MW.

The Instrumentation Agreement provided for the payment of the LVFVDs accrued in favor of the signatory generators during the 2008 – 2011 period and not included under SE Res. No. 724/08 up to a total amount which not exceed 30% of the project’s amount.

On October 17, 2011, CAMMESA submitted to the consideration of the SE the report drawn up by the Technical Group regarding the execution of the first stage of the project, concluding that the maximum value to be recognized for that stage pursuant to the Instrumentation Agreement amounts to US$ 8.1.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 2: (Continuation)

Upon the breach by CAMMESA of the commitments undertaken under the Instrumentation Agreement resulting from the failure to cancel the undersigned generators' LVFVDs for the 2008-2011 period not committed under SE Res. No. 724/08, which represented 30% of the amount of the investment made to execute the first stage of the project, and after all administrative remedies had been exhausted, on June 28, 2013, CTLL CPB, CTG and HIDISA brought a legal action in order to safeguard their rights.

The plaintiffs filed a petition before the intervening Court requesting the suspension of judicial proceedings pursuant to the commitments undertaken under the 2014 Agreement in order to allow for the collection of the pending LVFVDs. On September 23, 2015, the Court granted a new suspension of the proceeding for a term of six months.

Modification of the Final Agreement for the Readjustment of the WEM (the “Final Agreement”) – FONINVEMEM

SE Res. No. 1261/12 approved a 25 MW and 19.01 MW power increase in the amount of US$ 11.9 million and US$ 10.1 million plus VAT respectively for TMB and TJSM's plants, and authorized the amendment of the Final Agreement, in furtherance whereof two companies (TMB and TJSM) were organized, as well as the modification of the equity interests in said companies (funding for the works would be provided by generators and not by the National Government), among other modifications.

SE Note No. 5568/13 instructed CAMMESA to call for agents making up TMB and TJSM to turn the commitments taken on pursuant to SE Res. No. 1261/12 into irrevocable commitments pursuant to the terms of the Addendum to the Final Agreement included in said note.

The Addendum to the Final Agreement stipulates that generating agents should contribute their LVFVDs generated during the 2008-2011 period up to the amounts necessary to cover the amounts corresponding to the above-mentioned power expansion.

TMB and TJSM’s power-generating shareholders adhering to the call will receive an equity interest in said companies pro rata their respective LVFVDs’ participation in the whole capital allocated to the construction of the plants, including the investment necessary for power expansion.

As from the Addendums to the WEM Supply Agreements' effective dates, the 2008-2011 LVFVDs committed to the payment of additional power will be returned to participating generators, converted into U.S. dollars, upon actual payment of the additional power through the application of the 2004-2006 LVFVDs and in the same number of installments pending as from such Addendums' effective dates.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 2: (Continuation)

CTG, HIDISA, HINISA and CPB adhered to the call, and CAMMESA informed of such decision to the SE through Note B-84261-1. This note states that not all TMB and TJSM’s power-generating shareholders have adhered to the call, and, consequently, these companies would be entitled to a proportional increase over the non-adhering generators’ portion. However, as at the issuance hereof, no progress has been made in the implementation of the operations contemplated in SE Res. No. 1261/12.

Since the LVFVDs accrued in favor of the subsidiaries during the year 2011 were committed under the 2008-2011 Agreement, on September 30, 2013, subsidiaries CTG, HIDISA and HINISA offered CTLL to partially terminate the assignments of LVFVDs perfected pursuant to the applicable executed receivables assignment agreements, for up to the amounts committed pursuant to SE Resolution No. 1261/12 and SE Note No. 5568/13 which, as at the termination date, amounted to $ 8.1 million plus VAT, and the amounts resulting from the right to a proportional increase pursuant to the provisions of the generating companies’ Bylaws, and CTLL accepted the proposal.

New Generation Project. 2014 Thermal Generation Availability Increase Agreement.

On September 5, 2014, the Company, together with its generation subsidiaries (the “Generators”) executed  a new thermal generation availability increase agreement with the National Government through the application of LVFVDs and the generators’ own resources (the “2014 Agreement”).

Conditional upon the meeting of certain precedent conditions precedent, the 2014 Agreement provided for an enhanced generation capacity in CTLL’s Plant by incorporating two 8 MW each engine generators and one 105 MW high-efficiency gas turbine, with an estimated investment of $ 930 million (jointly, the “Project”).

The Project is funded by CAMMESA up to an amount equivalent to: i) the LVFVDs issued pursuant to SE Resolution No. 406/03 and not committed under other agreements; ii) the receivables from the Additional Remuneration to the Trust issued until December 31, 2015 pursuant to SE Resolution No. 95/13 and amendments (jointly, the “Receivables”); and well as with the contribution of CTLL’s own funds.

In order to guarantee that funds equivalent to the Receivables will be allocated to the Project’s execution, such funds will be transferred to a fund to be created by CAMMESA at the SE’ direction.

The SE will instruct CAMMESA to include the remuneration acknowledgeable for this new generation within the WEM’s economic transactions. In this sense, the remuneration for power equivalent to the percentage representing the amount of the Receivables to be allocated to the Project by Generators over the total funds destined to the Project will be remunerated pursuant to SE Resolution No. 95/13 and amendments. In turn, the remuneration for power equivalent to the percentage representing CTLL’s own contributions additional to the Receivables over the whole funds allotted to the Project will be remunerated through a WEM Supply Commitment Agreement pursuant to SE Resolution No. 220/07.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 2: (Continuation)

On October 27, 2014, Generators and the SE entered into a Supplementary Agreement setting forth the specific conditions applicable to the Project’s execution. The most important aspects of the agreement are indicated below:

•         The subscription of a Financing and Assignment of Secured Receivables Agreement with CAMMESA that would allow the financing of the Project’s works (the “Financing”). The financing will be cancelled, at CTLL’s option, through a cash payment or through the offsetting with receivables.

•         The LVFVDs committed by generators to CTLL’s CC Closing Project and to CTP’s project outstanding as at the date hereof (hereinafter, the “Outstanding LVFVDs”) will be considered CTLL’s own capital in order to determine the power to be remunerated under the WEM Supply Agreement pursuant to SE Resolution No. 220/07.

•         The execution of an Addendum to CTP’s WEM Supply Agreement aiming to exclude the second stage of the project, which involved that plant in the framework the 2008-2011 Agreement.

•         The suspension of all brought legal actions seeking the collection of the outstanding LVFVDs for a term of six months, which will be automatically renewable. Once they have been wholly cancelled, these legal actions will be waived.

Based on the commitments undertaken pursuant to the 2014 Agreement, and as the Financing will be secured with receivables from subsidiaries and a final cancellation is foreseen, at CTLL's option, either in cash or by its offset with Receivables, on November 26, 2014, CTLL entered into new Receivables Assignment Agreements with CPB, CTG, HINISA and HIDISA involving their LVFVDs for their allocation to the Project. SE No. 406/03 for the 2008-2013 period and LVFVDs issued as Additional Remuneration to be allocated to the Trust pursuant to SE Resolution No. 95/13 and amendments for the 2013-2015 period, plus interest.

In all cases, the assignment of receivables will be conditional upon the actual cancellation of the Financing between CTLL and CAMMESA, after which CTLL will cancel all balances with counterparties under the terms and conditions of each specific agreement.

On December 1, 2014, CTLL entered into the Financing and Assignment of Secured Receivables Agreement with CAMMESA in order to obtain the financing for the Project pursuant to the 2014 Agreement and the Supplementary Agreement.

On December 3, 2014, CTLL entered into an Equipment Supply Agreement and an agreement for the building of a new electric generation plant on a turnkey basis to install a 105 MW high-efficiency gas turbine.

Furthermore, on September 18, 2015, CTLL entered into the necessary agreements for the installation of the MAN engines with ManDiesel & Turbo and with Empresa Walter Rittner S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 2: (Continuation)

As at the issuance hereof, CTLL has received financial advances in the amount of $ 735.7 million pursuant to the Financing and Receivables Security Assignment Agreement.

2015 - 2018 Agreement for the Management and Operation of Projects, Thermal Generation Availability Increase and Adjustment of the Generation Remuneration

On July 2, 2015, the Company and its power generation subsidiaries entered into the "2015 - 2018 Agreement for the Management and Operation of Projects, Thermal Generation Availability Increase and Adjustment of the Generation Remuneration" (the "2015-2018 Agreement"). The 2015-2018 Agreement aims to expand SADI's installed capacity through the execution of new generation projects to be financed with: (i) the LVFVDs resulting from the application of SE Resolution No. 406/03 and not committed under other agreements; (ii) the charges for the Additional Remuneration committed to the Trust; (iii) a new  charge to be accrued in favor of generating agents executing the 2015-2018 Agreement, which will be regulated by the SE (the “2015 -2018 FONINVEMEM Resources”) (in this respect, items (i), (ii) and (iii) will make up the “Committed Receivables”), and (iv) possibly, the generating agents and/or the National Government's Additional Contributions.

In the case of the Additional Remuneration committed to the Trust and the 2015 -2018 FONINVEMEM Resources, all amounts accrued and to be accrued between February 2015 - December 2018 period (and not committed under other agreements) will be bound.

Any possible Additional Contributions to the Committed Receivables will be repaid through the execution of a supply agreement with the new power plants' MEM as from the commercial commissioning of each new Project. The remuneration for the power capacity equivalent to the percentage of the Committed Receivables allocated by the generator to the Project over the whole funds destined to the Project will be determined pursuant to the scheme provided by SE Resolution No. 95/13 as amended by SE Resolution No. 529/14 and SE Resolution No. 482/15 or any other provision superseding it.

The National Government's shareholding in the Project will be equivalent to the whole allotted funds less the percentage corresponding to the Committed Receivables and each generator's Additional Contributions over the whole allotted funds. Power generation companies will have an equity interest equivalent to the whole funds allotted to the Project less the National Government's shareholding.

Even though the Company and its generation subsidiaries have entered into the 2015-2018 Agreement and made progress in the study of the projects executable under such scheme —consisting of the expansion of CTLL's generation installed capacity through the installation of a new high-efficiency TG (105 MW) and investments in renewable energies— the change in administration in December 2015 prevented the company from entering into the specific project execution agreements.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 2: (Continuation)

2.2 Transmission

In order to regularize the remuneration adjustment effective a from December 1, 2010, on May 13, 2013 and on May 20, 2013, Transener and Transba, respectively, entered into a Renewal Agreement of the Instrumental Agreement (“Renewal Agreement”) with the SE and the ENRE, which will be effective until December 31, 2015 and which set forth as follows:

i)      the recognition of receivables by Transener and Transba resulting from cost variations during the December 2010 – December 2012 period, calculated through the Cost variation index of Memorandum of Agreement (IVC),

ii)     a mechanism for the payment of outstanding positive balances of Addendum II and those determined in the previous subsection, during the year 2013;

iii)   a procedure for the automatic update, and payment, of resulting cost variations following the sequence of the semesters already elapsed from January 1, 2013 to December 31, 2015.

iv)   the execution of a new Addendum with CAMMESA including the amount of the generated receivables and the applicable interest until their actual cancellation.

Under the Renewal Agreement it was established a Cash Flow and an Investment Plan which Transener and Transba will execute during 2013 and 2014, taking into consideration the reception of the disbursements pursuant to the Addenda to be signed. In all cases, the Cash Flow and the Investment Plan will be aligned with Transener and Transba’s earning in each period.

The Investment Plan set forth in the Renewal Agreement estimates investments under the stated conditions for the years 2013 and 2014 amounting to approximately $ 286 million and $ 207 million, respectively, for Transener; and to $ 113 million and $ 100 million for Transba, respectively.

Lastly, the Renewal Agreement stablished that in case they are not renewed, as from January 1, 2016 CAMMESA will consider the values set forth by ENRE Resolutions No. 327/08 and 328/08 as remuneration for the services rendered by Transener and Transba, with the application of Section 4.2 of the Agreements, determined by the ENRE in the Instrumental Agreements and the Renewal Agreements.

In order to execute the Third CAMMESA Loan Extension, Transener and Transba have dismissed their filed legal actions regarding performance of the commitments undertaken in the Agreements and the Instrumental Agreements as at the date hereof. In case of breach of the commitments undertaken in the Agreements, the Instrumental Agreements and the Renewal Agreements, Transener and Transba will be entitled to resume and/or restart any actions deemed appropriate in furtherance thereof.

On October 25, 2013, Transba entered into an extension of the financing agreement (Addendum III) with CAMMESA, which stipulated as follows: i) the granting to Transba of a new loan in the amount of $ 324.8 million corresponding to receivables acknowledged by the SE and the ENRE on account of cost variations for the December, 2010- December, 2012 period; and iii) the assignment as collateral of the receivables on account of higher costs as at December 31, 2012 pursuant to the Renewal Agreement and the Agreement in order to pay off the amounts collectable for the application of the new agreed extensions.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 2: (Continuation)

Furthermore, on February 14, 2014 Transener entered into Addendum III with CAMMESA, which stipulated as follows: i) the granting to Transener of a new loan in the amount of $ 785.8 million corresponding to receivables acknowledged by the SE and the ENRE on account of cost variations for the December, 2010-December, 2012 period; and iii) the assignment as collateral of receivables on account of higher costs as at December 31, 2012 pursuant to the Renewal Agreement in order to pay off the amounts collectable for the application of the new agreed extensions.

Furthermore, on September 2, 2014, Transener and Transba executed with CAMMESA the Mutuum (Loan) Contracts for the implementation of the 2013 and 2014 Renewal Agreements (the “New Mutuum Contracts”), which stipulated as follows: i) that the Mutuum Contracts, together with their Addendums I, II and III timely executed with CAMMESA, would be deemed duly performed; ii) the granting to Transener and Transba of a new loan in the amount of $ 622.2 million and $ 240.7 million corresponding to receivables acknowledged by the SE and the ENRE on account of cost variations for the January 2013-May 2014 period; and iii) the assignment as collateral of the receivables recognized on account of higher costs as at May 31, 2014 pursuant to the Renewal Agreement in order to pay off the amounts collectable for the application of the executed New Mutuum Contracts.

On March 17, 2015 Transener and Transba executed with CAMMESA Addenda to the Mutuum (Loan) Contracts (New Addenda), by which it was agreed to grant new loans in the amounts of $ 563.6 million and $ 178.3 million to Transener and Transba, respectively, corresponding to: i) the outstanding of the Mutuum (Loan) Contracts as of January 30, 2015; and ii) receivables acknowledged by the SE and the ENRE on account of cost variations for the June 2014-November 2014 period. In addition, the assignment as collateral of the receivables recognized on account of higher costs as at November 30, 2014 pursuant to the Instrumental Renewal Agreement in order to cancel the amounts to be received by application of New Addenda signed.

On September 17, 2015, Transener and Transba entered into Addenda to the Renewal Agreements with the SE and ENRE approving the 2015 Economic and Financial Projection; providing for an investment plan for the year 2015 in the amount of $ 431.9 million and $ 186.6 million for Transener and Transba, respectively, and granting additional non-reimbursable resources for the execution of such investment plan.

 On November 25, 2015, Transener and Transba executed the new Loan Agreements (the New Agreements) with CAMMESA stipulating the granting of financing in the amount of $ 508,9 million and $ 317.6 million to Transener and Transba, respectively, corresponding to: i) credit claims acknowledged by the SE and the ENRE for cost variations during the December 2014-May 2015 period; and ii) amounts corresponding to Additional Investments provided for in the Addendums to the Renewal Agreements. Additionally, the assignment as security of credit claims for increased costs as of May 31, 2015 was agreed pursuant to the Instrumental Agreement's Renewal Agreement with the purpose of paying off the amounts receivable within the scope of all the new executed Loan Agreements.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 2: (Continuation)

As of December 31, 2015, the results generated by the recognition of costs by the SE and the ENRE up to the amounts collected through mutual contracts have been accounted for in Transener and Transba’s financial statements. Consequently, Transener has recorded revenues from sales amounting to $ 908.1 million and $ 601.5 million, as well as accrued interest for $ 139.5 million and $ 200.9 million for the year ended December 31, 2015 and 2014, respectively. Likewise, Transba has disclosed revenues from sales amounting to $ 418.1 million and $ 248.5 million, and interest income amounting to $ 36.9 million and $ 80.5 million for the same periods, respectively. Liabilities for all disbursements received have been cancelled through the cession of receivables recognized for higher costs, pursuant to the Agreement and the Renewal Agreement.

2.3 Distribution

Edenor is subject to the regulatory framework provided under Law No. 24,065 and the regulations issued by the ENRE.

The ENRE is empowered to approve and control tariffs, and control the quality levels of the technical product and service, the commercial service and the compliance with public safety regulations, as provided for in the Concession Agreement. If the Distribution Company fails to comply with the obligations assumed, the ENRE will be entitled to apply the penalties stipulated in the Concession Agreement.

The Distribution Company’s obligations are, among others, to make the necessary investments and carry out the necessary maintenance works in order to ensure that the quality levels established for the provision of the service in the concession area will be complied with and that electricity supply and availability will be sufficient to meet the demand in due time, securing the sources of supply.

If Edenor repeatedly fails to comply with the obligations assumed in the Concession Agreement, the grantor of the concession will be entitled to foreclose on the collateral granted by the majority shareholders by means of the pledge of the Class A shares and sell them in a public bid. This, however, will not affect the continuity of the Holder of the concession. This situation may also occur if after the publication of the electricity rate schedule resulting from the RTI, EDENOR shareholders representing at least two thirds of the share capital, and/or the former Company shareholders do not submit their waivers to the rights to claim or abandon the actions filed as a consequence of Law 25,561, which in part depends on the decisions of third parties. At the date of issuance of these financial statements, there have been no events of non-compliance by the Company that could be regarded as included within the scope of this situation.

Furthermore, the Concession Agreement may be rescinded in the event of the Distribution Company undergoing bankruptcy proceedings. Additionally, if the Grantor of the Concession fails to discharge his obligations in such a manner that the Distribution Company is prevented from providing the service or the service is severely affected on a permanent basis, the Distribution Company may request, after demanding the regularization of such situation in a term of 90 days, that the agreement be rescinded.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 2: (Continuation)

2.3.1 Electricity rate situation

2.3.1.1 Adjustment Agreement entered into between Edenor and the Federal Government

On September 21, 2005, Edenor entered into an Adjustment Agreement within the framework of the process of renegotiation of the Concession Agreement set forth in Law No. 25,561 and supplementary regulations, which was ratified on February 13, 2006.

The Adjustment Agreement provides for the following:

i)         The implementation of a RTT effective as from November 1, 2005, including a 23% average increase in the distribution margin, which may not result in an increase in the average rate of more than 15%, and an additional 5% average increase in the distribution added value, allocated to certain specified capital expenditures;

ii)       The requirement that during the term of said temporary tariff structure, dividend payment be subject to the approval of the regulatory authority;

iii)      The establishment of a “social tariff” for the needy and the levels of quality of the service to be rendered;

iv)     The suspension of the claims and legal actions filed by the Company and its shareholders in national or foreign courts due to the effects caused by the Economic Emergency Law;

v)       The carrying out of a RTI which will result in a new tariff structure that will go into effect on a gradual basis and remain in effect for the following 5 years. In accordance with the provisions of Law No. 24,065, the ENRE will be in charge of such review;

vi)     The implementation of a minimum investment plan in the electric network for an amount of $ 178.8 million to be fulfilled by the Company during 2006, plus an additional investment of $ 25.5 million should it be required;

vii)    The adjustment of the penalties imposed by the ENRE that are payable to customers by way of discounts, which were notified by such regulatory agency prior to January 6, 2002 as well as of those that have been notified, or whose cause or origin has arisen in the period between January 6, 2002 and the date on which the Adjustment Agreement goes into effect through the date on which they are effectively paid, using, for such purpose, the average increase recorded in the Company’s distribution costs as a result of the increases and adjustments granted at each date;

viii)  The waiver of the penalties imposed by the ENRE that are payable to the National State, which have been notified, or their cause or origin has arisen in the period between January 6, 2002 and the date on which the Adjustment Agreement goes into effect.

The payment term of the penalties imposed by the ENRE, which are described in paragraph vii above, is 180 days after the approval of the RTI in fourteen semiannual installments, which represent approximately two-thirds of the penalties imposed by the ENRE before January 6, 2002 as well as of those that have been notified, or whose cause or origin has arisen in the period between January 6, 2002 and the date on which the Adjustment Agreement goes into effect, subject to compliance with certain requirements.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 2: (Continuation)

Said agreement was ratified by the Federal Executive Power by means of executive order No. 1,957/06, signed by the President of Argentina on December 28, 2006 and published in the Official Gazette on January 8, 2007.  The aforementioned agreement stipulates the terms and conditions that, upon compliance with the other procedures required by the regulations, will be the fundamental basis of the Comprehensive Renegotiation of the Concession Agreement of the public service of electric power distribution and sale within the federal jurisdiction, between the Federal Executive Power and the holder of the concession.

Additionally, on February 5, 2007 the Official Gazette published ENRE Resolution No. 51/07 which approves the electricity rate schedule resulting from the RTT, applicable to consumption recorded as from February 1, 2007. This document provided for the following:

i.         A 23% average increase in distribution costs, service connection costs and service reconnection costs in effect, except for the residential tariffs;

ii.        An additional 5% average increase in distribution costs, to be applied to the execution of the works and infrastructure plan detailed in the Adjustment Agreement;

iii.      Implementation of the MMC set forth in the Adjustment Agreement, which for the six-month period commenced November 1, 2005 and ended April 30, 2006, shows a percentage of 8.032%. This percentage would be applied to non-residential consumption recorded from May 1, 2006 through January 31, 2007;

iv.      Invoicing in 55 equal and consecutive monthly installments of the differences arising from the application of the new electricity rate schedule for non-residential consumption recorded from November 1, 2005 through January 31, 2007 (paragraphs i) and ii) above) and from May 1, 2006 through January 31, 2007 (paragraph iii) above);

v.       Invoicing of the differences corresponding to deviations between foreseen physical transactions and those effectively carried out and of other concepts associated with the MEM, such as the Specific fee payable for the Expansion of the Network, Transportation and Others;

vi.      Presentation, within a period of 45 calendar days from the issuance of this resolution, of an adjusted annual investment plan, in physical and monetary values, in compliance with the requirements of the Adjustment Agreement.

Res. SE No. 434/2007 provided, among other things, that the obligations and commitments set forth in section 22 of the Adjustment Agreement be extended until the date on which the electricity rate schedule resulting from the RTI goes into effect, allowing the Company and its shareholders to resume the legal actions suspended as a consequence of the Adjustment Agreement if the new electricity rate schedule does not go into effect.

2.3.1.2 RTI

On July 30, 2008, the SE issued Resolution No. 865/08 which modified Resolution No. 434/07 and provided that the electricity rate schedule resulting from the RTI would go into effect in February 2009, which, due to the non-compliance therewith, has been resumed as from the issuance of Resolution No. 7 of the MEyM.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 2: (Continuation)

The ENRE began the Tariff Structure Review Process with the issuance of Resolution No. 467/08. On November 12, 2009, Edenor made its revenue request presentation for the new period, which included the grounds and criteria based on which the request was made. As from that moment, Edenor made successive and reiterated presentations aimed at ending the aforementioned process as well as obtaining the new electricity rate schedule, filing a Preliminary Administrative Action before the Ministry of Federal Planning, Public Investment and Services in March 2012 and a petition for the immediate resolution thereof in October 2012. In Edenor’s opinion, this claim has come to an end due to the issuance of SE Resolution No. 250/13 dated May 2013.

Additionally, in June 2013, Edenor filed a complaint against the Federal Government claiming full compliance with the Adjustment Agreement and compensation for damages due to the non-compliance with the commitments stipulated therein. The complaint was amended so as to extend it in November 2013.

On December 4, 2015, Edenor requested the suspension of the procedural time-limits under the terms of section 157 of the Federal Code of Civil and Commercial Procedure, in accordance with the provisions of SE Resolution No. 32/15, and reiterated the request on February 16, 2016 due to the revocation of SE Resolution No. 32/15, as indicated below.

By means of MEyM Resolution No. 7/16, SE Resolution No. 32/15 was repealed and the ENRE was instructed to adopt measures, within its field of competence, to finish the RTI so that the rates resulting therefrom will come into effect before December 31, 2016.

Although in the last years, the Grantor of the Concession adopted palliative measures to allow for the operations to continue, such measures were partial and considered neither all the variables nor the essential elements of the rights and obligations deriving from the Concession Agreement.

In Edenor’s opinion, the RTI must include, in addition to the definitive Electricity Rate Schedules, a review of costs, the required quality levels and other rights and obligations that would lead to an updated Concession Agreement, which, in turn, must provide for the definitive treatment to be given to all those issues, about which a decision is still pending, resulting from the non-compliance with the Adjustment Agreement, including the remaining balances and other effects caused by the partial measures adopted.

These issues include, among other, the following:

i.         The treatment to be given to the remaining balances received for the fulfillment of the Investment plan through the Loans for consumption (Mutuums) granted to cover the insufficiency of the funds deriving from the FOCEDE,

ii.        The conditions for the settlement of the balance outstanding with CAMMESA at the date of issuance of Resolution 32/15, for which purpose Edenor has submitted a payment plan,

iii.      The treatment to be given to the Penalties and Discounts determined prior and subsequent to the Adjustment Agreement.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

 NOTE 2: (Continuation)

The Penalties and Discounts are determined by the ENRE when Edenor fails to comply with certain quality parameters stipulated in the Concession Agreement. The non-compliance with those parameters is indirectly caused by the insufficiency of the necessary funds to be allocated to the investments that would allow for the maintenance of the initially agreed-upon quality levels, due to the lack of a timely and proper adjustment of the Electricity Rate Schedule. In Edenor’s opinion the generation and accumulation of unpaid balances for this concept are not attributable to the Distribution Company inasmuch as the inaction and discretionary decisions of the Grantor of the Concession in the past have led to the deterioration of Edenor’s economic and financial equation, thus preventing it from complying with its basic and elemental obligations for the provision of the public service.

iv.      The establishment, on a mutually agreed basis, of new quality levels and a system of Penalties and Discounts that provides for an adequate transition period for the effective application of the new conditions,

v.       The termination and liquidation of the FOCEDE in order to reach an agreement on the treatment to be given to the obligations assumed by the Fund and the transfer thereof to the trustee and beneficiary.

2.3.1.3 Electricity rate schedules

The SE issued Resolution No. 1.169/08 which approved the new seasonal reference prices of power and energy in the WEM. Consequently, the ENRE issued Resolution No. 628/08 which approved the values of the electricity rate schedule to be applied as from October 1, 2008. The aforementioned electricity rate schedule included the transfer of the increase in the seasonal energy price to tariffs, with the aim of reducing Federal Government grants to the electricity sector, without increasing Edenor’s distribution added value.

The purpose of the PUREE created by SE Resolution No. 415/04, is to work on the demand for electricity, promoting energy savings so as to generate surpluses that may be used by those users, like industries, whose energy needs increase as a consequence of the growth in the level of the economic activity.

As in previous years, SE Resolution No. 1,037/07, ratified by SE Note No. 1,383/08, continued to produce effects. The aforementioned resolution modified the earmarking of the funds resulting from the application of the PUREE, being it possible to deduct therefrom the amounts paid by Edenor as Company as Quarterly Adjustment Coefficient (“CAT”) implemented by Section 1 of Law No. 25,957, to calculate the total value of the FNEE.

By means of MEyM Resolutions Nos. 6/16 and 7/16, as from February 1, 2016 the current electricity rate schedule of Distribution companies is readjusted within the framework of the RTT, which is not an electricity rate schedule resulting from the RTI process but rather the adaptation of the existing one to the semiannual readjustment that was pending.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 2: (Continuation)

2.3.1.4 Resolution MEyM No. 6/16 – Seasonal reference prices

By means of MEyM Resolution No. 6/16 the WEM summer quarterly rescheduling relating to the February 1-April 30, 2016 period is carried out.

The seasonal reference prices fixed by the aforementioned resolution are as follow:

-          Power: $ 1,427.60/MW month

-          Energy: $ 773.02/Mwh, $ 768.72/Mwh, $ 763.89/Mwh, in peak hours, other hours and off-peak hours, respectively.

With regard to residential utility customers, who are beneficiaries of the social tariff, the prices are as follow:

-          Monthly consumption of up to 150 Kwh/month. $ 0,00 / Mwh.

-          Monthly consumption exceeding 150 kwh/month:

              i.            If it is equal to or lower than the consumption recorded in the same month of 2015, the reference prices will be $ 31.39/Mwh, $ 27.09/Mwh, $ 22.26/Mwh, in peak hours, other hours and off-peak hours, respectively.

            ii.            If it is higher the consumption recorded in the same month of 2015, the reference prices will be $ 312.39 /Mwh, $ 317.09/Mwh, $ 312.26/Mwh, in peak hours, other hours and off-peak hours, respectively.

These are the prices which, together with those for power, are to be applied to the respective electricity rate schedules.

2.3.1.5 Resolution MEyM No. 7/16 and its effects

By MEyM Resolution No. 7/16 the Regulatory Authority for the ENRE is instructed to adjust, the distribution added value in electricity rate schedules, on account of the RTI, and to take all the necessary steps to carry out the RTI before December 31, 2016.

Furthermore, the aforementioned resolution provided for: (i) the cancellation of the PUREE (Note 2.3.16); (ii) the revocation of Energy Secretariat Resolution 32/15 as from the date on which ENRE Resolution that implements the electricity rate schedule comes into effect (Note 2.1.3.4 and 2.3.1.9); (iii) the suspension until further instruction of all the effects of the loans for consumption (mutuums) agreements entered into by and between the distribution companies and CAMMESA (Note 2.3.1.8); (iv) the implementation of the necessary actions to end the trusts created by ENRE Resolution No. 347/2012 (Note 2.3.1.7); (v) the restriction on the distribution of dividends in accordance with the provisions of clause 7.4 of the Adjustment Agreement.

2.3.1.6 PUREE - MMC

On May 7, 2013, the SE issued Resolution No. 250/13 and subsequent notes, whereby it:

  Authorized the values of the adjustments resulting from the MMC for the period May 2007 through January 2015, determined in accordance with Section 4.2 of the Adjustment Agreement, but without initiating the review process contemplated in the event of variations exceeding 5%.

  Assessed the Company’s debt as of December 31, 2015 deriving from the application of the PUREE for the period May 2007 through January 2015.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 2: (Continuation)

  Authorized Edenor offset until December 2014 the debt indicated in paragraph ii) against and up to the amount of the receivables established in paragraph i), including interest, if any, on both amounts.

  Instructed CAMMESA to issue LVFVD for the MMC surplus amounts after the offsetting process indicated in paragraph iii) has been carried out.

  Authorized CAMMESA to receive LVFVD as part payment for the past due debts deriving from the economic transactions of the WEM.

  Instructed the Company to assign the credits from the surplus LVFVD, if there were any, after having complied with that established in the preceding paragraph, to the trust created under the terms of ENRE Resolution No. 347/12 (FOCEDE).

The SE, if deemed timely and suitable, may extend, either totally or partially, the application of the aforementioned resolution and amplifying note pursuant to the information provided by the ENRE and CAMMESA. In this regard, on November 6, 2013, October 9, 2014 and December 18, 2014 it issued SE Notes No. 6,852/13, 4,012/14, 486/14 and 1,136/14 respectively.

Additionally, and in accordance with sections 8 and 9 of SE Resolution No. 250/2013 –which recognize the Company’s right to apply to the payment of its debts with the MEM the amount receivable deriving from the MMC for economic transactions, with charge to the Unified Fund– Edenor transferred in lieu of payment the trade liability it has with CAMMESA for energy purchases by applying the balance of the MMC receivable recognized by the ENRE, but not offset, in the periods covered by SE Resolution No. 250 and the extensions thereof.

The impacts of SE Resolution 250/13 and subsequent Notes on the statement of financial position are summarized below (in thousands of pesos):

	2013	2014	2015	Total
Other receivables - MMC	2,978,582	2,271,927	186,596	5,437,105
Other receivables - net interest MMC - PUREE	197,510	157,786	(309)	354,987
Other payables - PUREE	(1,661,105)	(574,010)	10,619	(2,224,496)
Trade payables - CAMMESA	(1,152,266)	(2,218,424)	(196,906)	(3,567,596)
	362,721	(362,721)	-	-

Furthermore, in November 2015, the SE issued Notes No. 2.097 and 2.157, which ordered the application of the MMC percentages of 6.20% and 9.05% as from May 1 and November 1, 2015, respectively.

As of December 31, 2015, Edenor recognized a total of $ 364.9 million for the aforementioned concept.

Pursuant to MEyM Resolution No. 7/16, as from February 1, 2016 the PUREE is cancelled and the Stimulus Plan (a system that rewards energy-saving efforts and results in a reduction of the previously mentioned wholesale electricity seasonal price), comes into effect.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 2: (Continuation)

2.3.1.7 ENRE Resolution No. 347/12

On November 23, 2012, the ENRE issued Resolution 347 pursuant to which distribution companies were authorized, as from the issuance thereof, to include in the bills a fixed amount for small-demand (T1) customers and a variable amount for medium and large-demand (T2 and T3) customers, to be calculated on a percentage of power charges. Such amounts, which are clearly indicated in the bills sent to customers, constitute a special account, which is managed by a Trust, to be exclusively used for the execution of distribution infrastructure works and corrective maintenance of each distribution company’s facilities. This Trust will be administered by an Implementation Committee comprised of 5 members: 1 from the MEyFP, 2 from the MPFIPyS, 1 from CAMMESA and 1 from the ENRE.

As established in such Resolution, on November 29, 2012, Edenor, in its capacity as trustor, and Nación Fideicomisos S.A., as trustee, entered into a private Financial and Management Trust Agreement, whereby the Company, as settlor of the trust, agreed to assign and transfer to the Trustee the fixed amounts set forth by Resolution ENRE No. 347 that are effectively collected, which will constitute the trust assets. Such agreement was ratified and approved by Edenor Board of Directors on December 11, 2012.

On December 18, 2012, the Company and Nación Fideicomisos S.A., signed the respective Operating Manual, whose purpose is to implement, standardize, and enable the collection and management of the trust assets. On that date, the Company Board of Directors approved the Operating Manual and appointed its attorneys-in-fact to represent the Company before Nación Fideicomisos S.A. in issues related to the Trust and its Operating Manual.

On July 4, 2013, Edenor and Nación Fideicomisos S.A. signed an Addendum to the private Financial and Management Trust Agreement entered into by the parties on November 29, 2012.

In the aforementioned Addendum it is agreed that Nación Fideicomisos S.A., in its capacity as trustee, will issue VRD to be offered to the market, in accordance with the public offering system authorized by the CNV, for a nominal value of up to $ 312.5 million. The proceeds will be used to pay Edenor’s investment plan.

On July 4, 2013, VRDs for $ 250 million were issued through a private placement. A subsequent public offering of these debt securities, with the possibility of being paid-in in kind is estimated. The VRD will accrue interest at the Private Badlar rate plus a spread of 4% and will be amortized in 5 years with increasing installments.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 2: (Continuation)

In this regard, said agreement stipulates that payment obligations under the VRD will be solely and exclusively the obligations of Nación Fideicomisos S.A. (to the extent that the trust assets are sufficient) and will not imply in any way whatsoever any guarantee or recourse against the Company, which in no case will be liable for the non-payment, whether total or partial, of any amount owed under the VRD or any other concept contemplated by the trust agreement duly signed. Moreover, and in view of the fact that up to now the only income of the trust derives from Edenor’s contributions and, also, that the VRD have accrued interest that will have to be paid by the trust assets, Edenor has decided to record a provision for an amount equivalent to the trust’s net financial charges, which has been recorded as other payables and charged to other operating expense.

Additionally, on January 3, 2014, by Resolution No. 3/2014 of the MPFIPyS, it was established that the investments to be made with the funds of the FOCEDE will be decided by the Management Control and Coordination Undersecretariat, which will provide the necessary instructions for the carrying out of the works and investments under the FOCEDE to the Implementation Committee of the trust created by ENRE Resolution No. 347/12 as well as to electricity distribution companies Edenor and Edesur.

By Resolution No. 266/14 dated January 24, 2014, a technical commission to participate and give advice to the Management Control and Coordination Undersecretariat on technical and economic matters as well as on other issues relating to the investments to be made with the FOCEDE funds was created. This commission will be comprised of one representative of the ENRE, one representative of the SE, one representative of the Public Works Secretariat, both under the authority of the MPFIPyS. The Economy and MEyFP and the National Comptroller’s Office will also be invited to participate.

In this regard, by Resolution No. 2 dated January 29, 2016, the ENRE resolved to discontinue as of January 31, 2016 the current trust mechanism for the management of the funds resulting from the application of ENRE Resolution No. 347/12, and instructed Edenor to open a checking account for the deposit of the funds that will be received as from February 1, 2016 from the application of the fixed amount to afford the investments approved by the ENRE. Additionally, the Company is required to submit to the ENRE a works plan, identifying which works of such plan will be financed with the funds received.

By MEyM Resolution No. 7/2016, the SE is instructed to direct the Execution Committee of the Trusts to discontinue the transfers of resources to Edenor, in the name and to the order of the Unified Fund of Law No. 24,065, as well as to adopt the necessary measures to terminate the Trusts.

At the date of issuance of these financial statements, Edenor is taking steps aimed at the termination of the trust and the transfer of the remaining trust assets. .

2.3.1.8 Loans for consumption (mutuums) and assignments of secured receivables

Due to the delay in obtaining the RTI, which will make it possible to restore the economic and financial equation of the concession, Edenor lacks the necessary conditions to come to the financial market to make up the deficit of both its operations and the investment plans necessary to maintain the quality of the service, object of the concession. In order to deal with this situation, Edenor has obtained from the Federal Government a series of measures such as the issuance of ENRE Resolution No. 347/12 (Note 2.3.1.7) and SE Resolution 250 (Note 2.3.1.6), and the granting of loans for consumption (mutuums) to help it cope with its cash needs for specific purposes.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 2: (Continuation)

The obligations deriving from this assistance are classified as other payables and the related costs as financial expenses, due to both the fact that they result from the lack of adjustment of the Electricity Rate Schedule, which depends exclusively on the Federal Government’s resolution, and the fact that such assistance has been granted under these special circumstances. Therefore, such obligations do not constitute financing decisions made by Edenor in the ordinary course of business.

As instructed by MEyM Resolution No. 7/16, as from February 1, 2016 CAMMESA shall suspend -until further notice- all the effects of the loans for consumption (mutuums) agreements entered into, as well as the transfers of resources to Distribution companies on behalf and to the order of the FOCEDE. As previously mentioned, the new works plan will be exclusively financed with the funds collected from customers.

The loans for consumption (mutuums) granted up to December 31, 2015 are detailed below:

1) Extraordinary Investment Plan - Temporary insufficiency of the revenue deriving from the FOCEDE

Due to the measures adopted by the MPFIPYS and the fact that the funds of the FOCEDE were insufficient to cover the estimated disbursements under the investment plan, Edenor has requested of the respective authorities that it be provided with funding assistance, which has been called Extraordinary Investment Plan.

Consequently, on September 26, 2014, the SE, by Resolution No. 65/14, instructed CAMMESA to enter into a Loan for consumption (Mutuum) and assignment of secured receivables agreement with the Company for a total of $ 500 million to cover the Extraordinary Investment Plan as a consequence of the temporary insufficiency of the revenue deriving from Resolution ENRE No. 347/12, mentioned in caption 2.3.1.5 of this note. The aforementioned agreement was entered into on September 30, 2014. On December 18, 2014, said agreement was extended, as instructed by the SE to CAMMESA, for an additional amount of $ 159.4 million.

In the current fiscal year, the loan for consumption (mutuum) agreement was extended, as instructed by the SE to CAMMESA, for an additional amount of $ 2.2 billion.

As of December 31, 2015, the debt related to this concept amounts to $ 1.1 billion (comprised of $ 923.6 million principal and $ 176.2 million in accrued interest) which is disclosed in the other non-current payables account.

Furthermore, as security for the performance of the obligations assumed and the repayment of the funds granted, the Company agreed to assign and transfer in favor of CAMMESA, as from the end of the grace period that the SE will estipulate along with the methodology and terms for the reimbursement of the funds, the amounts receivable which the Company may have with the WEM up to the actual amount of the funds granted. At the date of issuance of these financial statements, Edenor does not have any amount receivable with the WEM.

2) Higher salary costs

On June 24, 2014, by Note No. 4012/14, the SE instructed CAMMESA to enter into a Loan for consumption (Mutuum) and assignment of secured receivables agreement with Edenor in order to pay the higher salary costs indicated in Note 6.2.2. The aforementioned agreement was entered into on July 10, 2014.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 2: (Continuation)

The agreement will would be guaranteed by Edenor with the assignment of the future surplus LVFVD to be issued, as a result of the application of SE Resolution No. 250/13, as described in Note 2.3.1.3. At the date of issuance of these financial statements, Edenor does not have any surplus LVFVD.

The aforementioned SE Resolution No. 32/15 (Note 2.3.1.9) resolves that LVFVD be issued in favor of the Company for the amounts generated by the salary increases deriving from the application of Resolution No. 836/14 of the Ministry of Labor, Employment and Social Security for whose payment the Company received this Loan for consumption (mutuum); allowing for the offsetting thereof against the outstanding balances for this concept. The LVFVD were issued on July 16, 2015.

In this regard, Edenor made the pertinent recordings, fully canceling the $524.7 million liability for this concept, thus generating a positive result of $ 495.4 million related to the principal received, which is disclosed in the “Recognition of income on account of the RTI – SE Resolution No. 32/15” line item of the statement of comprehensive income , and a positive result of $ 29.3 million, related to interest accrued, which is disclosed in the “Financial expenses” line item of the statement of comprehensive income .

2.3.1.9 Resolution 32/15

The SE issued SE Res. No. 32/15, whereby it:

i.           Grants a temporary increase in income to Edenor S.A. effective as from February 1, 2015, and on account of the RTI, in order for the Company to cover the expenses and afford the investments associated with the normal provision of the public service, object of the concession.

The additional income will arise from the difference between the “Theoretical electricity rate schedule” included in the resolution and the electricity rate schedule currently applied to each customer category, according to the ENRE’s calculations, which are to be informed to the SE and CAMMESA on a monthly basis. The above-mentioned funds will be contributed by the Federal Government and transferred to the Company by CAMMESA.

ii.          Provides that, as from February 1, 2015, the funds related to the PUREE to which SE Resolution No. 745/05 refers will be regarded as part of Edenor’s income on account of the RTI and earmarked to cover the higher costs of the provision of the public service, object of the concession.

iii.         Authorizes Edenor to offset, until January 31, 2015, the PUREE-related debts against and up to the amount of the MMC established receivables, including interest, if any, on both concepts.

iv.         Instructs CAMMESA to issue LVFVD in favor of Edenor for the surplus amounts in favor of Edenor, resulting from the offsetting process indicated in the preceding paragraph, and for the amounts owed by Edenor under the Loans for consumption (mutuums) granted for higher salary costs.

v.           Instructs CAMMESA to implement a payment plan to be defined with Edenor, with the prior approval of the SE, for the settlement of the remaining balances in favor of the MEM.

vi.          Establishes that Edenor will neither distribute dividends nor use the income deriving from that which has been detailed in caption i) to repay loans to financial entities, restructure financial debts, acquire other companies, grant loans, or carry out other transactions that are not strictly related to the payment of its obligations with the WEM, the payment of salaries of Edenor’s own or hired personnel or the making of payments to suppliers of goods and/or services related to the provision of the public service of electricity distribution.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 2: (Continuation)

vii.            Provides that Edenor shall observe the provisions of clause 22.1 of the Adjustment Agreement and suspend any administrative claim and/or judicial action it may have brought against the Federal Government, the SE and/or the ENRE in relation to the compliance with clause 4.2 of the Adjustment Agreement and the provisions of the resolution’s clauses.

The impacts of SE Resolution No. 32/2015 on the statement of comprehensive income are summarized below (in thousands of pesos):

		2015
Other income
Additional increase from the difference between the electricity rate schedules (February-June/15) (1)	a)	3,961,378
Funds obtained from the PUREE	b)	568,220
Decrease in loans for consumption (Mutuums) granted for higher salary costs	d)	495,516
Higher cost recognition	c)	551,498
Total other income		5,576,612

(1)       As of December 31, 2015, the balance pending collection amounts to $ 650.9 million. At the date of issuance of this financial statement, there is neither balance collection.

As of December 31, 2014 CAMMESA had claims against Edenor for net late payment charges and compensatory interest for a total of $ 214 million, which were not recorded by Edenor in the framework of IAS 37 provisions, because in its opinion they were not attributable to Edenor.

Additionally, and as established by the SE through SE Note No. 1208 dated June 29, 2015, the amounts owed to CAMMESA have been recalculated based on the new adopted criteria.  In that regard, on July 22, 2015, the new owed amounts were agreed upon, and CAMMESA issued the LVFVD established in captions iii) and iv) and the documents supporting that which had been agreed. The net result of this agreement generated a profit of $ 254.4 million that has been recorded in the “Financial expenses” line item within the statement of comprehensive income.

As from February 1, 2016, by MEyM Resolution No. 7/16, the aforementioned SE Resolution No. 32/15 was repealed and the application of the new electricity rate schedules came into effect. Additionally, and in relation to that which has been detailed in the preceding caption g) and as indicated in section 14 of SE Resolution No. 32/15, Edenor has requested the suspension of the procedural time-limits, about which no decision has yet been made by the Court.

2.3.2 Framework agreement

On January 10, 1994, Edenor, together with Edesur, the Federal Government and the Government of the Province of Buenos Aires entered into a Framework Agreement, whose purpose was to establish the guidelines under which Edenor is to supply electricity to low-income areas and shantytowns.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 2: (Continuation)

On July 22, 2011, Edenor, the Federal Government, and the Government of the Province of Buenos Aires entered into an Addendum for the renewal for a term of four years (from January 1, 2011 through December 31, 2014) of the new Framework Agreement that had been signed on October 6, 2003. Such extension was approved on September 21, 2012 by Resolution No. 248/12 issued by the ENRE and ratified by Resolution No. 247 of the MPFIPyS.

With regard to the amount receivable Edenor has with the Province of Buenos Aires, on October 18, 2012 Edenor entered into an agreement for the settlement of non-financial obligations and subscription of Buenos Aires province Government Bonds, pursuant to which the Company agreed to receive an amount of $ 0.3 million in cash and subscribe Series B Bonds for a residual nominal value of $ 6.14 million, as settlement of the debt that as of December 31, 2010 such Province had with Edenor for the electric power supplied to low-income areas.

Due to the fact that at the date of these financial statements the approval of the new Framework Agreement for the period of January 1, 2015 through December 31, 2018 by the Federal Government and the Government of the Province of Buenos Aires is still in process, no revenue for this concept has been recognized in fiscal year 2015.

2.3.3 Penalities

2.3.3.1 General

The ENRE is empowered to control the quality levels of the technical product and service, the commercial service and the compliance with public safety regulations, as stipulated in the Concession Agreement. If the Distribution Company fails to comply with the obligations assumed, the ENRE will be entitled to apply the penalties stipulated in the aforementioned Agreement.

As of December 31, 2015 and 2014, Edenor has recognized in its financial statements the penalties accrued, whether imposed or not yet issued by the ENRE, related to the control periods elapsed as of those dates. Additionally, Edenor has applied the adjustment set forth in the temporary tariff structure as well as the adjustments established by the electricity rate schedules applied during fiscal year 2008 by Resolutions No. 324/08 and No. 628/08.

The ENRE Penalties and Discounts included in the Adjustment Agreement are adjusted as stipulated in such agreement.

With regard to the Penalties and Discounts subsequent to the Adjustment Agreement, adjusted in accordance with the temporary tariff structure and the adjustments established by the electricity rate schedules subsequently applied (Resolutions No. 324/08 and No. 628/08), as of December 31, 2015 they have been estimated based on Edenor’s estimate of the outcome of the previously described RTI process.

Furthermore, as of December 31, 2015, Edenor Management has considered that the ENRE has mostly complied with the obligation to suspend lawsuits aimed at collecting the penalties included in the Adjustment Agreement.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

 NOTE 2: (Continuation)

2.3.3.2 Compensation payable to Customers

Based on the provisions of ENRE Resolution No. 1/14, the definitive amount of the compensation payable to customers by way of discounts, as a consequence of the power cuts occurred during the period began on December 16, 2013 and ended on the date on which the service was fully restored, totaled $ 85.7 million.  As of December 31, 2015, an amount of $ 75.9 million of such total has been reimbursed to customers, based on consumption recorded.

2.3.3.3 Discounts to customers

Edenor began to credit Customer bills issued as from December 22, 2015 for the penalties included in clauses 9.2.1 and 9.2.2 of the Adjustment Agreement, as well as the adjustments thereof (Note 2.3.1.1.vii), for $ 152.2 million. Edenor finished crediting customer bills for these amounts in the first two months of 2016. Additionally, an amount of $ 33.7 million in compensation and adjustments was made available to the customers who as of December 22, 2015 had no active service.

As of December 31, 2015, the liability for this concept amounts to $ 125.8 million, which is disclosed in the Current trade payables account.

2.3.3.4     Payment agreements

From May, 2014 through December 31, 2015, Edenor entered into three payment plan agreements with the regulatory agency pursuant to which it agreed to pay the penalties that had been ratified by the judicial authority for a total of $ 85.7 million, plus interest for $ 84.2 million. As of the December 31, 2015, payment plan agreements Nos. 1 and 2 have been complied with in due time and proper manner. With regard to payment plan agreement No. 3, the outstanding balance amounts to $ 167.3 million, which is disclosed in the ENRE Penalties and Discounts line item of the Other payables account within current and non-current liabilities.

Furthermore, and owing to the setting of fees in favor of ENRE professionals who acted in execution proceedings, Edenor entered into two payment agreements for a total of $ 18.7 million, plus interest. As of December 31, 2015, the outstanding balances of principal and interest accrued under payment agreement No. 2 amounted to $ 19.1 million and $ 0.4 million, respectively, which will be paid in 60 installments. The first payment agreement has been complied with in due time and proper manner. They are disclosed in the other payables account within current and non-current liabilities.

2.3.4 Stabilization factor

By Note No. 2883 dated May 8, 2012 (reference Resolutions MEyFP No. 693/11 and MPFIPyS No. 1,900/11), the SE has implemented a mechanism whose objective is to keep the amounts billed to residential customers throughout the year stable, thereby minimizing the effects of the seasonal consumption of electricity.

This methodology applies to all residential customers, regardless of whether or not they receive Government grants on electricity rates, who may opt to adhere to this stabilization system.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 2: (Continuation)

Average consumption is determined based on the consumption recorded in the last six two-month periods. The stabilization factor arises from the difference between the aforementioned average consumption and the consumption recorded in the current two-month period. This value will be added to or subtracted from the two-month period charges, and the result obtained will be the amount to be paid before the corresponding taxes. The adjustments that are to be made in accordance with the differences between average consumption and recorded consumption will be reflected in the bill for the last two-month period of each calendar year.

The differences that arise as a consequence of comparing the annual average consumption to the consumption of the current two-month period will be recorded at the end of each period in the trade receivables balance sheet account, crediting or debiting the account, as the case may be, if the annual average consumption is higher or lower than the consumption of the current two-month period.

In this regard, by Note No. 119,098 dated January 18, 2016, the ENRE ordered the withdrawal from the stabilization system of all the users who were included therein, starting with the first bill preparation and issuance to be made in 2016.

2.3.5 Concession of the use of real property

Pursuant to the Bid Package, SEGBA granted Edenor the free use of real property for periods of 3, 5 and 95 years, with or without a purchase option, based on the characteristics of each asset, and the Company would be responsible for the payment of any taxes, charges and contributions levied on such properties and for the taking out of insurance against fire, property damage and third-party liability, to SEGBA’s satisfaction.

Edenor may make all kind of improvements to the properties, including new constructions, upon SEGBA’s prior authorization, which will become the grantor’s property when the concession period is over, and the Company will not be entitled to any compensation whatsoever. SEGBA may terminate the loan for use contract after demanding the performance by the Company of any pending obligation, in certain specified cases set forth in the Bid Package. At present, as SEGBA’s residual entity has been liquidated, these presentations and controls are made to the National Agency of Public Properties (ONABE).

2.4 Oil and gas

Amendment of the Argentine Hydrocarbons Law

On October 29, 2014, the National Congress enacted Law No. 27,007 amending Hydrocarbons Law No. 17,319. This Law incorporates new drilling techniques available in the oil industry, as well as changes mainly related to terms and extensions of exploration permits and exploitation concessions, canons and royalty rates, new legal concepts for the exploration and exploitation of unconventional hydrocarbons in the Continental Shelf and the Territorial Sea, and a promotion regime pursuant to Executive Order No. 929/13, among other key factors for the industry.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 2: (Continuation)

The main changes introduced by Law No. 27,007 are detailed below:

a)    Unconventional Hydrocarbons Exploitation

Conferred a legal status to the legal concept of “Hydrocarbons Unconventional Exploitation Concession”. The term “hydrocarbons unconventional exploitation” is defined as the extraction of liquid and/or gaseous hydrocarbons by unconventional stimulation techniques applied in reservoirs situated in geological formations of schist rock or slate (shale gas or shale oil), tight sands, tight gas, tight oil, coal bed methane and/or deposits characterized, in general, by the presence of low permeability rocks.

Holders of exploration permits and/or hydrocarbon exploitation concessions will be entitled to request a hydrocarbon unconventional exploitation concession to the enforcement authority pursuant to the following terms:

-        The exploitation concessionaire may, within its area, request the subdivision of the existing area into new hydrocarbon unconventional exploitation areas and the granting of a hydrocarbon unconventional exploitation concession. Such request will be based on the development of a pilot plan seeking the commercial exploitation of the discovered reservoir pursuant to acceptable technical and economic criteria.

-        Holders of a hydrocarbon unconventional exploitation concession also being holders of a preexisting and adjacent exploitation concession may request the unification of both areas as a single hydrocarbon unconventional exploitation concession provided they furnish convincing evidence of the geological continuity of both areas. Such request should be based on the development of a pilot plan.

b)    Terms of the exploitation concessions and permits

Terms for exploration permits will be established in each call for bids issued by the enforcement authority according to the exploration’s purpose (conventional or unconventional) and based on the following:

i)      Conventional Exploration: the basic term is divided into two three-year periods plus an optional extension of up to five years. In this way, the maximum extension for exploration permits is reduced from 14 to 11 years;

ii) Unconventional Exploration: the basic term is divided into two four-year periods plus an optional extension of up to five years, that is, reaching a maximum of 13 years; and

iii) Exploration in the Continental Shelf and the Territorial Sea: the basic term is divided into two three-year periods plus an optional extension of one year each.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 2: (Continuation)

Upon the expiration of the basic term, the exploration permit holder will decide whether to continue exploring the area or to revert it totally to the Government. The whole originally-granted area may be kept provided the obligations arising from the permit have been properly met. Upon the expiration of the basic term, the holder of the exploration permit will revert the whole area unless it exercises its right to use the extension period, in which case the reversion will be limited to 50% of the remaining area.

Exploitation concessions will have the following terms, which will be computed as from the granting resolution’s date:

i) Conventional Exploitation Concession: 25 years;

ii) Unconventional Exploitation Concession: 35 years; and

iii) Continental Shelf and Territorial Sea Exploitation Concession: 30 years.

Furthermore, the holder of an exploitation concession may, with a minimum one-year notice before the expiration of the concession, request the granting of indefinite extensions, for a 10-year term each, provided it has properly met its obligations as exploitation concessionaire, is actually producing hydrocarbons in the areas in question and files an investment plan consistent with the development of the concession.

The ban on simultaneously holding more than five exploration permits and/or exploitation concessions (whether directly or indirectly) has been lifted.

c)     Concession Extension

Law No. 27,007 grants the Provinces having already started the concession extension process a 90-day term to finish it based on the conditions established for each of them. All subsequent extensions will be governed by the Argentine Hydrocarbons Law.

d)    Awarding of areas

Law No. 27.007 calls for the drafting of a model invitation to bid to be jointly made by the SE and the provincial authorities, to which all calls for bids made by law enforcement authorities should adhere, and introduces a specific criterion for the award of permits and concessions on incorporating the specific parameter of “greater investment or exploration activity” as defining in the case of tie bids according, as applicable, to the National or Provincial Executive Branch’s duly supported criterion.

e)     Canons and Royalties

The amended Argentine Hydrocarbons Law has updated the exploration and exploitation canons established by Executive Order No. 1454/2007. These canons may, in turn, be generally updated by the Executive Branch based on variations in the domestic market’s crude oil price.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 2: (Continuation)

The updated values for each canon and royalty are detailed below:

i)      Exploration Canon:

The holder of the exploration permit will pay the canon in advance on an annual basis for each square kilometer or its fraction based on the following scale:

-        First period: $ 250 per km2 or fraction;

-        Second period: $ 1,000 per km2 or fraction; and

-        Extension: during the first year of the extension; $ 17,500/km2 or fraction, with a 25% annual cumulative increase.

In this case, offsetting mechanisms will remain effective: the amount that the exploration permit holder should pay for the second period of the basic term and for the extension period may be readjusted by offsetting it with exploration investments actually made within the area, until reaching a minimum canon equivalent to 10% of the applicable canon per km2 during the period, which will be payable in all cases.

ii)     Exploitation Canon:

The holder of the exploitation permit will pay a canon which will consist of an annual advance payment of $ 4,500 per km2 or its fraction based on the following scale:

iii)   Royalties

Royalties are defined as the only revenue the jurisdictions holding title to the hydrocarbons will collect, in their capacity as grantors, from the production of hydrocarbons.

The 12% percentage the exploitation concessionaire should pay as royalties to the grantor on the proceeds derived from liquid hydrocarbons produced at wellhead will remain effective. The production of natural gas will bear a like percentage of the value of extracted and actually used volumes, and will be payable on a monthly basis.

Cash payment of royalties will be made based on the value of crude oil at wellhead less freight costs up to the base location for the definition of its commercial value. Payment in kind of royalties will only proceed when the concessionaire is assured a reasonable permanent reception.

The possibility to reduce royalties up to 5% taking into consideration productivity, conditions and wells location also remains effective.

In case of extension, additional royalties for up to 3% regarding the applicable royalties at the time of the first extension, up to a total maximum of 18%, will be paid for the following extensions.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 2: (Continuation)

For the conduction of hydrocarbon conventional exploitation complementary activities as from the expiration of the granted concession and within the hydrocarbons unconventional exploitation concession, the enforcement authority may fix additional royalties of to 3% above the current royalties, up to a maximum 18%, as applicable.

The National or Provincial Executive Branch, as applicable, acting in its capacity as granting authority, may reduce up to 25% the amount corresponding to royalties applicable to the production of hydrocarbons during a term of 10 years after the conclusion of the pilot project in favor of companies requesting a hydrocarbon unconventional exploitation concession within a term of 36 months as from Law No. 27,007’s effective date.

Finally, with the National Hydrocarbon Investment Plan’s Strategic Planning and Coordination Committee’s prior approval, royalties may be reduced up to 50% for tertiary oil recovery, extra-heavy oil and offshore products in view of their productivity, location and other unfavorable economic and technical characteristics.

f)      Extension Bond

Law No. 27,007 empowers the enforcement authority to provide for the payment of an exploitation concession extension bond, the maximum amount of which will result from multiplying proven reserves at the expiration of the concession by 2% of the average price applicable to the specific hydrocarbon during a term of 2 years before the granting of the extension.

g)    Exploitation Bond:

The enforcement authority may provide for the payment of an unconventional exploitation concession extension bond, the maximum amount of which will result from multiplying proven reserves associated with the exploitation of conventional hydrocarbons at the expiration of the granted concession by 2% of the average basin price applicable to the specific hydrocarbons during a term of 2 years before the granting of the concession.

h)    Transportation Concessions

Transportation concessions (which had so far been granted for 35 years) will be granted for the same term than that granted for the exploitation concession where it originates, with the possibility of receiving subsequent extensions for up to 10 years each. Thus, transportation concessions originating in a conventional exploitation concession will have a basic 25-year term, whereas those originating in an unconventional exploitation concession will have a basic 35-year term, each plus any extension terms which may be granted. After the expiration of these terms, title to the facilities will be transferred to the National or Provincial Government, as applicable, by operation of law and without any charges or encumbrances whatsoever.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 2: (Continuation)

i)      Uniform Legislation

Law No. 27,007 provides for two types of non-binding commitments between the National Government and the Provinces regarding tax and environmental issues:

i)                    Environmental Legislation: It provides that the National Government and the Provinces will seek to establish a uniform environmental legislation primarily aiming to apply the best environmental management practices to hydrocarbon exploration, exploitation and/or transportation with the purpose of furthering the development of the activity while properly protecting the environment.

ii)                   Tax System: It provides that the National Government and the Provinces will seek to adopt a uniform fiscal treatment encouraging the development of hydrocarbon activities in their corresponding territories in adherence with the following guidelines:

-          The gross receipts tax rate applicable to the extraction of hydrocarbons will not exceed 3%;

-          The freezing of the current stamp tax rate and the commitment not to charge with this tax any financial contracts entered into in order to structure investment projects and to guarantee and/or warrant investments; and

-          The commitment by the provinces and its municipalities not to impose new taxes —or increase the existing ones— on permit and concession holders, with the exception of service compensation rates, improvement contributions and general tax increases.

j)      Restrictions on the reservation of areas to National or Provincial Government-Controlled Companies

The amendment of the Argentine Hydrocarbons Law restricts the National Government and the Provinces from reserving new areas in the future in favor or public or mixed companies or entities, irrespective of their legal form. Thus, contracts entered into by provincial companies for the exploration and development of reserved areas before this amendment are safeguarded.

Regarding areas that have not been reserved in favor of public companies and that have not yet been awarded under partnership agreements with third parties, associative schemes may be used, in which case the participation of such companies during the development stage will be proportional to their investments. In this way, the “carry” system during the areas’ development or exploitation stage has been done away with. Such system has not been prohibited for the exploration stage.

k)     Conventional and Unconventional Hydrocarbon Investment Promotion Regime

On July 11, 2013, the National Executive Branch passed Executive Order No. 929/2013, which established the Investment Promotion Regime for the Exploitation of Hydrocarbons –both conventional and unconventional (the “Promotion Regime”) with the purpose of encouraging investments destined to the exploitation of hydrocarbons and the legal concept of hydrocarbons unconventional exploitation concession.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 2: (Continuation)

Law No. 27.007 extends the benefits of the Promotion Regime to hydrocarbon projects involving a minimum US$ 250 million direct investment, assessed at the time the hydrocarbon exploitation investment project is presented, to be invested during its first 3 years. Before the amendment, the Promotion Regime benefits reached investment projects denominated in foreign currency for a minimum US$ 1,000 million amount during a term of 5 years.

Holders of exploration permits and/or hydrocarbons exploitation concessions, and/or third parties associated with such holders and registered with the National Registry of Hydrocarbon Investments submitting this kind of projects will enjoy the following rights as from the third year of their respective projects’ execution: (i) the right to freely market abroad 20% and 60% of the liquid and gaseous hydrocarbon production in the case of conventional and unconventional exploitation projects and in offshore projects, respectively, with a 0% export duty, if applicable, and (ii) the free availability of 100% of the foreign currency resulting from the exportation of these hydrocarbons, provided the applicable projects have involved a minimum US$ 250 million entry of foreign currency into the Argentine financial market.

During periods in which the national production of hydrocarbons is insufficient to meet domestic supply needs pursuant to Section 6 of the Argentine Hydrocarbons Law, the subjects covered by the Promotion Regime will have, as from the third year as from the execution of their respective investment projects, the right to obtain a price not lower than the reference export price (without computing the incidence of any applicable export duties) from the exportable liquid and gaseous hydrocarbon percentage produced under such projects.

Pursuant to these investment projects, Law No. 27,007 provides for two contributions payable to the producing provinces where the investment project is conducted: (i) the first one, payable by the project holder, for an amount equivalent to 2.5% of investment amount undertaken to be committed to corporate social responsibility projects, and (ii) the second contribution, payable by the National Government, which will be determined by the Committee based on the size and scope of the investment project and which will be destined to infrastructure projects.

As at the issuance hereof, PEPASA has not submitted any investment projects under the Promotion Regime.

Gas Market

Gas Plus Program – SE Resolution No. 24/08

Under this program, the main atraction for gas producers is the free availability and commercialization of the extracted gas. In order to qualify, the producer should submit an investment project in new gas areas, in areas which have not been in production since 2004, or in areas with complex geological characteristics of compact sands or low permeability. With the exception of new entities, companies should be up-to-date with the payment of the production installments fixed pursuant to the Producers’ Agreement to join this program.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 2: (Continuation)

Natural Gas Surplus Injection Promotion Program (the “Program”)

On February 14, 2013 Resolution No. 1/13 was published in the Official Bulletin. This Resolution creates the Program, which aims to evaluate and approve projects furthering the national self-supply of hydrocarbons through a gas production increase and its infusion into the domestic market, as well as to generate higher levels of activity, investment and employment in this sector.

Before June 30, 2013, any person registered with the National Registry of Hydrocarbon Investments created by Executive Order No. 1277/12 may submit its project before the National Hydrocarbon Investment Plan’s Strategic Planning and Coordination Committee. The National Government undertakes to pay a monthly compensation resulting from: (i) the difference between the Surplus Injection price (US$ 7.5/MMBTU) and the price actually collected from the sale of the Surplus Injection, plus; (ii) the difference between the Base Price and the price received from the Adjusted Base Injection. These projects will be in force for a maximum term of 5 years, with the possibility for renewal.

On April 26, 2013, Committee’s Resolution No. 3/13 was published in the Official Bulletin, which regulates the Program and sets forth that any companies interested in participating in the Program should submit monthly affidavits to the Committee containing specifically-detailed documentation on injection, price, contracts, etc., so that they may, after meeting the methodology and terms specified therein, obtain the applicable compensation. Furthermore, the Resolution expressly prohibits natural gas purchase and sale operations between producers and provides special considerations regarding new high-risk projects, investments control, the evolution of reserves and the Program’s auditing mechanism.

On July 11, 2013, pursuant to Provision No. 15/13 of the Committee, the Company was registered with the National Registry of Hydrocarbon Investments.

PEPASA has submitted several projects to the Committee’s consideration. On August 7, 2013, pursuant to Resolution No. 27/13, the Committee approved a project for an increase in the total natural gas injection submitted by the Company, with retroactive effects to March 1, 2013.

On July 15, 2015, the Committee approved Resolution No. 123/15 defining the Rules applicable to Acquisitions, Sales and Assignments of Areas, Rights and Interests under the Program, which provides that companies acquiring, selling or assigning areas, rights or interests should submit the applicable presentation within a term of 10 business days after the transaction is made.

PEPASA has filed the applicable documentation required by such Resolution and in accordance with the Addendum to the Investment Agreement entered into with YPF in the Rincón del Mangrullo area.

Finally, on January 4, 2016, Executive Order No. 272/15 was passed, which dissolves the Committee created pursuant to Executive Order No. 1277/12 and provides that the powers assigned to this Committee will be exercised by the MEyM.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 2: (Continuation)

As a result the above-mentioned regulatory changes, a delay in the collection of compensations has been verified. As of December 31, 2015, accumulated income recognized under this item amounts to $ 696.5 million, out of which $ 546.8 million have accrued during this fiscal year. As of the issuance of these financial statements, PEPASA has collected 100% of the Program’s compensations for the March – April, 2015 period for a total amount of $ 244.7 million.

Oil Market

As with the gas market, the oil market has also been affected by several resolutions.

 Resolution No. 394/2007 of the Ministry of Economy has provided for an increase in export retentions on liquid hydrocarbons, with a reference value of US$ 60.9 per barrel and a cut-off value of US$ 42 per oil barrel. The exporting producer’s income was thus limited to US$ 42 per crude oil barrel, despite the fact that its WTI value is higher than US$ 60.9 per barrel.

On January 3, 2013, the Ministry of Economy issued Resolution No. 1/2013 increasing cut-off and reference values established by Resolution No. 394/07 from US$ 42 to US$ 70 and from US$ 60.9 to US$ 80 respectively, thus increasing oil-exporting companies’ revenue.

These regulations have entailed a decrease in the crude oil price in Argentina as compared with its international price.

Recently, on December 29, 2014, pursuant to Resolution No. 1077/2014, the Ministry of Economy abrogated Resolution No. 394/07 and its amending provisions in order to establish new export rates based on the crude oil’s international price, which is determined based on the reference Brent’s value on the month corresponding to the export less eight U.S. dollars per barrel (US$ 8/Bbl). Under this new system, the cut-off value is set at US$ 71/Bbl. That is, where the international price does not exceed US$ 71, the producer will pay export duties for 1% of that value. When the price is above US$ 80 (that is, an international price of $72/Bbl), variable deductions will be settled.

Finally, and with reference to the Petróleo Plus Program, on July 13, 2015 Executive Order No. 1330/15 canceling the Petróleo Plus Program and establishing the mechanism for the cancellation of incentives pending settlement was published in the official bulletin.

Crude Oil Production Promotion Program

On February 14, 2015, Res. No. 14/15 issued by the Committee was published in the official bulletin. This Resolution provided for the creation of the Crude Oil Production Promotion Program (the “Crude Oil Program”), which will be effective for a term of one year (extendable to another year).

Registration with this new Crude Oil Program is limited to subjects registered with the Oil Companies Registry, and requests may be submitted until April 30, 2015. The Crude Oil Program will be financed by the National Treasury.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 2: (Continuation)

The methodology for calculating this new Program’s stimulus is similar to that used by the Natural Gas Surplus Injection Promotion Program (created by Committee’s Resolution No. 1/13), as it grants a stimulus of US$ 2 or US$ 3 per crude oil barrel (depending on whether it will be destined to internal consumption or exportation) produced over its Base Production until reaching a maximum price depending on the type of crude oil (US$ 70 USD/BBL for Escalante and US$ 84/BBL for Medanito).

NOTE 3: BASIS OF PRESENTATION

These consolidated financial statements have been prepared in accordance with IFRS issued by the International Accounting Standards Board (IASB) and IFRIC. All the IFRSs in force as at the date of preparation of these consolidated financial statements have been applied. Additionally, the Company has applied the first phase of IFRS 9 “Financial Instruments” at the transition date.

The presentation in the consolidated statement of financial position makes a distinction between current and non-current assets and liabilities. Current assets and liabilities are assets expected to be realized or liabilities expected to be extinguished within a period of twelve months from the closing date of the period subject of the report, as well as those held for sale respectively. Additionally, the Group informs the cash flow from its operating activities using the indirect method. The fiscal year starts on January 1 and finishes on December 31 of each year. The economic and financial results are disclosed based on the fiscal year.

These consolidated financial statements are stated in Argentine pesos. They have been prepared under the historical cost convention, as modified by the measurement of certain financial assets and liabilities at fair value through profit and loss.

The preparation of these consolidated financial statements under IFRS requires estimates and assessments be performed affecting the amounts of assets and liabilities recorded and the contingent assets and liabilities disclosed as at the date of issuance of these consolidated financial statements, as well as the disclosure of income and expenses during such period. The areas involving a greater level of judgment and complexity or the areas in which assumptions and estimates are significant for the consolidated financial statements are described in Note 5.

These consolidated financial statements have been approved for issue by the Board of Directors dated March 9, 2016.

Comparative information

Balances as of December 31, 2014, included in these consolidated financial statements for comparative purposes, arise from the financial statements at that date. Certain reclassifications have been made to those financial statements to keep the consistency in the presentation with the amounts of the current year.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 4: ACCOUNTING POLICIES

The main accounting policies used in the preparation of these financial statements are explained below. Unless otherwise stated, these accounting policies have been consistently applied in all the years presented.

4.1    Changes in accounting policies

4.1.1      New provisions, modifications and interpretations which are not yet effective and have not been early adopted by the Company

- IFRS 15, “Revenue from Contracts with Customers", was issued in May 2014 and amended in July 2015 and applies to any annual reporting period beginning on or after January 1, 2018. This standard specifies how and when revenues should be recognized, and identifies the additional information the Company should disclose in its financial statements. The standard provides a single, principles based five-step model which will be applied to all contracts with customers. The Company is currently analyzing its effects; however, it estimates that its application will not have a significant impact on the Company’s operating results or financial position.

- IFRS 9 – “Financial Instruments”: This modification, which was issued in July 2014, covers all the phases of the IASB project to replace IAS 39 - “Financial Instruments: Recognition and Measurement”. These phases are the classification and measurement of instruments, impairment and hedging. This version adds a new impairment model based on expected losses and some minor modifications to the classification and measurement of financial assets. This new provision supersedes all previous versions of IFRS 9 and is effective for periods starting as from January 1, 2018. As at the transition date, the Company has adopted the first phase of IFRS 9 and is currently analyzing the impact of the second and third phases.

- IFRS 16 - Leases On 13 January 2016, the IASB published IFRS 16, ‘Leases’, which replaces the current guidance in IAS 17. IFRS 16 defines a lease as a contract, or part of a contract, that conveys the right to use an asset (the underlying asset) for a period of time in exchange for consideration.

Under IFRS 16 lessees have to recognize a lease liability reflecting future lease payments and a ‘right-of-use asset’ for almost all lease contracts. This is a significant change compared to IAS 17 under which lessees were required to make a distinction between a finance lease (on balance sheet) and an operating lease (off balance sheet). IFRS 16 contains an optional exemption for certain short-term leases and leases of low-value assets; however, this exemption can only be applied by lessees.  The IFRS 16 is effective for annual reporting periods beginning on or after 1 January 2019.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 4: (Continuation)

4.2      Consolidation

a.     Subsidiaries

These financial statements include those of the Company and the entities controlled by it. Subsidiaries are all entities over which the Company exercises control, which is generally accompanied by a percentage above 50% of the available voting rights. The Company controls an entity when it is exposed or entitled to variable returns in view of its involvement in the entity and has the capacity to affect these returns through its power over it. When determining whether the Company controls an entity, the existence and effect of potential voting rights which are currently exercisable or convertible are considered. The Company also evaluates the existence of control when it does not hold more than 50% of the voting rights but can direct financial and operating policies through a “de facto control”. The “de facto control” may arise under circumstances in which the number of the Group's voting rights compared with the number and dispersion of the stakes held by other shareholders grants the Group the power to direct financial and operating policies, etc. For PEPASA, decisions on financial and operating policies are taken by the Board Directors of PEPASA, which is formed in its mayority by the same directors of the Company. Subsidiaries are consolidated as from the date on which control is transferred to the Group and are de-consolidated as from the date such control ceases.

Main consolidation adjustments are the next:

i.         elimination of balances between the Group companies, so that the financial statements disclose balances held with third parties and uncontrolled related parties.

ii.       elimination of inter-company transactions between the Group companies, so that the financial statements disclose results with third parties and uncontrolled related parties.

iii.      elimination of interest in equity and profit/loss and in the results of each year of the group companies

iv.     recognition of assets and liabilities identified in process of business combination.

Accounting policies of subsidiaries have been modified, where necessary, to ensure consistency with the policies adopted by the Group.

b.     Business combinations

Business combinations are accounted through the application of the acquisition method of accounting. The consideration for the acquisitions is measured at its fair value by calculating the sum, as at the acquisition date, of the fair value of the transferred assets, the incurred or taken on liabilities and the warrants issued by the Company and delivered in consideration of the control of the acquired business.

Acquisition-related costs are expensed as incurred. Identifiable assets acquired and liabilities assumed in a business combination are measured at their fair values at the acquisition date.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 4: (Continuation)

Goodwill represents the excess of the aggregate of the acquisition cost, plus the amount of any non-controlling interest in the acquired entity and the fair value of the equity interest in the acquired entity held by the company (if any) over the net identifiable assets acquired and liabilities assumed, at the date of acquisition.

If as a result of the assessment, the net amount of identifiable assets acquired and liabilities assumed exceeds the sum of the acquisition cost, plus the amount of any non-controlling interest in the acquired entity and the fair value of the equity interest in the acquired entity held by the company (if any), this excess is accounted for immediately in profit and loss as a gain for the purchase of the business.

The Group has up to 12 months to finalize the accounting for a business combination. Where the accounting for a business combination is not complete by the end of the year in which the business combination occurred, the Group reports provisional amounts.

c.     Changes in ownership interests in subsidiaries without change of control

Transactions with non-controlling interests that do not result in loss of control are accounted for as equity transactions – that is, as transactions with the owners in their capacity as owners. The difference between the fair value of any consideration paid/collected and the corresponding part of shares acquired/disposed on the carrying value of net assets of the subsidiary is recorded in equity. Gains or losses on disposals to non-controlling interests are also recorded in equity.

d.     Disposal of subsidiaries

When the Group ceases to have control, any retained interest in the entity is re-measured to its fair value at the date when control is lost, with the change in the carrying amount recognized in a profit or loss. The fair value is the initial carrying amount for the purposes of subsequently accounting for the retained interest as an associate, joint venture or financial asset.

e.            Joint Arrangements

The Company applies IFRS 11 “Joint arrangements” to all its joint arrangements. Under IFRS 11, joint arrangements are classified as either joint ventures or joint operations depending on each investor’s contractual rights and obligations. A joint venture is a contractual arrangement whereby the parties that have joint control on the arrangement have rights to the net assets of the arrangement. A joint operation is a contractual arrangement whereby the parties that have joint control of the arrangement have rights to the assets, and obligations for the liabilities, relating to the arrangement.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 4: (Continuation)

f.          Interest in joint ventures

The Company accounts for its joint ventures using the equity method of accounting. Under this method, the interest is recognized at cost at the beginning and is subsequently adjusted by recognizing the portion that corresponds to the Company in the result obtained by the joint arrangements, after the acquisition date.

The Company recognizes in profit and loss its portion in the joint ventures results and in other comprehensive income its portion in other comprehensive results of the joint arrangements.

Accounting policies of the joint venture have been changed when necessary to ensure consistency with the policies adopted by the Group.

g.     Participations in joint operations

The Company recognizes its direct right to liabilities, revenue and expenses the different consortiums and joint venture for the prospecting, exploitation and production of hydrocarbons and its share of any jointly held or incurred assets, liabilities, revenue and expenses. This method requires disclosing its interests and obligations in each type of asset and liability respectively, under the terms of the agreement, as well as in the income, costs and expenses in each of the items of the consolidated financial statements.

Accounting policies applicable to joint operations have been modified and adapted, if applicable, to ensure consistency with the policies adopted by the Company.

h.     Interest in associates

All associates are entities over which the Company does not exercise control but has significant influence, which is generally accompanied by a direct and indirect interest between 20% to 50% of voting rights, unless it can be clearly evidenced that this influence is non-existent. On the contrary, it is presumed that the investor does not exercise a significant influence if it directly or indirectly holds less than 20% of the voting rights in the associate, unless it can be clearly evidenced that this influence does exist.

The subsidiary PEPCA holds a 10% interest in CIESA. However, it exercises a significant influence on the operating and financial decisions affecting that company since it has the power to appoint a Titular Director.

Investments in associates are accounted for using the equity method of accounting. Under the equity method, the investment is initially recognized at cost, and the carrying amount is increased or decreased to recognize the investor’s share of profit or loss of the Investee after the date of acquisition. The Group’s share of post-acquisition profit or loss is recognized in the income statement, and its share of post- acquisition movements in Other comprehensive income is recognized in Other comprehensive income with a corresponding adjustment to the carrying amount of the investment.

Accounting policies of the associates have been changed or adapted where necessary to ensure consistency with the policies adopted by the Group.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

 NOTE 4: (Continuation)

i.         Predecessor accounting

For business combinations under common control, the predecessor accounting method is used, whereby the acquirer recognizes assets and liabilities at the predecessor’s book value. No new goodwill is recognized for these transactions.

4.3      Segment information

Operating segments are reported consistently with internal reports reviewed by the Executive Director.

The Executive Director, is the highest decision-making authority, is the person responsible for allocating resources and setting the performance of the entity’s operating segments, and has been identified as the person/ body executing the Company’s strategic decisions.

4.4      Property, plant and equipment

All Property, Plant and Equipment for use in production or for administrative purposes are stated at historical cost less depreciation a less any accumulated impairment. Historical cost includes expenditure that are directly attributable to the acquisition of the items.

In accordance with the provisions of IAS 23 “Borrowing costs”, borrowing costs in relation to any given asset could be capitalized when such asset is in the process of production, construction, assembly or completion, and such processes, due to their nature, take long periods of time; those processes are not interrupted; the period of production, construction, assembly or completion does not exceed the technically required period;  the necessary activities to put the asset in condition to be used or sold are not substantially complete; and the asset is not in condition so as to be used in the production of other assets or startup, depending on the purpose pursued with its production, construction, assembly or completion.

Subsequent costs are included in the asset’s carrying amount or recognized as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will flow to the Group and the cost of the item can be measured reliably and the investment will improve the condition of the asset beyond its original state. The carrying amount of those parts that are replaced is derecognized. It is a condition of an item of property, plant and equipment to continue to operate, to conduct periodic inspections for faults regardless of whether parts of the elements are replaced or not (major maintenance).  All other repairs and maintenance are charged to the income statement during the financial period in which they have been incurred.

Land is not depreciated. Machinery and generation equipment are depreciated under the unit of production method. Mining property is depreciated under the unit of production method in relation to proven and developed reserves and to prove and non-developed reserves.

Depreciation of other assets is calculated using the straight-line method.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 4: (Continuation)

The main depreciation methods are described below:

Buildings: 50 years

Substations: 35 years

High voltage lines: 40 - 45 years

Medium voltage lines: 35 - 45 years

Low voltage lines: 30 - 40 years

Transformer centrals: 25 - 35 years

Meters: 25 years

Vehicles: 5 years

Furniture, fittings and communication equipment: 5- 20 years

Computer equipment and software: 3 years

Tools: 10 years

Gas Plant and Pipeline: 20 years

Works in progress are valued according to their degree of progress. Works in progress are recorded at cost, less any loss due to impairment, if applicable.

The assets’ residual values and useful lives are reviewed, and adjusted if appropriate, at least at each financial year-end.

An asset’s carrying amount is written down immediately to its recoverable amount if its carrying amount is greater than its estimated recoverable amount.

Gains and losses on disposals are determined by comparing the proceeds with the carrying amount.

4.5      Intangible assets

a.     Goodwill

Goodwill is the result of the acquisition of subsidiaries. Goodwill represents the excess of the acquisition cost over the fair value of the equity interest in the acquired entity held by the company in the net identifiable assets acquired at the date of acquisition.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 4: (Continuation)

For the purpose of impairment testing, goodwill acquired in a business combination is allocated from the acquisition date to each of the acquirer’s cash-generating units or group of CGUs that are expected to benefit from the synergies of the combination. Each unit or group of units that goodwill is allocated represents the lowest level within the entity at which the goodwill is monitored for internal management purposes.

b.     Concession arrangements

Concession arrangements corresponding to Edenor and hydroelectric generation plants Diamante and Nihuiles are not covered by the guidelines of IFRIC 12 “Service Concession Arrangements”.

These concession agreements meet the criteria set forth by the IFRSs and are amortized following the straight-line method based on each asset’s useful life, which corresponds to the life of each concession agreement.

The concession of Edenor, has a usesful life of 83 years, while the HIDISA and HINISA  has a usesful life of 30 years.

c.     Identified intangible assets in acquired investments

Corresponds to intangible assets identified at the moment of the acquisition of companies from the distribution segment. Identified assets meet the criteria established in IFRS and are amortized by the straight-line method according to the useful life of each asset, considering the estimated way in which the benefits produced by the asset will be consumed.

d.     Rights over arbitration proceedings

It corresponds to rights acquired by the Company to control, suspend and waive judicial claims.

As of December 31, 2014 proceedings’conclusion datescannot be accurately foreseen, it has been determined that they have an indefinite useful life (See Note 20)

4.6      Biological assets

Biological assets comprise grape plantations and seed plots. These biological assets are measured on initial recognition and at the end of each reporting period, at its cost, which does not differ from its fair value less costs to sell.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 4: (Continuation)

4.7      Assets for oil and gas exploration

Expenses related to oil and natural gas exploration and evaluation are accounted for by the successful effort method. Costs are accumulated at the level of each field. Geological and geophysical costs are recorded as expenses as they are incurred. Costs directly associated to the exploration of wells and costs of exploration and acquisition of rights on real property are capitalized until the reserve determination is assessed. If the conclusion reached is that the discovery has no commercial viability, then those expenses are charged to results.

Capitalization is recognized in property, plant and equipment or in intangible assets according to the nature of the expense.

4.7.1 Development tangible and intangible assets

Disbursements for the building, installation and completion of infrastructures such as platforms, pipes and the drilling of wells with demonstrated commercial viability are capitalized as Property, Plant and Equipment and as intangible assets, depending on their nature. PEPASA recognized as mining property 50% of the investments in wells relating to the commitments undertaken in the first two phases and 35% of the investments in Lajas Formation under the agreement with YPF for Rincón del Mangrullo, and the remaining 50% and 65% as wells. Additionally, part of the investments made in wells relating to the commitment undertaken with Petrobras for El Mangrullo was recorded as mining property. When commercially viable reserves are found, exploration and evaluation assets are tested for impairment and transferred to development tangible or intangible assets. During the exploration and evaluation phase, no depreciation expenses are recognized for Property, Plant and Equipment or intangible assets.

4.7.2 Assets for oil and gas production

Assets for oil and gas production are tangible assets for exploration and evaluation and development expenses associated to production of proven reserves.

4.7.3 Assets retirement obligation

Estimated future costs of wells plugging and abandonment in the hydrocarbon areas, discounted at a rate estimated at the time of their initial measuring, are capitalized together with the assets originating them, and are depreciated using the unit-of-production method. Additionally, a liability is recorded for this item at the estimated value of discounted payables.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 4: (Continuation)

4.7.4 Depreciation

Assets related to oil and gas production are depreciated following the production unit method. Production unit rates are based on developed reserves with proven viability, such as reserves of oil, gas and other mineral reserves that are expected to be recovered through existing facilities using the current operating methods. Oil and gas volumes are considered as produced once they are measured with the oil meters at the custody transfer points or at the sale transactions points at the output valve of the storage tank.

The depreciation is adjusted by changes in the estimates of proved developed reserves when such changes arise. PEPASA performs reserves estimates reviews, which are certified by independent engineers at least once a year.

4.7.5 Impairment – Assets for exploration and evaluation

Assets for exploration and evaluation are subject to impairment tests whenever facts and circumstances suggest that an impairment in value may have occurred. An impairment loss is recognized for the amount in which the book value of the exploration and evaluation asset exceeds its recoverable amount. The recoverable amount is the higher of the value in use and the fair value less costs to sale of the exploration and evaluation assets. With the purpose of assessing the impairment, the exploration and evaluation assets subject to impairment tests are grouped together with the CGUs of the existing producing fields that are located in the same geographical region.

4.7.6 Impairment – Proven property for oil and gas production and intangible assets

Properties for oil and gas production and intangible assets whose commercial and technical viability has been proven are evaluated for impairment losses at the moment when facts or changes in circumstances suggest that the carrying amount could not be recoverable. An impairment loss is recognized for the amount in which the carrying value of the asset exceeds its recoverable amount. The recoverable amount is the higher of the value in use and the fair value less the cost to sale of the assets. With the purpose of assessing the impairment, the assets are grouped at the lowest level at which separate cash flows can be identified (CGUs).

4.8 Impairment of non financial assets

Assets that have an indefinite useful life - for example, goodwill or intangible assets not ready to use – are not subject to amortization and are tested annually for impairment.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 4: (Continuation)

Assets that are subject to amortization are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment loss is recognized as the amount by which the asset´s carrying amount exceeds its recoverable amount. Recoverable amount is the higher amount of fair value less costs to sell and value in use. For the purpose of assessing impairment, assets are grouped at the lowest levels for which there are separately identifiable cash flows (CGUs).

Non-financial assets other than goodwill that have been impaired are reviewed at each reporting date for possible reversal of the impairment.

4.9 Foreign currency translation

4.9.1 Functional and presentation currency

Information included in the financial statements entities are measured in the functional and presentation currency of the Company, which is the currency of the primary economic environment in which the entity operates. The functional currency is Argentine peso, which is the Group’s presentation currency.

These financial statements have been prepared under the historical cost convention in nominal currency stablished in IFRS criteria applicable for non-hyperinflationary economies.

4.9.2 Transaction and balances

Foreign currency transactions are translated into the functional currency using the exchange rates as of at the date of the transaction. Foreign exchange gain and loss resulting from the settlement of any transaction and from the translation at year-end exchange rates of monetary assets and liabilities denominated in foreign currencies are recognized in the income statement, unless they have been capitalized.

The exchange rates used are as follows: buying rate for monetary assets, selling rate for monetary liabilities, average rate at the end of the year for balances with related parties, and date-specific exchange rate for foreign currency transactions.

4.9.3 Subsidiaries

All subsidiaries functional currency is the peso, so there are no effects of foreign currency translation.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 4: (Continuation)

4.10 Financial assets

4.10.1 Classification

The Company classifies its financial assets under the following categories: those to be measured subsequently at fair value and those to be measured at amortized cost. This classification depends on whether the financial asset is a debt instrument or an equity investment. For the asset to be measured at amortized cost, two conditions described below must be verified. The remaining financial assets are measured at fair value. IFRS 9 requires that all the investments in equity instruments are measured at fair value.

a.     Financial assets at amortized cost

Financial assets are measured at amortized cost only if the following criteria have been met:

 i.           the objective of the Group’s business model is to hold the asset to collect the contractual cash flows;

ii.          the contractual terms, on specified dates, have cash flows that are solely payments of principal and interest on the outstanding principal.

b.     Financial assets at fair value

If any of the above mentioned criteria has not been met, the financial asset is measured at fair value through profit or loss.

All equity investments are measured at fair value. For equity investments that are not held for trading, the Group can irrevocably choose at the moment of the initial recognition to present changes in fair value through other comprehensive income. The decision of the Group was recognizing changes in fair value through profit or loss.

4.10.2 Recognition and measurement

Regular purchases and sales of financial assets are recognized on the trade-date, which is the date on which the Group commits to the purchase or sale of the asset. Financial assets are derecognized when the rights to receive cash flows from the investments have expired or have been transferred and the Group has transferred substantially all risks and rewards of ownership.

At initial recognition, the Group measures a financial asset at its fair value plus, in the case of a financial asset not at fair value through profit or loss, transaction costs that are directly attributable to the acquisition of the financial asset.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 4: (Continuation)

A gain or loss on a debt investment that is subsequently measured at fair value and is not part of a hedging relationship is recognized in profit or loss. A gain or loss on a debt investment that is subsequently measured at amortized cost and is not part of a hedging relationship is recognized in profit or loss when the financial asset is derecognized or impaired and through the amortization process using the effective interest rate method.

The Group subsequently measures all equity investments at fair value. When the Group elects to present the changes in fair value in other comprehensive income, such changes cannot be reclassified to profit or loss. Dividends from such investments continue to be recognized in profit or loss as long as they represent a return on investment.

The Company reclassifies financial assets if and only if its business model to manage financial assets is changed.

4.10.3 Impairment of financial assets

Assets carried at amortized cost

The Group assesses at the end of each reporting period whether there is objective evidence that a financial asset or group of financial assets measured at amortized cost are impaired. A financial asset or a group of financial assets are impaired and impairment losses are incurred only if there is objective evidence of impairment as a result of one or more events that occurred after the initial recognition of the asset, and that loss event (or events) has an impact on the estimated future cash flows of the financial asset or group of financial assets that can be reliably estimated.

Evidence of impairment may include indications that the debtors or a group of debtors are experiencing significant financial difficulty, default or delinquency in interest or principal payments, the probability that they will enter bankruptcy or other financial reorganization.

The amount of the impairment loss is measured as the difference between the asset’s carrying amount and the present value of estimated future cash flows (excluding future credit losses that have not been incurred) discounted at the financial asset’s original effective interest rate. The carrying amount of the asset is reduced and the amount of the loss is recognized in the income statement. If the financial asset has a variable interest rate, the discount rate for the calculation of the impairment loss is the currently effective interest rate under the contract. As a practical expedient, the Group may measure impairment on the basis of an instrument’s fair value using an observable market price.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 4: (Continuation)

If, in a subsequent period, the amount of the impairment loss decreases and the decrease can be related objectively to an event occurring after the impairment was recognized (such as an improvement in the debtor’s credit rating), the reversal of the previously recognized impairment loss is recognized in the statement of comprehensive income.

4.10.4 Offsetting of financial instruments

Financial assets and liabilities are offset, and the net amount reported in the consolidated statements of financial position, when there is a legally enforceable right to offset the recognized amounts, and there is an intention to settle on a net basis, or realize the asset and settle the liability simultaneously.

4.11 Trade and other receivables

4.11.1 Trade receivables

Trade receivables are amounts owed by customers for the sale of generated and distributed power, the sale of gas and liquid fuels and the provision of counseling services in the ordinary course of business.

Generation, Oil and Gas and Holding

Trade receivables and other receivables are recognized at fair value and subsequently measured at amortized cost, using the effective interest method.

Receivables from CAMMESA allocated to FONINVEMEM and Agreement 2014, documented as LVFVDs, have been valued at their amortized cost, the maximum value of which is their recoverable amount at the period’s closing date. The amortized cost has been determined based on the estimated future cash flows, discounted based on a rate reflecting the time value of money and the risks inherent to the transaction.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 4: (Continuation)

In the generation and Oil and gas segments, the Company accounts a provision for doubtful accounts when there is objective evidence that the Company will not be able to collect all the amounts that are owed to it according to the original terms of those receivables, based on an individual analysis of the recoverability of loan portfolio.

Distribution

The receivables arising from services billed to customers but not collected as well as those arising from services rendered but unbilled at the closing date of each financial year are recognized at fair value and subsequently measured at amortized cost using the effective interest rate method.

The receivables from electricity supplied to low-income areas and shantytowns are recognized, also in line with revenue, when the Framework Agreement has been renewed for the period in which the service was provided.

The amounts thus determined are net of an allowance for the impairment of receivables. Any debt arising from the bills for electricity consumption that remain unpaid 13 working days after their due dates for small-demand (tariff 1) customers and 7 working days after due date for medium and large-demand (tariff 2 and 3) customers is considered a delinquent balance. The uncollectibility rate is determined per customer category based on the historical comparison of collections made and delinquent balances of each customer group.

Additionally, and faced with temporary and/or exceptional situations, Edenor Management may redefine the amount of the allowance, specifying and supporting the criteria used in all the cases.

4.11.2 Other receivables

Other receivables are initially recognized at fair value and subsequently measured at amortized cost, using the effective interest method, and when significant, adjusted by the time value of the currency. The Company records impairment allowances when there is objective evidence that the Company will not be able to collect all the amounts owed to it in accordance with the original terms of the receivables.

The CMM amounts receivables, as well as the related income, are recognized to the extent that they have been approved by the ENRE and recognized by the SE by means of a Note or Resolution.

Where applicable, allowances for doubtful tax credits have been recognized based on estimates on their uncollectibility within their statutory limitation period, taking into consideration the Company’s current business plans.

4.12 Inventories

Inventories are measured at the lower of cost and net realizable value.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 4: (Continuation)

Given that the Company's inventories are not goods held for sale, their valuation is considered as based on the purchase price, import duties (if applicable) and other taxes (not subsequently recoverable by tax authorities), transportation, storage and other costs directly attributable to the acquisition of those assets.

Cost is determined using the weighted average cost method.

The Company has classified materials and spare parts into current and non-current, depending on their ultimate purpose, the latter being those that can be used for maintenance or improvement on existing assets. The non-current part of materials and spare parts is shown under the heading “Property, plant and equipment”.

The carrying value of inventories, taken as a whole, does not exceed the recoverable amount at the end of each year.

4.13 Derivative financial instruments

Derivative instruments are initially recognized at their fair value on the derivative contract’s effective date. After their initial recognition, they are revalued at their fair value.

The Company partially hedges its exchange rate risk through the execution of forward contracts denominated in U.S. dollars.

 The accounting method used to recognize the resulting profit or loss depends on whether the derivative has been specifically designated as a hedging instrument, and, if so, on the nature of the item being hedged. The Company has not formally designated privately negotiated derivatives as hedging instruments. Therefore, changes in their value are disclosed in “Foreign currency exchange difference”, under “Other financial results”.

The fair value of derivative financial instruments traded in active markets is disclosed based on their quoted market prices. The fair value of financial instruments that are not traded in active markets is determined using different valuation techniques. The Company uses its critical judgment to select the most appropriate methods and to determine assumptions which are based mainly on the market conditions prevailing at the closing of each year.

During this fiscal year, the Company and its subsidiaries have traded: i) U.S. dollar purchase contracts with ROFEX for an amount of US$ 397.9 million at an average exchange rate of $ 12.137 to a U.S. dollar, with maturities between January and June 2016; ii) U.S. dollar sales contracts with ROFEX for an amount of US$ 21 million at an average exchange rate of $ 9.971 to a U.S. dollar and maturing in November 2015. In turn, the Company has entered into U.S. dollars future sales agreements with affiliates for US$ 70 million and US$ 21 million at an average exchange rate of $ 10.728 to a U.S. dollar and with maturities between January 2016 and June 2016.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 4: (Continuation)

On December 14, 2015, in order to regularize U.S. dollar futures trading operations and eliminate the risk of breach of or challenge to agreed operations and pursuant to the powers granted by Section 4 of the “Rules applicable to U.S. Dollar Futures and Option Contracts”, Mercado a Término de Rosario S.A. and Argentina Clearing S.A., through their Communications No. 518 and 657, resolved as follows:

•         To declare the “Operating Emergency of ROFEX Dollar Futures” regarding positions open as at December 14, 2015 on U.S. dollar futures contracts maturing up to and including June 2016 and agreed after September 29, 2015.

•         To provide, regarding U.S. dollar purchasing future positions as at December 14, 2015 maturing up to and including June 30, 2016:

a) the correction of the operation's original price by adding $ 1.25 per U.S. dollar for operations open as from September 30, 2015 and up to and including October 27, 2015;

b) the correction of the operation's original price by adding $ 1.75 per U.S. dollar for operations open as from October 28, 2015.

In furtherance of these measures, the Company renewed contracts for operations covered by the new price regulations. These modifications have had a negative economic impact of $ 18.8 million.

Additionally, through General Resolution No. 3,818, as amended by General Resolution No. 3.824 passed on December 23, 2015, the AFIP established a one-time withholding system applicable on the difference between the originally agreed price or that resulting from the novation resulting from the application of the “Declaration of Operating Emergency of ROFEX Dollar Futures” of each open contract and the “mark to market” adjustment price for the closing of trading operations on December 23, 2015. The fair value of contracts open as at December 31, 2015 amounts to a $   17.9 million liability position, which is disclosed under "Derivative Financial Instruments". These contracts are guaranteed with financial instruments with a fair value of $ 269.4 million and are disclosed under “Other current receivables”.

The economic impact of these operations resulted in a $ 471.8 million income, which is disclosed in “Foreign currency exchange difference”, under “Other financial results” of the Statement of Comprehensive Income.

4.14 Cash and cash equivalents

Cash and cash equivalents includes cash in hand, demand deposits with banking institutions and other short-term, highly liquid investments with original maturities not exceeding three months and subject to an insignificant risk of changes in value. If any, current account overdrafts are not disclosed under Cash and cash equivalents in the statement of cash flows since they are not part of the Company’s cash management.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 4: (Continuation)

4.15 Shareholder´s equity

Equity’s movements have been accounted for in accordance with the pertinent decisions of shareholders' meetings and legal or regulatory standards.

a.     Share capital

Share capital represents the capital issued, composed of the contributions that were committed and/or made by the shareholders and represented by shares that comprise outstanding shares at nominal value. Ordinary shares are classified as equity.

b.     Additional paid in capital and other reserves

It includes:

(i)         The portion of the collected price exceeding the face value of the shares issued by the Company, net of absorbed accumulated losses.

(ii)       The difference between the fair value of the consideration paid/collected and the accounting value of the equity interest in the subsidiary acquired/sold/diluted which does not represent a loss of control or significant influence.

(iii)      The difference between the proportional equity value registered before the merger of subsidiary CTG with subsidiaries EGSSA and EGSSAH and the value resulting from applying to the subsidiary’s merged equity interest, the new ownership share resulting from the exchange relationship.

c.     Legal reserve

In accordance with the Argentine Commercial Companies Law No. 19550, 5% of the profit arising from the statement of comprehensive income for the year, prior years' adjustments, the amounts transferred from other comprehensive income and prior years' accumulated losses, must be appropriated to a legal reserve until such reserve equals 20% of the Company’s outstanding capital. When for any reason, the amount of this reserve will be shorter, dividends may not be distributed, until such amount is made.

d.     Voluntary reserve

This reserve results from an allocation made by the Shareholders’ Meeting, whereby a specific amount is set aside to cover for the funding needs of projects and situations associated with Company policies.

e.     Directors´option reserves

Corresponded to the reserve related to the share-based payments explained in 4.16 and Note 41

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 4: (Continuation)

f.      Retained earnings (Acumulated losses)

Retained earnings comprise accumulated profits or losses without a specific appropriation; positive earnings can be distributable by the decision of the Shareholders' meeting, as long as they are not subject to legal restrictions. These earnings comprise prior years' earnings that were not distributed, the amounts transferred from other comprehensive income and prior years' adjustments, according to accounting standards.

In case of existence of negative retained earnings to be absorbed at the end of the year for consideration of the Shareholders' Meeting, the following order for appropriation of balances must be followed:

i)         Reserved earnings

-   Voluntary reserve

-   Statutory reserve

-   Legal reserve

ii)       Capital contributions

iii)      Additional paid in capital

iv)     Other equity instruments (if feasible from the legal and corporate point of view)

v)       Capital adjustment

vi)     Share capital

g.     Other comprehensive income (loss)

Includes actuarial gains and losses from the calculation of liabilities for defined benefit plans and their tax effects on subsidiaries.

h.     Dividends distribution

Dividend distribution to Company shareholders is recognized as a liability in the consolidated financial statements in the year in which the dividends are approved by the Shareholders' Meeting.

4.16 Share-based payments

Agreement assignment opportunities

The Company entered into an Opportunities Assignment Agreement by which the Directors undertook to offer, on a priority basis, any investment opportunity above US$ 5 million they detect within the Company’s investment guidelines. In consideration of this commitment, the Company granted these executives warrants for up to 20% of the Company’s capital stock pursuant to the Warrants Issuance Agreements (as amended) that the Company entered into with each of these executives.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 4: (Continuation)

The fair value of the services rendered in consideration of these warrants was recorded as an expense, and has been determined using the Black-Scholes-Merton model, which takes into consideration assumptions such as annual volatility, dividend yield and a risk-free interest rate denominated in U.S. dollars. Pursuant to the conditions prevailing at the time the agreements were entered into, no value has been attributed to the stipulated contractual adjustment clauses.

The total expense amount was determined by reference to the fair value of the granted warrants, against a reserve included in the Statement of Changes in Equity and accrued following the straight-line method in the term during which the Company received this service. In view of the difficulties to determine the value attributable to the contract since there are no comparable parameters in the market (first option provided for in IFRS 2 – “Share-based payments”), the Company has used the valuation of the options issued to determine the compensation amount to be recognized during the life of the contract.

In Note 41 to the financial statements the conditions of compensation, terms of enforceability and the main variables considered in the valuation model is detailed.

Compensation agreement Value Company

PEPASA has granted to certain officers a compensation for services (payable in cash) based on the share value appreciation.

This compensation is recorded pursuant to the guidelines set forth in IFRS 2. The fair value of the services received is measured through the appreciation of the share as from its initial public offering and includes both its intrinsic value (the share quotation value as at the closing date) and its value over time (the right to participate in future quotation increases until the date this right would be actually exercised). The Black-Scholes-Merton financial valuation model was used to make this estimate, and the enforceability of the remuneration was taken into consideration.

The fair value of the amount payable for the compensation plan is accrued and acknowledged as an expense, with the resulting increase in liabilities, during the period in which employees have an unconditional right to payment. Liabilities are revalued on each balance date and at the settlement date. Any change in the fair value of liabilities is disclosed in profit or loss.

In Note 46 to the financial statements the conditions of compensation, terms of enforceability and the main variables considered in the valuation model is detailed.

4.17 Trade payables and other payables

4.17.1 Trade payables

Trade payables are obligations to pay for goods or services that have been acquired in the ordinary course of business from suppliers. Trade payables are classified as current liabilities if payments fall due within one year or in a shorter period of time. Otherwise, they are classified as non-current liabilities.

Trade payables are recognized initially at fair value and subsequently measured at amortized cost using the effective interest method.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 4: (Continuation)

4.17.2 Customer guarantees

Customer guarantees are initially recognized at fair value and subsequently measured at amortized cost using the effective interest method.

In accordance with the Concession Agreement, Edenor is allowed to receive customer guarantees in the following cases:

i.       When the power supply is requested and the user is unable to provide evidence of his legal ownership of the premises;

ii.     When service has been suspended more than once in one-year period;

iii.    When the power supply is reconnected and the Company is able to verify the illegal use of the service (fraud).

iv.   When the customer is undergoing liquidated bankruptcy or reorganization proceedings.

Edenor has decided not to request customer guarantees from residential tariff customers.

Customer guarantees may be either paid in cash or through the customer’s bill and accrue monthly interest at a specific rate of Banco de la Nación Argentina for each customer category.

When the conditions for which EDENOR  is allowed to receive customer guarantees no longer exist, the customer’s account is credited for the principal amount plus any interest accrued thereon, after deducting, if appropriate, any amounts receivable which EDENOR has with the customer.

4.17.3 Customer refundable contributions

Edenor receives assets or facilities (or the cash necessary to acquire or built them) from certain customers for services to be provided, based on individual agreements and the provisions of ENRE Resolution No. 215/12. These contributions are initially recognized as trade payables at fair value against Property, plant and equipment, and are subsequently measured at amortized cost using the effective interest rate method.

4.17.4 Other payables

The recorded liabilities for the debts with the FOCEDE (Note 2.3.1.6), the debts with the FOTAE, the penalties accrued, whether imposed or not yet issued by the ENRE (Note 2.3.3), the PUREE-related debts, and other provisions are the best estimate of the settlement value of the present obligation in the framework of IAS 37 provisions at the date of these financial statements.

The balances of ENRE Penalties and Discounts are adjusted in accordance with the regulatory framework applicable thereto and are based on Edenor’s estimate of the outcome of the RTI process described in Note 2, whereas the balances of the loans for consumption (mutuums) are adjusted by a rate equivalent to the monthly average yield obtained by CAMMESA from its short-term investments.

The compensation arrangements are recognized on the basis as described in Notes 4.16 and 4.27.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 4: (Continuation)

The other liabilities recorded in other payables, including the Loans for consumption (Mutuums) with CAMMESA (Note 2.3.1.7), the Payment agreement with the ENRE (Note 2.3.3.4) and the advances for the execution of works, are initially recognized at fair value and subsequently measured at amortized cost.

4.18 Borrowings

Borrowings are recognized initially at fair value, net of transaction costs incurred. Borrowings are subsequently stated at amortized cost; any difference between the proceeds (net of transaction costs) and the redemption value is recognized as finance cost over the period of the borrowings, using the effective interest method.

4.19 Borrowing costs

General and specific borrowing costs directly attributable to the acquisition, construction or production of qualifying assets, which are assets that necessarily take a substantial period of time to get ready for their intended use or sale, are added to the cost of those assets, until the time the assets are substantially ready for their intended use or sale.

All other borrowing costs are recognized in profit and loss in the period in which they have been incurred.

4.20 Deferred revenues

Non-refundable customer contributions

Edenor receives assets or facilities (or the cash necessary to acquire or built them) from certain customers for services to be provided, based on individual agreements. In accordance with IFRIC 18 “Transfers of Assets from Customers”, the assets received are recognized by Edenor as Property, plant and equipment with a contra-account in deferred revenue, the accrual of which depends on the nature of the identifiable services, in accordance with the following:

  i.          Customer connection to the network: revenue is accrued until such connection is completed;

ii.          Continuous provision of the electric power supply service: throughout the shorter of the useful life of the asset and the term for the provision of the service.

4.21 Employee benefits

Defined benefit plans

The Company operate various defined benefit plans. Typically defined benefit plans define an amount of pension benefit that an employee will receive on retirement, usually dependent on one or more factors, such as age, years of service and compensation.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 4: (Continuation)

The liability recognized in the balance sheet in respect to defined benefit plans is the present value of the defined benefit obligation at the end of the reporting period. The defined benefit obligation is calculated annually by independent actuaries using the projected unit credit method. The present value of the defined benefit obligation is determined by discounting the estimated future cash outflows using future actuarial assumptions about demographic and financial variables that affect the determination of the amount of such benefits.

The Group's accounting policy for benefit plans is recognizing actuarial gains and losses from experience adjustments and changes in actuarial assumptions, in other comprehensive income (loss) in the period in which they arise. Past service costs are recognized immediately in the Statement of Comprehensive Income (loss).

4.22 Provisions and contingencies

Provisions were recognized in the cases in which, considering a present obligation in charge of the group, legal or constructive, arising from a past event, it is probable that an outflow of resources will be required to settle the obligation and a reliable estimate could be made of its amount.

The amount recorded as provisions is the best estimate of the resource outflow necessary to settle the present obligation, at the end of the reporting year, considering the pertinent risks and uncertainties. When a provision is measured using the estimated cash outflow for settling the present obligation, the amount recorded represents the present value of that cash flow. This present value is obtained applying a discount rate before taxes to reflect the market conditions, the time value of money and the risks specific to the obligation.

These provisions have been set up to cover potential contingent situations that could give rise to future obligations of payment. In estimating the amounts and probability of occurrence, the opinion of each Company’s legal advisors has been taken into account.

4.23 Revenue recognition

Revenue is measured at the fair value of the consideration received or receivable, taking into account the estimate amount of any discount, thus determining the net amounts.

Ordinary revenue has been recognized when each and every of the following condition has been met:

i)         the entity has transferred to the buyer all significant risks and rewards;

ii)       the amount of revenue was reliably measured;

iii)      it is probable that the entity will receive the economic benefits associated with the transaction;

iv)     costs incurred or to be incurred in relation to the transaction have been reliably measured.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 4: (Continuation)

4.23.1 Revenue

The revenue recognition criteria of the main activities of the Company include:

i.        From the power generation activity: they are recognized as accrued comprising energy made available and generated energy.

During this fiscal year ended December 31, 2014, upon the meeting of condition (iii) above, generating subsidiaries have recognized as income the fair value of the remuneration corresponding to the section c) Res. SE N ° 406/03 and the portion of the Additional Remuneration to be allotted to the Trust accrued during fiscal year 2013 and 2014. This change results from the execution of the 2014 Agreement on October 27, 2014, whereby CTLL have undertaken to conduct a new generation Project which will be partially funded by CAMMESA.

During this fiscal year ended December 31, 2015, HIDISA and HINISA  have not recognized the Maintenance Remuneration —which is to be allocated exclusively to the financing of major maintenance tasks— as income since the condition that the entities may probably receive the economic benefits associated with the transaction has not been met, as the major maintenance works to be financed with the LVFVDs to be issued by CAMMESA are subject to approval by the SE and, therefore, there is no reasonable certainty that these companies will collect the generated receivables.

Additionally during this fiscal year, generating subsidiaries have not recognized revenues of Remuneration FONINVEMEM 2015-2018 until the approval of investment projects.

ii.     From the electricity distribution activity: Revenue from the electricity provided by Edenor to low-income areas and shantytowns is recognized to the extent that the Framework Agreement has been renewed for the period in which the service was rendered.

Revenue from operations is recognized on an accrual basis and derives mainly from electricity distribution. Such revenue includes both the electricity supplied, whether billed or unbilled at the end of each year, which has been valued on the basis of applicable tariffs, and the charges resulting from the application of SE Resolution No. 347/12 (Note 2.3.1.7).

Edenor also recognizes revenue from other concepts included in distribution services, such as new connections, reconnections, rights of use on poles, transportation of electricity to other distribution companies, etc.

iii.       From exploration and exploitation of oil and gas activity: Revenues from sales of crude oil, natural gas and liquefied petroleum gas are recognized on the transfer of title in accordance with the terms of the related contracts, which is when the customer has taken title and assumed the risks and benefits, prices have been determined and collectibility is reasonably assured.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 4: (Continuation)

4.23.2 Other Income

i.           Recognition of higher cost.

The recognition of higher costs (Note 2.3.1.6) not transferred to the tariff, as well as the recognition established by SE Resolution No. 32/15 fall within the scope of IAS 20 “Accounting for Government Grants and Disclosure of Government Assistance” as they imply a compensation to cover the expenses and afford the investments associated with the normal provision of the public service, object of the concession.

Their recognition is made at fair value when there is reasonable assurance that they will be collected and the conditions attached thereto have been complied with, i.e. provision of the service in the case of the recognition established in SE Resolution No. 32/15, and the ENRE’s approval and the SE’s recognition, by means of a Note or Resolution, in the case of the recognition of higher costs (Note 2.3.1.6).

As for the income deriving from the funds to which SE Res. No. 745/05 refers (Note 2.3.1.6), it is recognized on the basis of amounts billed.

Such concepts have been disclosed in the “Recognition of income on account of the RTI – Resolution 32/15” and “Higher Costs Recognition - SE Resolution 250/13 and subsequent Notes” line items of the statement of comprehensive income as of December 31, 2015 and 2014, recognizing the related tax effects. There have been no unfulfilled conditions or any other related contingencies.

ii.          Recognition of compensation for injection of surplus gas – Resolution No. 1/13

The recognition of income for the injection of surplus gas is covered by IAS 20 since it involves a compensation as a result of the production increase committed by PEPASA.

Its recognition is made at its fair value when there is reasonable assurance that it will be collected and that the conditions required have been complied.

This item has been disclosed under Compensation for Surplus Gas Injection - Resolution No. 1/13, Under other operating income, in the comprehensive income (loss) statement.

4.23.3 Interest and dividend income

Dividend income is recognized when the right to receive payment has been established. Interest income is recognized using the effective interest method. They are recorded on a temporary basis, with reference to the outstanding principal and the applicable effective rate.

This income is recognized as long as it is probable that the entity receives the economic benefits associated with the transaction and the amount of the transaction has been reliably measured.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 4: (Continuation)

4.24 Income tax and tax on asset

4.24.1 Current and deferred income tax

The tax expenses for the period include current and deferred tax. Tax is recognized in the income statement, except to the extent that it relates to items recognized in other comprehensive income or directly in equity. In this case, the tax is also recognized in other comprehensive income or directly in equity, respectively.

The current income tax charge is calculated on the basis of the tax laws enacted or substantively enacted at the balance sheet. Management periodically evaluates positions taken in tax returns with respect to situations in which applicable tax regulation is subject to interpretation. It establishes provisions, where appropriate, on the basis of amounts expected to be paid to the tax authorities.

Deferred income tax is recognized, using the liability method on temporary differences between the tax bases of assets and liabilities and their carrying amounts in the consolidated financial statements. However, deferred tax liabilities are not recognized if they come from the initial recognition of goodwill; or if it arises from initial recognition of an asset or liability in a transaction other than a business combination that at time of the transaction affects neither accounting nor taxable profit or loss.

Deferred income tax assets are recognized only to the extent that it is probable that future taxable profit will be available and can be used against temporary differences.

Deferred income tax is provided on temporary differences from investments in subsidiaries and associates, except for deferred income tax liability where the timing of the reversal of the temporary difference is controlled by the group and it is probable that the temporary difference will not reverse in the foreseeable future.

Deferred income tax assets and liabilities are offset when there is a legally enforceable right to offset the recognized amounts and when the deferred income tax assets and liabilities relate to income taxes levied by the same taxation authority on either the same taxable entity or different taxable entities where there is an intention to settle the balances on a net basis.

Current and deferred tax assets and liabilities have not been discounted.

4.24.2 Minimum notional income tax

The Company calculates the minimum notional income tax by applying the current 1% rate on computable assets at the end of the year. This tax complements income tax. The Company’s tax obligation for each year will be the higher of the two taxes. If in a fiscal year, however, minimum notional income tax obligation exceeds income tax liability, the surplus will be computable as a payment in advance of income tax through the next ten years.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 4: (Continuation)

As of the closing date hereof, the Company’s Management analyzed this receivable’s recoverability, and allowances are created in as long as it is estimated that the amounts paid for this tax will not be recoverable within the statutory limitation period taking into consideration the Company’s current business plans. The Company’s Management will evaluate the evolution of this recoverability in future fiscal years.

4.25 Balances with related parties

Receivables and liabilities with related parties are initially recognized at fair value and subsequently measured at amortized cost.

4.26 Assignments of use

The assignments of use in which a significant portion of the risks and rewards deriving from ownership are kept by the lessor are classified as operating. At present, Edenor only has lease agreements that are classified as operating.

As assignor: The payments with respect to operating assignments of use are recognized as operating expenses in the statement of comprehensive income (loss) on a straight-line basis throughout the term of the assignment.

As assignee: The assignments of use in which the Company does not transfer substantially all the risks and rewards of the ownership of the asset are classified as operating assignments of use.

The collections with respect to operating assignments of use are recognized as income in the statement of comprehensive income (loss) on a straight-line basis throughout the term of the assignment.

4.27  Variable Compensation to Certain Officers

PEPASA has granted its Corporate Directors an Annual Variable Compensation (the ‘EBDA Compensation’) for the performance of technical and administrative duties amounting to 7% of the EBDA (EBITDA less paid income tax, less total net financial costs, less interest on its own capital, considering an annual 10% dollar-denominated rate) accrued for each fiscal year, as disclosed in the corresponding financial statements approved by the applicable General Ordinary Shareholders Meeting.

The Company recognizes a provision (liability) and an expense for this EBDA Compensation based on the previously mentioned formula

NOTE 5: CRITICAL ACCOUNTING ESTIMATES AND JUDGMENTS

The preparation of financial statements requires the Company’s Management to make future estimates and assessments, to apply critical judgment and to establish assumptions affecting the application of accounting policies and the amounts of disclosed assets and liabilities, and income and expenses.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 5: (Continuation)

The applied estimates and accounting judgments are evaluated on a continuous basis and are based on past experiences and other reasonable factors under the existing circumstances. Actual future results might differ from the estimates and evaluations made at the date of preparation of these consolidated financial statements. The estimates which have a significant risk of producing adjustments on the amounts of the assets and liabilities during the following year are detailed below:

5.1 Impairment of long-lived assets

Long-lived assets, including identifiable intangible assets, are reviewed for impairment at the lowest level for which there are separately identifiable cash flows (CGU).

Most of the main subsidiaries or joint ventures of the Company are a CGU, as they have only one power generation plant (generation segment), a power transmission network (transmission segment) or one concession area for the distribution of electricity (distribution segment) and areas of exploration and exploitation of oil and gas (oil and gas segment). Consequently, each subsidiary and joint venture in these segments represents the lowest level of composition of assets generating independent cash flows.

i)      Assets subject to depreciation / amortization are reviewed for impairment when facts or circumstances show that the carrying amount may not be recoverable.

ii)     Goodwill: In accordance with the applicable accounting policies, goodwill is tested for impairment annually. The amounts recoverable from CGUs are determined based on the calculations of its value in use.

iii)   Intangible assets: Intangible assets having an indefinite useful life are not amortized. Intangible assets having an indefinite useful life are tested for impairment by comparing their recoverable amount with their book value: (i) annually; and (ii) at any time, if there is any indication that they may have been impaired.

In order to evaluate if there is evidence that a CGU could be affected, both external and internal sources of information are analyzed.  Specific facts and circumstances are considered, which generally include the discount rate used in the estimates of the future cash flows of each CGU and the business condition as regards economic and market factors, such as the cost of raw materials, oil and gas, the regulatory framework for the energy industry (mainly the RTI / CMM and recognition of expected prices), the projected capital investments and the evolution of the energy demand.

An impairment loss is recognized when the book value of the asset exceeds its recoverable value. The recoverable amount is the higher of the value in use and the fair value less costs of disposal. Any impairment loss will be distributed (to reduce the book value of the CGU's assets) in the following order:

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 5: (Continuation)

(a) first, to reduce the book value of goodwill assigned to the CGU, and

(b) then, to the other assets in the cash generating unit (or group of units), prorated for the carrying amount of each asset in the unit (or group of units), taking into account not to reduce the carrying amount of the asset below the higher of its fair value less costs of disposal, its value in use or zero value.

(c) any impairment loss which may not be allocated to the specific asset will be proportionately distributed among the remaining assets making up the CGU.

The value in use of each CGU is estimated on the basis of the present value of  future net cash flows that these units will generate. The Company Management uses approved budgets up to one year for its cash flow projections extrapolated into a term consistent with the assets’ remaining useful life, taking into consideration the appropriate discount rates. In order to calculate the fair value less the costs to sale, the Company Management uses the estimated value of the future cash flows that a market participant could generate from the appropriate CGU, and deducts the necessary costs to carry out the sale of the corresponding CGU.

The Company Management is required to make judgments at the moment of the future cash flow estimation. The actual cash flows and the values may differ significantly from the expected future cash flows and the related values obtained through discount techniques.

Non-financial assets other than goodwill which have suffered impairment in the past are reviewed for a possible reversal of the impairment as at the closing date of the fiscal year.

(a)  Reversal of Property, Plant and Equipment Impairment in CPB

As from January 2012, CAMMESA, at the direction of the ES, remuneration adjustments stablished by the “2008 – 2011 Agreement” in November, 2010 were cancelled. Furthermore, in the case of CPB, another change in the regulatory framework prevented the Company from continuing operating in the fuel oil purchase business, an activity which allowed it to obtain a margin on the fuel it acquired for generation purposes. Both measures have had a negative effect on the company’s generation of funds, which were insufficient to meet growing operating costs. The deterioration of CPB’s economic and financial situation, evidenced by operating losses, negative cash flows and a working capital deficit, resulted in a decrease in the plant’s reliability since it lacked the sufficient resources to continue bringing about the improvements necessary to keep the operating levels met during fiscal year 2011.

Therefore, as at September 30, 2012, CPB recorded an impairment loss amounting to $ 108.3 million for its Property, Plant and Equipment —which, net of the effect of the income tax, amounted to $ 70.4 million— as a result of the assessment of their recoverable value.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 5: (Continuation)

Impairment loss charges have been distributed on a pro rata basis in order to reduce the book value of the assets composing the CGU, taking into consideration the book value of each of the unit’s assets. After recognizing the impairment loss, the asset’s depreciation charges have been adjusted during the following fiscal years to systematically distribute its reviewed book value less any possible residual value through its remaining useful life.

Previously impaired non-financial assets are reviewed for a possible reversal of the impairment at each reporting date.

With the implementation of SE Resolution No. 95/13 and its amendment SE Resolution No. 529/14 —which defined a new remuneration scheme for the industry as from February 2013 and the later update of remunerative values effective as from February 2014, respectively— and the granting of financing by CAMMESA under advantageous conditions to CPB, which will allow to afford the cost of the capital investments necessary to recover the company’s plant operating capacity (Note 21.1.3), CPB´s projections regarding the recoverability of its Property, Plant and Equipment and its deferred tax assets have been modified.

As of September 30, 2014, CPB’s management reevaluated its discounted cash flows considering a revenue increase exceeding by 10% cost increases as from the year 2017 (on account of the recognition of cost mismatches in respect to past income) and that tariff increases will be granted to offset future cost increases.

The remaining assumptions are detailed below:

i.       Actual discount rate: 9.9%.

ii.     Growth rate: 0%.

iii.    Plant’s availability factor: 86% on average, considering the execution of major maintenance works in the generating units.

iv.   The collection of the maximum remuneration provided for fixed costs based on the provisions of item iii.

v.     The fulfilment of the capital investments necessary to recover the plant’s operating capacity under normal availability conditions will take place during the next two years and will receive CAMMESA’s permanent financing, which will be repaid under the conditions detailed in Note 20.1.3.

In the light of the above conclusions, CPB CGU’s value in use determined based on the present value of future net cash flows was $ 274.4 million higher than its book value. Therefore, CPB as of December 31, 2014 recovered the above-mentioned impairment losses which, net of accumulated depreciation, amounted to $ 88.4 million (recognized under “Reversal of Impairment of Property, Plant and Equipment” in the Statement of Comprehensive Income) and, net of the effect of the income tax, amounted to $ 57.5 million. The affected Property, Plant and Equipment items were: lands, buildings, machines and generation equipment.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 5: (Continuation)

At the date of these financial statements CPB has not identified any events or circumstances indicate that the book value as of December 31, 2015 may not be recoverable.

(b)  Test of impairment of property, plant and equipment and intangible assets associated with the subsidiary Edenor

As at December 31, 2011, the Company has recorded impairment losses associated with Edenor’s consolidated assets resulting from the assessment of their recoverable value. Depreciation losses totaled up $ 647.7 million which, net of the effect of the income tax, amounted to $ 421 million.

Due to the implementation of ENRE Resolution No. 1/16, which established an increase in income as from February 1, the projections concerning the recoverability of property, plant and equipment made by EDENOR, have been updated.

The value in use is determined based on projected and discounted cash flows, using discount rates that reflect the time value of money and the specific risks of the assets considered.

Cash flows are prepared on the basis of estimates concerning the future performance of certain variables that are sensitive to the determination of the recoverable amount, among which the following can be noted: (i) nature, opportunity and modality of electricity rate increases and/or cost adjustment recognition; (ii) demand for electricity projections; (iii) evolution of the costs to be incurred; (iv) investment needs in accordance with the service quality levels required by the regulatory authority, and (v) macroeconomic variables, such as growth rates, inflation rates and foreign currency exchange rates.

The future increase in electricity rates used by Edenor to assess the recoverability of its long-lived assets as of December 31, 2015  is based on the rights to which the Company is entitled, as stipulated in the Concession Agreement and the agreements described in Note 2 to these financial statements. Furthermore, the actions taken to maintain and guarantee the provision of the public service, the presentations made before regulatory authorities, the status quo of the discussions that are being held with government representatives, the announcements made by government officials concerning possible changes in the sector’s revenues to restore the economic and financial equation, and certain adopted measures, such as those described in Notes 2.3.3, 2.3.5 and 2.3.6 to these financial statements, have also been considered. Edenor Management estimates that it is reasonable to expect that new increases in revenues will be obtained as from 2017 as a result of the carrying out during 2016 of the RTI.

Edenor has made its projections under the assumption that it will obtain better electricity rates, in addition to the adjustments on account of the VAD provided for by Resolution No. 7/2016. However, due to the complexity of the RTI process Edenor Management may not ensure that the future performance of the variables used to make its projections will be in line with what it has estimated at the date of preparation of these financial statements.

In order to contemplate the estimation risk contained in the projections of the aforementioned variables, Edenor has considered three different probability-weighted scenarios. Although in all of them it is estimated that Edenor will succeed in reaching an acceptable agreement with the Government resulting in a gradual tariff increase, Edenor has considered different timing and magnitude of an increase in the VAD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 5: (Continuation)

The scenarios that have been considered are the following:

a) Scenario called Pessimistic scenario: in this scenario, Edenor assumes modest electricity rate increases as from 2017 as a result of the gradual implementation of the RTI. A five-year term payment plan is established for the penalties owed to customers, whereas those owed to the ENRE are waived. The debt with CAMMESA (for energy and loans for consumption), including interest, is paid in 4 years. Probability of occurrence assigned 20%.

b) Scenario called Intermediate scenario: in this case, Edenor assumes reasonable electricity rate increases as from 2017 as a result of the gradual implementation of the RTI. A five-year term payment plan is established for the penalties owed to customers, whereas those owed to the ENRE are waived. The debt with CAMMESA (for energy and loans for consumption), including interest, is paid in 10 years with funds deriving from a specific charge included in electricity bills. Probability of occurrence assigned 65%.

c) Scenario called Optimistic scenario: in this case, Edenor assumes increases in its remuneration, in addition to the ones recognized in the Intermediate scenario, as from 2017 as a result of the gradual implementation of the RTI. A five-year term payment plan is established for the penalties owed to customers, whereas those owed to the ENRE are waived. The debt with CAMMESA (for energy and loans for consumption) is waived as part of the Concession Agreement renegotiation process. Probability of occurrence assigned 15%.

Edenor has assigned to these three scenarios the previously described percentages of probability of occurrence based mainly on experience and considering the present economic and financial situation, the status quo of the conversations that are being held with the Federal Government and the need to maintain the public service, object of the concession, in operation.

In all the scenarios a different after tax discount rate (WACC) in pesos has been used for each year of the projection. For the first 5 years, the average of these rates is 31%.

Sensitivity analysis:

The main factors that could result in impairment charges in future periods are: i) a distortion in the nature, opportunity and modality of the electricity rate increases and recognition of cost adjustments, ii) the development of the costs to be incurred, and iii) the investment needs in accordance with the service quality levels required by the regulatory authority in the RTI, among other factors. These factors have been taken into account in the aforementioned weight of scenarios. Due to the inherent uncertainty involved in these assumptions, the Company estimates that any sensitivity analysis that considers changes in any of them considered individually could lead to distorting conclusions.

Based on the conclusions previously mentioned, the valuation of property, plant and equipment, taken as a whole, does not exceed its recoverable value, which is measured as the value in use as of December 31, 2015.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 5: (Continuation)

Furthermore, the management understands that although these estimates may show an increase in the CGU’s value, actual measurements obtained so far are not sufficient to consider a sustainable recovery which can be confirmed with the conclusion of the RTI expected to be completed during 2016, and consequently evaluate the possible reversal of the impairment loss recognized by the Company during fiscal year 2011.

5.2 Current and deferred Income tax / Minimum notional income tax

A great level of judgment is required to determine the income tax provision since the Company Management has to regularly assess the positions stated in the tax returns as regards those situations where the applicable tax regulations are subject to interpretation and, if necessary, establish provisions according to the estimated amount that the Company will have to pay to the tax authorities. When the final tax result of these items differs from the amounts initially acknowledged, those differences will have an effect on the income tax and on the deferred tax provisions in the fiscal year when such determination is made.

A significant degree of judgment is required to determine the income tax provision. There are many transactions and calculations for which the ultimate tax determination is uncertain. The Company recognizes liabilities for eventual tax claims based on estimates of whether additional taxes will be due in the future.

Deferred tax assets are reviewed at each reporting date and reduced in accordance with the probability that the sufficient taxable base will be available to allow for the total or partial recovery of these assets. Deferred tax assets and liabilities are not discounted. In assessing the realization of deferred tax assets, Management considers that it is likely that a portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets depends on the generation of future taxable income in the periods in which these temporary differences become deductible. To make this assessment, Management takes into consideration the scheduled reversal of deferred tax liabilities, the projections of future taxable income and tax planning strategies.

5.3 Provisions

The Company is subject to several lawsuits, complaints and other legal proceedings, including customers’ claims, where a third party seeks the payment of damages, reimbursement for losses or compensation. The Company’s potential liability as regards these claims, lawsuits and other legal proceedings cannot be estimated for sure. The Company Management, with the assistance of its legal counselors (lawyers) regularly reviews the status of each important proceeding and assesses its potential financial exposure.

If the loss derived from a lawsuit or legal proceeding is deemed probable and the amount can be reasonably estimated, the Company establishes allowance provision.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 5: (Continuation)

The provision for contingent losses reflect a reasonable estimation that losses will be incurred, based on information available to the Management at the consolidated financial statements date, and taking into account our litigation and resolution/settlement strategies. These estimates are prepared mainly with the help of legal counsel. However, if the Company Management estimates are incorrect, current provisions might be inadequate and derive in a charge to profits that could have an adverse effect on the balance sheet, comprehensive income (loss) statement, statements of changes in equity and cash flows.

5.4 Asset retirement obligation

The obligations relating to the decommissioning of wells after completion of the operations PEPASA´s management to make estimates about the costs of abandonment in the long-term and the time remaining until the abandonment. Notably, technology, costs and policy, security and environmental considerations are, continually changing, which may result in differences between the actual future costs and estimates.

Estimated future costs of wells plugging and abandonment in the hydrocarbon areas, discounted at a rate estimated at the time of their initial measuring, are capitalized together with the assets originating them, and are depreciated using the unit-of-production method. Additionally, a liability is acknowledged for this item at the estimated value of discounted payables.

5.5 Allowance for doubtful accounts

The Group is exposed to losses for uncollectible receivables. The Company Management estimates the final collectability of the accounts receivable.

The allowance for the impairment of accounts receivable is assessed based on the historical level of both the balances written off as an expense and the default balances. Additionally, Edenor Management records an allowance applying an uncollectibility rate for each customer category, tariff, customers included in the Framework Agreement, and customers not included in the Framework Agreement.

In order to estimate collections related to the energy generation segment we mainly consider the ability of CAMMESA to meet its payment obligations to generators, and the resolutions issued by ES, which allow the Company to collect its credits with CAMMESA through different mechanisms.

Additionally, Management analyzes the allowance for uncollectible receivables of the remaining accounts receivables of the segment based on an individual analysis of recoverability of receivables of the WEM debtors.

Future adjustments to the allowance may be necessary if future economic conditions differ substantially from the assumptions used in the assessment for each year.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 5: (Continuation)

5.6 Defined benefit plans

The liability recognized by the Company is the best estimate of the present value of the cash flows representing the benefit plan obligation at the closing date of the year. Cash flows are discounted using actuarial assumptions about demographic and financial variables that affect the determination of the amount of such benefits. Such estimate is based on actuarial calculations made by independent professionals in accordance with the projected unit credit method.

5.7 ENRE Penalties and Discounts

Edenor considers its applicable accounting policy for the recognition of ENRE penalties and discounts critical because it depends on penalizable events, which are valued on the basis of management best estimate of the expenditure required to settle the present obligation at the date of these financial statements. The balances of ENRE penalties and discounts are adjusted in accordance with the regulatory framework applicable thereto and have been estimated based on Edenor’s estimate of the outcome of the RTI process described in Note 2.

 5.8 Going concern status

The co-controlled company Citelec has prepared their consolidated financial statements in accordance with the accounting principles applicable to a going concern, assuming that the companies will continue to operate normally. Therefore, they do not include the effects of the adjustments or reclassifications, if any, that might be necessary to make as a consequence of the situation described in Note 42, as well as its impact on the financial statements of the Group.

The management considers that this uncertainty regarding its the company under common control Citelec does not affect its capacity to continue operating on an ordinary basis, as described in Note 42.

5.9 Revenue recognition

In the distribution business, revenue is recognized on an accrual basis upon delivery to customers, which includes the estimated amount of unbilled distribution of electricity at the end of each year. We consider our accounting policy for the recognition of estimated revenue critical because it depends on the amount of electricity effectively delivered to customers which is valued on the basis of applicable tariffs. Unbilled revenue is classified as current trade receivables.

5.10 Oil and Gas Reserves

Reserves are oil and gas volumes (expressed in oil-equivalent m3) originated from or associated with any economic income in the areas where PEPASA operates and over which it holds exploration and exploitation rights.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 5: (Continuation)

Crude oil and gas reserves estimates are an essential part of PEPASA’s decision-making process. Crude oil and gas reserves volumes are taken into consideration in the calculation of depreciation -by using the production unit ratio- and to evaluate exploration and exploitation asset investments’ recoverable amounts.

Reserves estimates have been prepared by PEPASA technical staff, and are based on the technological and economic conditions prevailing as of December 31, 2015 taking into consideration their economic evaluation and the expiration of the concession to determine their recoverability period.

These estimates are adjusted every time changes in the evaluated aspects so justify, or at least once a year.

There are numerous factors giving rise to uncertainty regarding the estimate of proven and not proven reserves and of future production profiles, prices and development costs, several of which are beyond the producer’s control. The reserves calculation procedure is a subjective process for estimating the crude oil and natural gas recoverable from the subsoil which involves a high degree of uncertainty. This reserves estimate is prepared based on the quality of the geological and engineering information available as at that date, as well as its interpretation.

NOTE 6: FINANCIAL RISK MANAGEMENT

6.1 Financial Risk Factors

The Company’s activities are subject to several financial risks: market risk (including the exchange rate risk, the interest rate risk and the price risk), credit risk and liquidity risk.

Financial risk management is encompassed within the Company’s global policies focused on the uncertainty of certain financial markets, and aims to minimize potential adverse effects on its financial return. Financial risks are those derived from financial instruments the Company is exposed to during or at the closing of each fiscal year. The Company uses derivative instruments to hedge certain risks when it deems it necessary according to its risk management internal policies.

Financial risk Management is controlled by the Financial Department, which identifies, evaluates and covers financial risks. Risk Management systems and policies are reviewed on a regular basis to reflect changes in market conditions and the Company activities.

This section includes a description of the main risks and uncertainties which may adversely affect the Company’s strategy, performance, operational results and financial position.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 6: (Continuation)

6.1.1 Market risks

Exchange rate risk

The Company, through its subsidiaries in the Generation segment, collects a meaningful part of its income in Argentine pesos pursuant to tariffs which are indexed to U.S. dollars, as is the case of income resulting from the Supply Agreement entered into between CTLL and the SE or EGSSA and the SE (actually merged with CTG), pursuant to Resolution No.  220/07, or CTG’s Energy Plus agreements. The other part of its operating flows expressed in Argentine pesos are not indexed to the U.S. dollar, and comprise income from hydroelectric and thermal generators that do not have Energy Plus or Supply Agreements with the SE pursuant to Resolution No. 220/07. On the other hand, most of the financial debt of the subsidiaries of the Generation segment is denominated in pesos keeping a lower portion of debt denominated in US dollars (a 13.5% as of December 31, 2015 approximately), which exposes them to the risk of loss on a devaluation of the peso.

Therefore, as there is not a strong currency mismatch between the operating generation of funds and financial debt, the risk of foreign-currency exchange rate fluctuations is reasonably hedged. However, in case such risk is not adequately hedged by business operations, as of December 31, 2015, CTLL has conducted forward transactions to purchase U.S. Dollars with pesos for US$ 72 million at an average exchange rate of $ 14.18 to a U.S. dollar, with maturities between January and June, 2016.

However, as the subsidiaries receive most of its income from CAMMESA, which during the past year has incurred in significant delays in its payment terms. A significant part of the transactions are denominated in U.S. dollars, they are billed in Argentine pesos and converted at the exchange rate effective during the month in which they are perfected. For the income from the Supply Contracts under Res. SE No. 220/07, this amount in pesos is collected from CAMMESA, on average, 100 days afterward, but the difference in the exchange rate is recognized by CAMMESA only until the expiration date, about 45 days. In case there is a strong devaluation between the billing and the collection date, as was the case during the months of January 2014 to December 2015, the U.S. dollars collectable by the Company may be severely reduced, thus limiting the effectiveness of its exchange rate hedge.

Additionally, as part of the Work Technological Update 2015-2016, CPB assumed different commitments with foreign suppliers, which are mostly denominated in foreign currencies (mainly euros and dollars) and will be funded through mutual and Assignment in Guarantee Contract subscribed with CAMMESA during the month of April 2014. In addition, a substantial portion of its financial debt with related companies is denominated in US dollars.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 6: (Continuation)

In the distribution segment, Edenor´s exposure to currency risk relates to the collection of its revenue in pesos, in conformity with regulated electricity rates that are not indexed in relation to the US dollar, whereas a significant portion of its existing financial liabilities is denominated in US dollars. Therefore, Edenor is exposed to the risk of a loss resulting from a devaluation of the peso. Edenor may hedge its currency risk trying to enter into currency fowards. Nevertheless, at the date of issuance of these financial statements, it has not been able to hedge its exposure to the US dollar under terms it may consider viable.

If Edenor continued to be unable to effectively hedge all or a significant part of its exposure to currency risk, any devaluation of the peso could significantly increase its debt service burden, which, in turn, could have a substantial adverse effect on its financial and cash position (including its ability to repay its Corporate Bonds) and the results of its operations.

In the Oil and Gas segment, part of the PEPASA's income is denominated in U.S. dollars but collectable in pesos. Most of the financial debt of PEPASA is denominated in pesos and a portion of its debt is denominated in U.S. dollars but is payable in pesos indexed relative to the U.S. dollar (12%). PEPASA contracted investment commitments and operating expenses are denominated in dollars. As there isn’t a strong currency mismatch between the generation of own funds and the undertaken expenses, the risk of foreign-currency exchange rate fluctuations is reasonably hedged. However, as of December 31, 2015, PEPASA has conducted forward transactions to purchase U.S. Dollars with pesos for US$ 83 million at an average exchange rate of $ 14.08 to a U.S. dollar, with maturities between January and June, 2016.

On December 17, 2015, the Argentine peso underwent a devaluation of approximately 40% that affected not only the economic context in which the Company operates but also its results in these financial statements.

At the date of issuance of these financial statements, the devaluation of the Argentine peso increased, as compared to its value at year-end, by approximately 17%. This variation would generate a negative impact of $ 369 million. Those impacts have been determined without considering the effects of the hedging contracts.

The following table shows the Company’s exposure to the exchange rate risk for financial assets and liabilities denominated in a currency different from the Company’s functional currency.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 6: (Continuation)

	Type	Amount of foreign currency	Exchange rate (1)	Total 12.31.2015	Total 12.31.2014

ASSETS

NON CURRENT ASSETS
Other receivables
Third parties	U$S	85,703	12.940	1,108,998	3,530,984
Total non current assets				1,108,998	3,530,984

CURRENT ASSETS

Financial assets at fair value through profit and loss	U$S	95,331,357	12.940	1,233,587,761	118,252,993
Trade and other receivables
Related parties	U$S	549,573	12.990	7,138,953	10,089,975
Third parties	U$S	24,754,018	12.940	320,316,983	18,439,637
	EUR	10,016	14.068	140,909	521,398
	CHF	39,930	12.895	514,916	-
		£-	19.052	-	96,987
	U$	17,423	0.432	7,528	-
Cash and cash equivalents	U$S	28,946,258	12.940	374,564,573	133,809,244
	EUR	12,890	14.068	181,342	147,584
	U$	151,985	0.432	65,670	14,508
Total current assets				1,936,518,635	281,372,326
Total assets				1,937,627,633	284,903,310

LIABILITIES

NON CURRENT LIABILITIES

Borrowings
Related parties	U$S	(1,009,362)	12.990	(13,111,615)	(169,766,242)
Third parties	U$S	(214,688,564)	13.040	(2,799,538,870)	(1,802,303,741)
Total non current liabilities				(2,812,650,485)	(1,972,069,983)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 6: (Continuation)

	Type	Amount of foreign currency	Exchange rate (1)	Total 12.31.2015	Total 12.31.2014

CURRENT LIABILITIES

Trade and other payables
Third parties	U$S	(73,519,019)	13.040	(958,687,995)	(405,629,479)
	EUR	(1,693,714)	14.210	(24,067,178)	(23,059,419)
		£-	19.061	-	(1,161,726)
	CHF	(30,321)	12.906	(396,733)	(262,367)
	NOK	(68,200)	1.488	(101,464)	(78,830)
	U$	(25,310)	0.432	(10,936)	(11,942)
Borrowings
Related parties	U$S	(10,067)	12.990	(130,776)	(269,697,740)
Third parties	U$S	(23,890,393)	13.040	(311,531,217)	(83,237,348)
Salaries and social security payable
Third parties	U$	(905,624)	0.432	(391,304)	(209,039)

Total current liabilities				(1,295,317,603)	(783,347,890)
Total liabilities				(4,107,968,088)	(2,755,417,873)

Total liabilities and equity				(2,170,340,455)	(2,470,514,563)

(1) The exchange rates used correspond to December 31, 2015 released by the National Bank for U.S. dollars (U$S), euro (EUR), sterling pounds (£) swiss francs (CHF), norwegian kroner (NOK) and uruguayan pesos (U$). For balances with related parties, the exchange rate used is the average.

The Company estimates that provided all other variables remain constant, a 10% revaluation/(devaluation) of each foreign currency as compared to the Argentine peso would generate the following increase/(decrease) in the fiscal year’s in absolute values:

	Argentine pesos
Currency	12.31.2015	12.31.2014
U.S dollar	214,628,321	244,651,172
Euros	2,374,493	2,239,044
Sterling Pound	-	106,474
Norwegian kroner	10,146	7,883
Swiss francs	11,818	26,237
Uruguayan peso	32,904	20,647
Variation of the result for the year	217,057,682	247,051,456

Price risk

The Company’s investments in quoted and unquoted equity securities are subject to the risk of change in the market prices resulting from the uncertainties as to the future value of those securities.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 6: (Continuation)

The Company is exposed to the price risk on its fiduciary ownership of 40% of CIESA’s shares which is calculated based on the market values of ADRs TGS. However, the Company considers that the price fluctuation risk in the securities market is low, since once the pending regulatory approval is obtained, the Shares held in Trust will be transferred to the Company, which will allow to exercise an indirect joint control of TGS. On the other hand, the Company is not exposed to commodities price risks. Additionally, the Company has investments in Government securities which are exposed to the risk of a significant change in market prices.

The following table shows the Company’s exposure to the price risk for the previously mentioned financial assets:

Financial assets	12.31.2015	12.31.2014
Shares	175	61,629,484
Government securities	1,566,785,757	237,068,910
Trust	2,554,544,826	962,942,332
Total	4,121,330,758	1,261,640,726

The Company estimates that provided all other variables remain constant, a 10% revaluation/(devaluation) of each quotation would generate the following increase/(decrease) in the fiscal year’s income:

	Increase (decrease) of the result for the year
Financial assets	12.31.2015	12.31.2014
Shares	18	6,162,940
Government securities	156,678,576	23,706,891
Trust	255,448,323	95,879,913
Variation of the result of the year	412,126,917	125,749,744

Hydrocarbon Price Risk

PEPASA operations are impacted by several factors beyond its control, including, but not limited to, variations in product market prices, Governmental regulations on prices, taxes and other levies, and royalties.

PEPASA is not significantly exposed to the hydrocarbon price risk mainly because, on account of regulatory, economic, governmental and other policies, domestic prices are not directly affected by short-term price variations in the international market.

During the fiscal years ended December 31, 2015, gas sales represented 96.3% of PEPASA's revenues from sales. Although it is regulated, fluctuations in the oil price do not substantially affect PEPASA's results.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 6: (Continuation)

Since the domestic production of gas is insufficient to meet the demand, there is a need to import gas and liquid fuels. The decline in the price of oil and LNG resulted in lower prices for the LNG and the gas from Bolivia. During the first months of 2016, LNG prices are below the value of 7.5 US$/MM Btu for the Gas Plan, but above the prices paid to producers for volumes not covered by such plan. Additionally, the prices for imported liquid fuels (gas substitutes) are higher than the Gas Plan prices. In view of this situation, a downward revision of Gas Plan prices as a result of the decline in LNG import prices is not expected.

During the fiscal year 2015, 50% of gas were imported for LNG. Imported gas accounted for 25% of the annual consumption. The average price of these imports was US$ 8.6/MM Btu. No significant reduction in import volumes is expected in the short term.

In the fiscal years ended December 31, 2015, 2014 and 2013, PEPASA has not used derivative financial instruments to hedge risks associated with fluctuations in hydrocarbon prices.

 Interest rate risk

Borrowings at variable rates exposes the Company to the interest rate risk on its cash flows due to the possible volatility they may experience, as it has happened throughout 2014 and 2015. Borrowings at fixed rates exposes the Company to the interest rate risk on the fair value of its liabilities, since they may be considerably higher than variable rates. As at December, 31, 2015, approximately 86.5 % of the loans were granted at a variable interest rate, based on the Private Badlar and Private Badlar corrected rate plus an applicable margin corrected. The remaining liabilities were agreed at fixed interest rates, denominated in U.S. dollars (82.9% of the total fixed rate debt). Borrowings at variable rates are denominated in pesos.

The Company seeks to mitigate its interest-rate risk exposure through the analysis and evaluation of (i) the different liquidity sources available in the financial and capital market, both domestic and (if available) international; (ii) interest rates alternatives (fixed or variable), currencies and terms available for companies in a similar sector, industry and risk than the Company; (iii) availability, access and cost of interest-rates hedge agreements. On doing this, the Company evaluates the impact on profit or losses resulting from each strategy over the obligations representing the main interest-bearing positions.

During the fiscal year ended December 31, 2015, the Private Badlar rate, the reference rate used by the Company for an important part of its financial liabilities, has remained constant during most of the year and then, towards its end, has increased significantly from an average 21% during the first nine months until reaching 30% during the last term, and was later stabilized at around 26%.

In case the fluctuations in variable interest rates become more significant, the Company may mitigate such risk, for example, through interest rate hedge agreements. In the case of fixed rates and in view of the market’s current conditions, the Company considers that the risk of a significant decrease in interest rates is low and, therefore, does not foresee a substantial risk in its indebtedness at fixed rates.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 6: (Continuation)

Any significant increase in the variable interest rates at which the Company holds a significant portion of its existing financial debt may result in a significant increase in its financial burden which, in turn, may have a material adverse effect on its operating results and assets and financial position.

The following chart shows the breakdown of the Company’s borrowings classified by interest rate and the currency in which they are denominated:

	12.31.2015	12.31.2014
Fixed interest rate:
Argentine pesos	635,081,460	129,933,527
U.S dollar	3,084,003,580	2,223,975,162
Subtotal loans granted at a fixed interest rate	3,719,085,040	2,353,908,689

Floating interest rates:
Argentine pesos	4,082,587,531	2,090,074,426
Subtotal loans granted at a floating interest rate	4,082,587,531	2,090,074,426

Non interest accrues
U.S dollar	40,308,898	101,029,909
Argentine pesos	150,427,644	25,558,669
Subtotal no interest accrues	190,736,542	126,588,578
Total borrowings	7,992,409,113	4,570,571,693

Based on the conducted simulations, and provided all other variables remain constant, a 10% increase/decrease in variable interest rates would generate the following (decrease)/increase in the fiscal year's income:

	12.31.2015	12.31.2014
Floating interest rates:
Argentine pesos	110,254,660	50,398,813
Variation of the result for the year	110,254,660	50,398,813

6.1.2 Credit risk

Credit risk results from cash and cash equivalents, deposits in banks and financial institutions, and derivative financial instruments, as well as the customers and CAMMESA’ credit exposure, which includes outstanding balances of accounts receivable and the committed transactions. Regarding banks and financial institutions, only high credit quality institutions are accepted. If there are no independent risk ratings, the risk control area evaluates the customer’s creditworthiness, past experiences and other factors.

Individual credit limits are set according to the limits defined by the Board of Directors based on internal or external ratings approved by the Finance Division.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 6: (Continuation)

Electric power generators collect through CAMMESA payments corresponding to the new remuneration scheme implemented through SE Resolution No. 95/13 at the beginning of 2013 and updated by Res. SE No. 529/14 and Res. SE No. 482/15. On the other hand, there is an deficit between payments collected by CAMMESA and receivables from the generating companies in respect to this entity. This is due to the fact that the price collected by CAMMESA regarding the electric power marketed in the Spot Market is regulated by the National Government, and is lower than the generation cost that CAMMESA has to reimburse to generators. The National Government has been filling this gap through contributions by the Treasury. However, in January 2016, certain resolutions issued by MEyM transferred more of the price of electricity to end users, which could help to alleviate the deficit mentioned. Anyway, it cannot be guaranteed that CAMMESA will continue making payments to generators, both regarding the energy and the power sold.

Besides, the default in the payment of WEM’s electricity power purchases by electric power distribution service providers has considerably increased in the last years. This has increased the WEM’s deficit and affected (both regarding payment terms and payable volume) -and may possibly affect even more- CAMMESA’s payment capacity to WEM’s creditors (basically generation and transportation companies) and their income. Furthermore, in January 2016, the MEyM passed several resolutions adjusting income received by electricity distribution companies which may help relieve such deficit.

The impossibility by CAMMESA to pay the generators’ receivables may have a substantially adverse effect on their cash income and, consequently, on the result of their operations and financial situation which, in turn, may adversely affect the Company’s repayment capacity.

Furthermore, with the implementation of the new regulatory framework, the SE has suspended the renewal and execution of new agreements in the WEM’s MAT (with the exception of Energy Plus contracts), also providing that the demand unmet by generators would be supplied directly by CAMMESA. Generators will provide their power and energy to the Spot Market at the prices set by the SE Resolution No. 482/15.

With regard to the consolidated financial claims with CAMMESA, it should be pointed out that the Company, through CTLL, has entered into an agreement with the SE undertaking to develop a new generation investment project, with partial financing from CAMMESA which can be repaid, at CTLL option, by applying the following receivables: i) LVFVDs pursuant to SE Resolution No. 406/03, Section 4.c, not committed under other agreements; ii) receivables from the Additional Remuneration to the Trust issued until December 31, 2015.

In the case of Edenor, as of December 31, 2015 and 2014, default trade receivables amounted to approximately $ 209.3 million and $ 229.3 million, respectively. As of December 31, 2015 and 2014, financial statements included provisions for $ 79.3 million and $ 84.6 million, respectively. Failure to collect receivables in the future may have an adverse effect on Edenor's financial situation and operating results which, in turn, may negatively impact its capacity to repay borrowings, including the cancellation of its Corporate Bonds.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 6: (Continuation)

Also, part of the gas produced by PEPASA is purchased by CAMMESA. With respect to CAMMESA there is no assurance that it will make the payments established in the times and ways agreed. The inability of PEPASA to charge their claims could have a material adverse effect on our revenues and, consequently, on the results of operations and financial condition.

Additionally, our Natural Gas Promotion Program compensation depends on the Argentine Government's ability and willingness to pay. As at the issuance of these financial statements, the Company has collected compensations for the March 2013- April 2015 period, and has outstanding receivables in the amount of $ 451.8 million corresponding to the May-December 2015 period. We may not guarantee that the Company receives properly payments ofthe offered compensations in the future which could cause a potential claim to the argentine government.

The Company’s maximum exposure to the credit risk results from the accounting value of each financial asset in the financial statements after deducting all applicable allowances and provisions.

6.1.3 Liquidity risk

Liquidity risk is the risk that the Company does not have enough funds to meet all its obligations, whether of an economic, industrial or commercial mature. The cash flow projection is made by the Financial Department.

The Company Management supervises updated projections on liquidity requirements to guarantee there is enough cash to meet operating needs while keeping at all times a sufficient margin for unused credit facilities. In this way, the aim is that the Company does not breach indebtedness levels or the Covenants, if applicable, of any credit facility. Such projections take into consideration the Company’s debt financing plans, the meeting of the covenants and, if applicable, the external regulatory or legal requirements such as, for example, restrictions on the use of foreign currency.

Excess cash kept by operating entities and balances above working capital Management requirements corresponding to the segments of generation, oil and gas and holding and others, are managed by the Company’s Treasury Department, which invests excess cash in term deposits, mutual funds and marketable securities, selecting instruments having proper currencies and maturities, and an adequate credit quality and liquidity so as to provide a sufficient margin as determined in the previously mentioned projections.

The Company keeps its sources of financing diversified between banks and the capital market, and it is exposed to the refinancing risk at maturity.

During 2015, the Company continued mitigating its liquidity risk from the Generation segment through:

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 6: (Continuation)

i)         An improvement in CTLL financial debt maturities profile and the reduction of its financing cost, mainly based on the issuance in October 2015 of Class C Corporate Bonds maturing in 2017 and the early cancellation of the syndicated borrowing received in November 2014;

ii)       The refinancing of maturities of CTG’s financial debt of the year 2015 through the issuance of Class 6 Corporate Bonds, the proceeds of which were allotted to the cancellation of Class 4 Corporate Bonds maturing in March, 2015 and the early cancellation of the syndicated borrowing originally granted by CTG in February 2013. With this issuance, all outstanding peso-denominated Class 5 and 6 Corporate Bonds will finally mature in September 2016;

iii)      Disbursements obtained by CPB through the execution of a Loan and Receivables Assignment Agreement between CPB and CAMMESA aiming to finance the 2015-2016 Technological Upgrade Work for a peso-denominated amount to be determined based on the disbursements made by CAMMESA and their respective exchange rates, for a maximum amount of US$ 82.6 million plus VAT and nationalization costs.

On the other hand, it should be pointed out that refinancing capabilities and terms are always dependent on the prevailing conditions at the time of renewal; therefore, there is limited leeway for reducing such risk.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 6: (Continuation)

In the Oil and Gas segment, during the fiscal year 2015, PEPASA, has managed to mitigate its liquidity risk through an improvement in its financing structure, mainly based on the extension of the Corporate Bonds Programs and entering into a syndicated borrowing agreement with 18 months grace and final maturity in January 2019.

In addition and in order to continue to expand its sources of financing, PEPASA updates the amounts to VCP and Corporate Bonds Programs, as well as the possibility of a capital increase of up to $ 400 million through the issue of new ordinary shares.

The following table includes an analysis of the Company financial liabilities, grouped according to their maturity dates and considering the period remaining until their contractual maturity date from the date of the financial statements. Derivative financial liabilities are included in the analysis if their contractual maturities are essential for the understanding of the cash flow calendar. The amounts shown in the table are the contractual undiscounted cash flows.

As of December 31, 2015	Trade and other payables	Borrowings	Total
Less than three months	6,339,768,736	293,947,236	6,633,715,972
Three months to one year	312,716,673	1,909,665,250	2,222,381,923
One to two years	216,869,471	2,220,088,942	2,436,958,413
Two to five years	90,022,948	3,794,612,056	3,884,635,004
More than five years	-	2,535,360,818	2,535,360,818
Without established term	2,391,877,538	-	2,391,877,538
Total	9,351,255,366	10,753,674,302	20,104,929,668

As of December 31, 2014	Trade and other payables	Borrowings	Total
Less than three months	4,129,650,839	317,105,956	4,446,756,795
Three months to one year	317,765,237	1,209,975,119	1,527,740,356
One to two years	162,974,205	1,203,307,509	1,366,281,714
Two to five years	207,515,000	2,543,661,242	2,751,176,242
More than five years	-	3,174,703,163	3,174,703,163
Total	4,817,905,281	8,448,752,988	13,266,658,269

6.2. Concentration risk factors

6.2.1 Related to customers

Distribution segment’s receivables derive primarily from the sale of electric power.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 6: (Continuation)

No single customer accounted for more than 10% of sales for the years ended December 31, 2015 and 2014. The collectability of trade receivables balances related to the Framework Agreement, which amount to $ 73.1 million and $ 75.8 million at December 31, 2015 and 2014, respectively, as disclosed in Note 2 (Framework Agreement) is subject to compliance with the terms of such agreement.

6.2.2 Related to employees who are union members

On June 8, 2015 an agreement was entered into between the Ministry of Labor, Employment and Social Security; Edesur; the Luz y Fuerza Union of the City of Buenos Aires, the Association of Senior Personnel of Power Companies; and Edenor pursuant to which the following was established:

a) A gradual salary increase until April 30, 2016, amounting to a 16% from May 1, 2015; a non-cumulative 11.8% from September 1, 2015;

b) and an 11.9% increase for the May 2016 - October 2016 period, to be calculated based on compensations effective in April 2016.

6.3 Capital risk Management

On managing capital, the Company aims to safeguard its capacity to continue operating as an on-going business with the purpose of generating return for its shareholders and benefits to other stakeholders, and keeping an optimal capital structure to reduce the cost of capital.

To keep or adjust its capital structure, the Company may adjust the amount of the dividends paid to its shareholders, reimburse capital to its shareholders, issue new shares, conduct stock repurchase programs or sell assets to reduce its debt.

In line with industry practices, the Company monitors its capital based on the leverage ratio. This ratio is calculated by dividing the net debt by the total capital. The net debt equals the total borrowings (including current and non-current borrowing) less cash and cash equivalents and current financial assets at fair value through profit and loss. The total capital corresponds to the equity attributable to owners of the company as shown in the statements of financial position, plus the net debt.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 6: (Continuation)

Financial leverage ratios as at December 31, 2015 and 2014 were as follows:

	12.31.2015	12.31.2014
Total borrowings	7,992,409,113	4,570,571,693
Less: cash and cash equivalents, and financial assets at fair value through profit and loss	(4,597,617,426)	(1,363,811,233)
Net debt	3,394,791,687	3,206,760,460
Total capital attributable to owners	10,385,380,791	6,127,168,353
Leverage ratio	32.69%	52.34%

6.4 Fair value estimation

The Company classifies the fair value measurements of financial instruments using a fair value hierarchy, which reflects the relevance of the variables used to perform those measurements. The fair value hierarchy has the following levels:

-          Level 1: quoted prices (not adjusted) for identical assets or liabilities in active markets.

-          Level 2: data different from the quoted prices included in Level 1 observable for the asset or liability, either directly (i.e. prices) or indirectly (i.e. derived from prices).

-          Level 3: Asset or liability data not based on information that can be observed in the market (i.e., unobservable data).

The following table shows the Company’s financial assets and liabilities measured at fair value as of December 31, 2015 and 2014:

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 6: (Continuation)

As of December 31, 2015	Level 1	Level 2	Level 3	Total
Assets
Financial assets at fair value through profit and losss
Corporate securities	13,428,727	-	-	13,428,727
Government securities	1,590,353,006	-	-	1,590,353,006
Shares	175	-	70,630	70,805
Trust	-	2,554,544,826	-	2,554,544,826
Investment funds	2,500,804,849	-	-	2,500,804,849
Cash and cash equivalents
Investment funds	93,487,871	-	-	93,487,871
Derivative financial instruments	-	197,150	-	197,150
Other receivables
Investment funds as collateral	268,738,961	-	-	268,738,961
Total assets	4,466,813,589	2,554,741,976	70,630	7,021,626,195

Liabilities
Derivative financial instruments	-	18,081,410	-	18,081,410
Total liabilities	-	18,081,410	-	18,081,410

As of December 31, 2014	Level 1	Level 2	Level 3	Total
Assets
Financial assets at fair value through profit and losss
Corporate securities	505,553	-	-	505,553
Government securities	235,522,555	1,546,355	-	237,068,910
Shares	61,629,484	-	70,630	61,700,114
Trust	-	962,942,332	-	962,942,332
Investment funds	729,373,180	-	-	729,373,180
Cash and cash equivalents
Investment funds	135,536,579	-	-	135,536,579
Other receivables
Investment funds as collateral	53,238,417	-	-	53,238,417
Total assets	1,215,805,768	964,488,687	70,630	2,180,365,085

Liabilities
Derivative financial instruments	-	47,880,462	-	47,880,462
Total liabilities	-	47,880,462	-	47,880,462

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 6: (Continuation)

The value of the financial instruments negotiated in active markets is based on the market quoted prices as of the date of these consolidated financial statements. A market is considered active when the quoted prices are regularly available through a stock exchange, broker, sector-specific institution or regulatory body, and those prices reflect regular and current market transactions between parties that act in conditions of mutual independence. The market quotation price used for the financial assets held by the Company is the current offer price. These instruments are included in level 1.

The fair value of financial instruments that are not negotiated in active markets is determined using valuation techniques. These valuation techniques maximize the use of market observable information, when available, and rely as little as possible on specific estimates of the Company. If all significant variables to establish the fair value of a financial instrument can be observed, the instrument is included in level 2.

If one or more variables used to determine the fair value cannot be observed in the market, the financial instrument is included in level 3.

The techniques used for the measurement of assets at fair value with changes in income, classified as Level 2, are detailed below:

- Government securities: based on the present value of contractual cash flows, applying a discount rate derived from other similar debt securities’ observable market prices.

- Trusts: They were determined based on the measurement of the underlying assets and liabilities’ fair value, corresponding to 40% of CIESA’s shares. To determine this value, a measurement of the fair value of CIESA’s assets and liabilities was performed. CIESA’s main asset is its stake in TGS, which has been measured at the value of this company’s American Depositary Receipt.

- Derivative Financial Instruments: calculated from variations between market prices at the closing date of the year, and the amount at the time of the contract.

NOTE 7: INVESTMENTS IN SUBSIDIARIES

(a) Subsidiaries information

Unless otherwise indicated, the capital stock of the subsidiaries consists of common shares, each granting the right to one vote. The country of the registered office is also the principal place where the subsidiary develops its activities.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

 NOTE 7: (Continuation)

			12.31.2015	12.31.2014
	Country	Main activity	% Participation	% Participation
BLL	Argentina	Winemaking	100.00%	100.00%
CTG	Argentina	Generation	90.42%	90.42%
CTLL	Argentina	Generation	100.00%	100.00%
IEASA	Argentina	Investment	100.00%	100.00%
INDISA	Argentina	Investment	91.60%	91.60%
INNISA	Argentina	Investment	90.27%	90.27%
IPB	Argentina	Investment	100.00%	100.00%
PACOSA	Argentina	Distributor	100.00%	100.00%
PEPASA	Argentina	Oil	49.60%	49.74%
PEPCA	Argentina	Investment	100.00%	100.00%
PISA	Uruguay	Investment	100.00%	100.00%
PP	Argentina	Investment	100.00%	100.00%
PP II	Argentina	Investment	100.00%	100.00%
Transelec	Argentina	Investment	100.00%	100.00%

(1) On January 8, 2014, PEPASA shareholders subscribed 17.8 million of new shares in the exercise of their preemptive rights and 41.9 million of new shares in the exercise of their accretion rights. The Company holdings were thus reduced to 50%. During the years 2014 and 2015, the Company sold PEPASA shares, reducing its interest to 49.74% and 49.60% respectively. However, the necessary conditions to keep PEPASA’s control are met.

(b) Summarised financial information for each subsidiary that has significant non-controlling interest

Non-controlling interests in subsidiaries are not significant for the Company, except for Edenor, a company which is indirectly controlled through IEASA, with a 51.54% equity interest.

Edenor

The subsidiary is registered in Argentina, which is also the principal place where it develops its activities.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 7: (Continuation)

i.      Summary statement of financial position

	12.31.2015	12.31.2014
Non Current
Total non current assets	9,113,613,499	6,989,315,674
		-
Borrowings	2,460,975,397	1,598,442,363
Other non current liabilities	3,316,579,611	2,313,254,275
Total non current liabities	5,777,555,008	3,911,696,638

Current
Cash and cash equivalents	128,951,624	179,079,613
Other current assets	3,738,364,002	1,461,672,975
Total current assets	3,867,315,626	1,640,752,588

Borrowings	48,797,824	33,960,526
Other current liabilities	5,629,526,622	4,299,413,388
Total current liabilities	5,678,324,446	4,333,373,914

Equity	1,525,049,671	384,997,710

ii.    Summary statement of comprehensive income (loss)

	12.31.2015	12.31.2014
Revenue	3,802,161,917	3,598,376,178
Depreciation	(281,407,098)	237,639,289
Interest income	96,225,288	238,973,376
Interest expense	(429,898,500)	(576,503,676)

Profit (Loss) for the year before tax	1,326,174,138	(934,072,460)
Income tax	(183,731,408)	154,356,112
Profit (Loss) for the year	1,142,442,730	(779,716,348)

Other comprehensive loss	(2,390,769)	(11,584,911)
Total comprehensive income (loss) of the year	1,140,051,961	(791,301,259)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 8: INVESTMENTS IN JOINT VENTURES

	Note	12.31.2015	12.31.2014
At the beginning of the year		226,894,893	188,644,285
Capital increase	35.g	475,000	-
Other increases		-	6,171,366
Other decreases		(13,568,371)	-
Share of profit		9,277,768	34,208,368
Participation in other comprehensive income		839,661	(2,129,126)
At the end of the year		223,918,951	226,894,893

The Company has a co-controlling interest in Citelec, Transener’s controlling company.

The Company’s equity in Citelec is 50%, and the latter holds 52.65% of the interests in Transener. This means that Pampa Energía indirectly holds 26.33% of the interests in Transener. The stock capital is composed of common shares, each granting the right to one vote. It is registered in Argentina, which is also the principal place where it develops its activities.

For the valuation of interest in joint venture, its consolidated financial statements as of December 31, 2015 have been used, which disclose the following items: Capital Stock in the amount of $ 554.3 million, profit for the year in the amount of $ 26.7 million and Shareholders’ Equity in the amount of $ 722.6 million.

The following chart includes a reconciliation of the equity method value and the book value of the Company’s interest in it:

	12.31.2015	12.31.2014
Equity method	177,963,736	163,314,574
Adjustments (1)	45,955,215	63,580,319
Total investments in joint ventures	223,918,951	226,894,893

(1)  Includes adjustments for repurchase of corporate bonds and depreciation of property, plant and equipment.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 8: (Continuation)

i.      Summary consolidated statement of financial position

	12.31.2015	12.31.2014
Non current
Total non current assets	1,760,421,668	1,605,270,566
	-	-
Borrowings	1,234,822,563	955,667,363
Other non current liabilities	231,393,857	219,436,744
Total non current liabities	1,466,216,420	1,175,104,107

Current
Cash and cash equivalents	591,952,625	330,114,038
Other current assets	602,936,441	519,478,559
Total current assets	1,194,889,066	849,592,597

Loans	278,946,317	147,212,304
Other current liabilities	487,579,823	477,540,661
Total current liabities	766,526,140	624,752,965

Non-controlling interest	367,505,789	328,865,404
Total Equity (Owners)	355,062,385	326,140,687

ii.     Summary consolidated statement of comprehensive income (loss)

	12.31.2015	12.31.2014
Sales	1,946,843,329	1,476,888,470
Depreciation	(90,857,640)	(86,374,111)
Interest income	387,523,443	452,249,248
Interest expense	(122,813,236)	(117,842,289)

Profit for the year before income tax	101,375,540	256,076,336
Income tax	(37,686,499)	(102,843,457)
Profit for the year	63,689,041	153,232,879

Owners of the company	26,667,376	76,206,155
Non-controlling interest	37,021,665	77,026,724

Other comprehensive profit (loss)	3,298,040	(8,439,021)
Total comprehensive profit of the year	66,987,081	144,793,858

NOTE 9: INVESTMENTS IN ASSOCIATES

	12.31.2015	12.31.2014
At the beginning of the year	133,169,584	134,774,654
Share of loss	(9,932,259)	(1,605,070)
At the end of the year	123,237,325	133,169,584

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 9: (Continuation)

The Company holds an interest in only one associated company. Through PEPCA, the Company has a 10% interest in CIESA, a company holding 51% of TGS’s capital stock. TGS is the most important gas transportation company in the country, and it operates the biggest pipeline system in Latin America. In turn, it is the leading company in the production and marketing of natural gas liquids both for the domestic and the export market. It also provides comprehensive solutions in the natural gas area and, since 1998, TGS has also landed in the telecommunications area through its subsidiary Telcosur S.A.

The capital stock of the associated company is composed of common shares, each granting the right to one vote. The associated company is registered in Argentina, which is also the principal place where it develops its activities.

For the valuation of its interest in the associate, financial statements as of December 31, 2015 have been used, which disclose the following items: Capital Stock in the amount of $ 638.8 million, loss for the year in the amount of $ 115.4 million and Shareholders’ Equity in the amount of $ 1,119 million.

The following chart includes a reconciliation of the equity method value and the book value of the Company’s interest in them:

	12.31.2015	12.31.2014
Equity method	88,417,829	98,350,088
Adjustments (1)	34,819,496	34,819,496
Total investments in associates	123,237,325	133,169,584

(1) Includes the increased value of investments in associated companies.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 9: (Continuation)

i.      Summary statement of financial position

	12.31.2015	12.31.2014
Non current
Total non current assets	4,512,968,600	4,315,905,067
	-	-
Borrowings	2,895,699,292	2,168,053,320
Other non current liabilities	559,514,632	424,589,373
Total non current liabities	3,455,213,924	2,592,642,693

Current
Cash and cash equivalents	888,372,789	1,026,978,373
Other current assets	1,343,872,211	1,115,478,627
Total current assets	2,232,245,000	2,142,457,000

Borrowings	456,885,000	553,159,000
Other current liabilities	897,312,000	1,178,538,650
Total current liabities	1,354,197,000	1,731,697,650

Non-controlling interest	1,051,624,600	1,150,520,693
Total Equity (owners of the company)	884,178,076	983,501,031

ii.    Summary statement of comprehensive income (loss)

	12.31.2015	12.31.2014
Sales	4,226,569,000	4,303,971,000
Depreciation	(262,068,000)	(255,662,000)
Interest income	162,356,000	262,297,000
Interest expense	(355,022,000)	(321,738,000)

(Loss) Profit for the year before income taxe	(201,387,982)	76,609,670
Income tax	102,065,853	(92,660,373)
Loss for the year	(99,322,130)	(16,050,703)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 10: PROPERTY, PLANT AND EQUIPMENT

	Original Values
Type of good	At the beginning	Increases	Decreases	Reversal of impairment	Transfers	At the end

Land	24,568,246	-	-	-	-	24,568,246
Buildings	369,648,826	-	(17,495,775)	-	40,453,704	392,606,755
Generation equipment and machinery	2,310,992,875	2,747,339	(273,882,461)	-	107,230,830	2,147,088,583
Work and compulsory work performed	7,533,912	-	-	-	-	7,533,912
High, medium and low voltage lines	2,477,342,509	9,598,783	(19,367,608)	-	733,052,521	3,200,626,205
Substations	1,068,956,758	-	-	-	230,026,186	1,298,982,944
Transforming chamber and platforms	608,521,395	-	(200,002)	-	184,320,346	792,641,739
Meters	711,410,784	-	-	-	94,816,968	806,227,752
Wells	462,012,725	101,922,693	(1,189,649)	-	561,161,642	1,123,907,411
Casks	89,571	-	-	-	-	89,571
Mining property	334,147,113	470,365,247	-	-	-	804,512,360
Gas plant	4,156,943	7,407,108	-	-	182,214,358	193,778,409
Vehicles	131,665,346	124,628,055	(779)	-	583,116	256,875,738
Furniture and fixtures and software equipment	161,524,463	30,486,646	(104,946)	-	1,357,023	193,263,186
Communication equipments	57,932,395	139,474	(6,900)	-	446,443	58,511,412
Materials and spare parts	236,683,467	126,050,640	(40,996,168)	-	3,615,869	325,353,808
Tools	30,157,577	2,528,985	(6,780)	-	704,992	33,384,774
Civil works	2,696,068	-	-	-	-	2,696,068
Work in progress	2,201,233,541	4,579,481,279	(5,459,587)	25,259,957	(1,934,998,204)	4,865,516,986
Advances to suppliers	218,768,681	792,535,246	(1,720,546)	-	(204,985,794)	804,597,587
					-
Total at 12.31.2015	11,420,043,195	6,247,891,495	(360,431,201)	25,259,957	-	17,332,763,446
Total at 12.31.2014	8,616,516,627	2,709,178,057	(53,247,115)	147,595,626	-	11,420,043,195

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 10: (Continuation)

	Depreciation					Net book values
Type of good	At the beginning	Decreases	Reversal of impairment	For the year	At the end	At the end	At 12.31.2014

Land	-	-	-	-	-	24,568,246	24,568,246
Buildings	(79,986,503)	1,763,679	-	(18,906,868)	(97,129,692)	295,477,063	289,662,323
Generation equipment and machinery	(497,494,132)	50,842,826	-	(117,874,462)	(564,525,768)	1,582,562,815	1,813,498,743
Work and compulsory work performed	(3,610,765)	-	-	(415,147)	(4,025,912)	3,508,000	3,923,147
High, medium and low voltage lines	(659,482,619)	15,969,428	-	(109,412,224)	(752,925,415)	2,447,700,790	1,817,859,890
Substations	(249,330,673)	-	-	(41,098,577)	(290,429,250)	1,008,553,694	819,626,085
Transforming chamber and platforms	(149,731,976)	85,479	-	(25,618,323)	(175,264,820)	617,376,919	458,789,419
Meters	(228,200,710)	-	-	(41,935,046)	(270,135,756)	536,091,996	483,210,074
Wells	(123,718,574)	-	-	(178,860,182)	(302,578,756)	821,328,655	338,294,151
Casks	(37,126)	-	-	(17,913)	(55,039)	34,532	52,445
Mining property	(40,579,609)	-	-	(77,113,865)	(117,693,474)	686,818,886	293,567,504
Gas plant	(593,369)	-	-	(19,011,569)	(19,604,938)	174,173,471	3,563,574
Vehicles	(38,768,503)	779	-	(33,583,541)	(72,351,265)	184,524,473	92,896,843
Furniture and fixtures and software equipment	(85,856,034)	95,106	-	(21,148,601)	(106,909,529)	86,353,657	75,668,429
Communication equipments	(31,987,738)	-	-	(3,199,472)	(35,187,210)	23,324,202	25,944,657
Materials and spare parts	-	-	-	-	-	325,353,808	236,683,467
Tools	(11,186,178)	6,780	-	(2,848,196)	(14,027,594)	19,357,180	18,971,399
Civil works	(1,378,711)	-	-	(137,244)	(1,515,955)	1,180,113	2,696,068
Work in progress	-	-	-	-	-	4,865,516,986	2,199,854,830
Advances to suppliers	-	-	-	-	-	804,597,587	218,768,681

Total at 12.31.2015	(2,201,943,220)	68,764,077	-	(691,181,230)	(2,824,360,373)	14,508,403,073
Total at 12.31.2014	(1,713,855,268)	8,758,089	(59,188,922)	(437,657,119)	(2,201,943,220)		9,218,099,975

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 10: (Continuation)

Borrowing costs capitalized in the book value of property, plant and equipment during the year ended December 31, 2015 and 2014 amounted to $ 271.6 and $ 156 million respectively.

Labor costs capitalized in the book value of property, plant and equipment during the year ended December 31, 2015 and 2014 amounted to $ 433.8 and $ 123.9 million respectively.

Edenor acquisition of real property:

On October 7, 2015, Edenor Board of Directors approved the acquisition of a real property with the aim of concentrating centralized functions and reducing rental costs and the risk of future increases, for a total amount of $ 439.2 million, which, as of December 31, 2015, is fully paid.

As security for the amount paid, Edenor has received a surety bond from the seller.

Disclosed in the line “Advance to suppliers”.

NOTE 11: INTANGIBLE ASSETS

	Original values
Type of good	At the beginning	Decreases	At the end

Concession agreements	950,767,632	-	950,767,632
Goodwill	5,627,370	-	5,627,370
Rights over arbitration proceedings	108,754,000	(108,754,000)	-
Intangibles identified in acquisitions of companies from the distribution segment	8,834,040	-	8,834,040
Total at 12.31.2015	1,073,983,042	(108,754,000)	965,229,042
Total at 12.31.2014	1,073,983,042	-	1,073,983,042

	Amortization
Type of good	At the beginning	For the year	At the end

Concession agreements	(194,973,412)	(27,253,704)	(222,227,116)
Goodwill	-	-	-
Rights over arbitration proceedings	-	-	-
Intangibles identified in acquisitions of companies from the distribution segment	(6,625,531)	(2,208,509)	(8,834,040)
Total at 12.31.2015	(201,598,943)	(29,462,213)	(231,061,156)
Total at 12.31.2014	(172,136,729)	(29,462,214)	(201,598,943)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 11: (Continuation)

	Net book values
Type of good	At the end	At 31.12.2014

Concession agreements	728,540,516	755,794,220
Goodwill	5,627,370	5,627,370
Rights over arbitration proceedings	-	108,754,000
Intangibles identified in acquisitions of companies from the distribution segment	-	2,208,509
Total at 12.31.2015	734,167,886
Total at 12.31.2014		872,384,099

NOTE 12: BIOLOGICAL ASSETS

Non current	12.31.2015	12.31.2014

Grape-producing plantations	1,853,667	1,894,481
	1,853,667	1,894,481

Current

Grape growing crop	245,361	198,470
	245,361	198,470

NOTE 13: FINANCIAL ASSETS AT FAIR VALUE THROUGH PROFIT AND LOSS

Non current	12.31.2015	12.31.2014

Shares	70,630	70,630
Government securities	23,567,249	-
Trusts	2,554,544,826	962,942,332
Total non current	2,578,182,705	963,012,962

Current

Government securities	1,566,785,757	237,068,910
Corporate securities	13,428,727	505,553
Shares	175	61,629,484
Investment funds	2,500,804,849	729,373,180
Total current	4,081,019,508	1,028,577,127

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 14: DEFERRED TAX ASSETS AND LIABILITIES

The composition of the deferred tax assets and liabilities is as follows:

	12.31.2014	Profit (loss)	Other comprehensive income (loss)	12.31.2015
Tax los-carryforwards	115,375,625	(83,771,412)	-	31,604,213
Trade and other receivables	34,497,413	18,576,230	-	53,073,643
Derivative financial instruments	2,063,417	(2,063,417)	-	-
Financial assets at fair value through profit and loss	2,463,777	5,469,550	-	7,933,327
Trade and other payables	347,324,494	(13,981,811)	-	333,342,683
Salaries and social security payable	23,978,717	(1,191,944)	-	22,786,773
Defined benefit plans	78,171,676	30,135,284	383,524	108,690,484
Provisions	50,152,653	83,866,210	-	134,018,863
Taxes payable	31,430,789	17,834,853	-	49,265,642
Other	196,644	122,189	-	318,833
Deferred tax asset	685,655,205	54,995,732	383,524	741,034,461

Property, plant and equipment	(623,497,888)	(86,371,293)	-	(709,869,181)
Intangible assets	(236,676,501)	7,314,500	-	(229,362,001)
Trade and other receivables	(176,859,967)	(89,425,764)	-	(266,285,731)
Financial assets at fair value through profit and loss	(15,121)	(48,522,963)	-	(48,538,084)
Borrowings	(25,508,300)	1,250,837	-	(24,257,463)
Other	-	(2,030,101)	-	(2,030,101)
Deferred tax liabilities	(1,062,557,777)	(217,784,784)	-	(1,280,342,561)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 14: (Continuation)

	12.31.2013	Profit (loss)	Other comprehensive income (loss)	12.31.2014
Tax los-carryforwards	136,235,830	(20,860,205)	-	115,375,625
Trade and other receivables	43,379,702	(8,882,289)	-	34,497,413
Derivative financial instruments	-	2,063,417	-	2,063,417
Financial assets at fair value through profit and loss	1,314,135	1,149,642	-	2,463,777
Trade and other payables	224,077,730	123,246,764	-	347,324,494
Salaries and social security payable	4,320,300	19,658,417	-	23,978,717
Defined benefit plans	50,775,875	16,632,284	10,763,517	78,171,676
Provisions	35,350,925	14,801,728	-	50,152,653
Taxes payable	37,289,313	(5,858,524)	-	31,430,789
Other	253,084	(56,440)	-	196,644
Deferred tax asset	532,996,894	141,894,794	10,763,517	685,655,205

Property, plant and equipment	(577,908,963)	(45,588,925)	-	(623,497,888)
Intangible assets	(243,991,000)	7,314,499	-	(236,676,501)
Trade and other receivables	(33,379,506)	(143,480,461)	-	(176,859,967)
Borrowings	(28,448,004)	2,939,704	-	(25,508,300)
Financial assets at fair value through profit and loss	(2,465,940)	2,450,819	-	(15,121)
Other	(150,850)	150,850	-	-
Deferred tax liabilities	(886,344,263)	(176,213,514)	-	(1,062,557,777)

Deferred tax assets and liabilities are offset in the following cases: a) when there is a legally enforceable right to offset tax assets and liabilities; and b) when deferred income tax charges are associated with the same fiscal authority. The following amounts, determined after their adequate offset, are disclosed in the statement of financial position:

	12.31.2015	12.31.2014
Deferred tax asset	52,279,953	93,681,916
Deferred tax liabilities	(591,588,053)	(470,584,488)
Net deferred tax liabilities	(539,308,100)	(376,902,572)

The analysis for deferred tax assets and liabilities is as follows:

	12.31.2015	12.31.2014
Deferred tax asset
To be recovered in more than 12 months	418,100,378	679,533,469
To be recovered in less than 12 months	322,934,083	7,303,616
Deferred tax asset	741,034,461	686,837,085

Deferred tax liabilities
Payable in more than 12 months	(1,125,315,932)	(1,048,920,689)
Payable in less than 12 months	(155,026,629)	(14,818,968)
Deferred tax liabilities	(1,280,342,561)	(1,063,739,657)

Net deferred tax liabilities	(539,308,100)	(376,902,572)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 15: Trade and Other receivables

Non Current	Note	12.31.2015	12.31.2014

Res. No. 406/03 Inc c) CAMMESA consolidated receivables	2	650,774,473	553,279,918
Present value discount	2	(22,213,693)	(34,635,539)
Additional Remuneration Trusts Res. No. 95/13	2	275,943,978	138,977,852
Present Value discount Res. No. 406/03 inc. c)	2	(15,773,172)	(17,156,517)
Trade receivables, net		888,731,586	640,465,714

Tax credits:
- Value added tax		31,029,398	14,610,909
- Sales tax		21,799,934	16,183,868
- Income tax and minimum notional income tax		382,687,758	295,302,026
- Tax on banking transactions		21,715,623	16,093,219
- Allowance for tax credits		(259,762,595)	(107,111,954)
Related parties	35.l	7,064,978	7,366,313
Expenses paid in advance		2,286,129	-
Financial credit		72,656,306	71,191,721
Other		1,188,173	741,077
Other receivables, net		280,665,704	314,377,179

Total non current		1,169,397,290	954,842,893

Current

Receivables from energy distribution (1)		1,019,519,648	945,666,193
Receivables from MAT		83,439,503	48,626,021
CAMMESA		1,278,859,093	1,004,349,392
Res. No. 406/03 Inc. c) CAMMESA consolidated receivables	2	10,250,804	10,905,524
Maintenance remuneration	2	79,059,069	94,253,852
Receivables from gas sales		167,462,419	38,783,748
Debtors in litigation		22,924,028	21,965,685
Receivables from administrative services		6,254,173	15,174
Related parties	35.l	6,730,859	9,627,015
Other		710,057	2,814,648
Allowance for doubtful accounts		(87,516,886)	(91,117,582)
Trade receivables, net		2,587,692,767	2,085,889,670

(1)       Net of stabilization factor.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 15: (Continuation)

	Note	12.31.2015	12.31.2014
Tax credits:
- Value added tax		492,859,652	215,042,937
- Sales tax		8,231,845	5,405,113
- Income tax and minimum notional income tax		260,349	369,418
- Withholding of social security contributions		869,674	3,138,459
- Other tax credits		263,055	159,957
- Allowance for tax credits		(443,955)	(443,955)
Advances to suppliers		50,628,100	14,183,290
Advances to employees		2,321,469	2,547,431
Related parties	35.l	14,726,068	9,821,990
Prepaid expenses		40,980,120	34,785,413
Receivables from electric activities		65,693,920	48,581,474
Financial credit		19,332,315	6,657,699
Guarantee deposits		277,692,711	389,927,105
Judicial deposits		10,482,353	11,900,401
Credit with FOCEDE(1)		49,536,128	-
Credits for Compensation of Excess Gas Injection Resolution No. 1/13		451,798,679	80,677,392
Credit from income recognition on account of the RTI - SE Res. 32/15	2	650,937,684	-
Receivables from the sale of financial instruments		56,191,064	28,701,997
Contributions to receive non-operating partners		6,670,703	1,646,774
Receivables from arbitral proceedings	37	189,656,038	-
Other		12,314,385	4,186,073
Allowance for other receivables		(54,049,593)	(39,766,643)
Other receivables, net		2,346,952,764	817,522,325

Total current		4,934,645,531	2,903,411,995

(1)     As of December 31, 2015, the net position held by Edenor with the FOCEDE is comprised of the following (in thousands of pesos):

12.31.2015
Fixed charge Res. No. 347/12 collected from customers and not transferred	(7,204)
Funds received in excess that transferred to FOCEDE fixed charge Res. No. 347/12	191,722
Outstanding receivables from extraordinary investment plan	18,281
Provision for FOCEDE expenses	(153,263)
49,536

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 15: (Continuation)

Book value of current trade and other financial receivables is similar to their fair value due to their short-term maturity.

Trade receivables and other long-term financial other receivables are measured at amortized cost, which does not differ materially from its fair value.

At December 31, 2015 and 2014, trade receivables that were past due amounted to $ 541.3 million and $ 534.5 million, respectively, which were due and net for an allowance for doubtful accounts of $ 87.5 million, and $ 91.1 million respectively. The ageing analysis of these trade receivables is as follows:

	12.31.2015	12.31.2014
Less than three months	222,870,134	188,809,908
Three to six months	43,697,533	46,444,144
Six to nine months	54,061,674	25,181,215
Nine to twelve months	218,727,774	20,894,231
More than twelve months	1,958,531	253,144,269
Total past due trade receivables	541,315,646	534,473,767

The movements in the allowance for the impairment of trade receivables are as follows:

	12.31.2015	12.31.2014
At the beginning	91,117,582	77,200,000
Allowance for impairment	26,175,512	21,895,011
Decreases	(28,948,185)	(7,323,802)
Reversal of unused amounts	(828,023)	(653,627)
At the end of the year	87,516,886	91,117,582

The movements in the allowance for the impairment of other receivables are as follows:

	12.31.2015	12.31.2014
At the beginning	147,322,552	114,078,973
Allowance for impairment	170,283,109	41,229,175
Decreases	(3,320,265)	(6,146,779)
Reversal of unused amounts	(29,253)	(1,838,817)
At the end of the year	314,256,143	147,322,552

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 16: INVENTORIES

Current	12.31.2015	12.31.2014

Materials and spare parts	209,653,574	118,269,392
Advances to suppliers	15,742,632	17,193,358
Other	66,584	108,110
	225,462,790	135,570,860

NOTE 17: CASH AND CASH EQUIVALENTS

	12.31.2015	12.31.2014

Cash	6,691,803	2,813,079
Banks	416,099,909	190,036,431
Checks to be deposit	318,335	1,995,932
Time deposits	-	4,852,085
Investment funds	93,487,871	135,536,579
	516,597,918	335,234,106

NOTE 18: SHARE CAPITAL

As of December 31, 2014, the Company´s share capital consisted of 1,314,310,895 common shares in book-entry form with a face value of  $ 1 each and each granting the right to one vote.

On December 1, 2015, due to the exercise of all stock options granted to executives in consideration for the Opportunities Assignment Agreement, the Company issued 381,548,564 new ordinary shares (see Note 41).

Consequently, as of December 31, 2015, the Company’s share capital consists of 1,695,859,459 common shares in book-entry form with a face value of $ 1 each and each granting the right to one vote.

Publicly traded shares

The Company’s shares are listed for trading on Buenos Aires Stock Exchange, forming part of the Merval Index.

Also, on August 5, 2009, the SEC authorized the Company for the registration of ADSs representing 25 common shares each. On October 9, 2009, the Company started to market its ADSs on the NYSE.

The listing of the ADSs with the NYSE is part of the Company’s strategic plan to increase its liquidity and the volume of its shares.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 19: TRADE AND OTHER PAYABLES

Non Current	Note	12.31.2015	12.31.2014

Suppliers		-	364,852
Customer contributions		105,757,067	118,297,671
Funding contributions for substations		51,700,000	51,700,000
Customer guarantees		67,509,328	60,742,930
Trade payables		224,966,395	231,105,453

ENRE Penalties and discount		1,004,043,366	1,032,193,134
Loan (mutuum) with CAMMESA		1,099,759,655	506,753,360
Compensation agreements		81,926,024	33,741,205
Liability with FOTAE		155,752,325	105,640,700
Payment agreement ENRE (2.3.1.4)		132,322,192	-
Other payables		2,473,803,562	1,678,328,399

Total non current		2,698,769,957	1,909,433,852

Current

Suppliers		2,485,463,744	1,408,516,910
CAMMESA		3,360,446,454	2,562,949,421
Customer contributions		147,775,331	148,075,761
Discount to customers (Note 2.3.1.3)		125,808,507	-
Funding contributions substations		23,506,274	18,431,955
Canons and royalties		5,539,336	5,648,300
Customer advances		32,552,896	1,199,336
Customer guarantees		1,048,184	1,540,082
Related parties	35.l	1,856,925	384,534
Trade payables		6,183,997,651	4,146,746,299

PUREE		-	17,521,570
ENRE Penalties and discount		62,719,588	70,588,565
Related parties	35.l	124,680,713	2,705,669
Advances for works to be executed		31,467,068	10,650,017
Guarantees enforcerd		-	170,912,175
Liability with FOCEDE (1)		-	85,386,048
Compensation agreements		192,108,317	27,805,216
Payment agreements with ENRE (Note 2.3.1.4)		54,044,821	-
Other		3,467,251	4,155,733
Other payables		468,487,758	389,724,993

Total current		6,652,485,409	4,536,471,292

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 19: (Continuation)

(1)       As of December 31, 2014, the net position of Edenor with the FOCEDE is comprised of the following (in thousands of pesos):

12.31.2015
Fixed charge Res. No. 347/12 collected from customers and not transferred	6,105
Funds received in excess that transferred to FOCEDE fixed charge Res. No. 347/12	74,713
Outstanding receivables from extraordinary investment plan	(93,133)
Provision for FOCEDE expenses	97,701
Total liability with FOCEDE	85,386

The fair values of non-current customer contributions as of December 31, 2015 and 2014 amount to $ 127.1 million and $ 109.9 million, respectively. The fair values are determined based on estimated discounted cash flows in accordance with a market rate for this type of transactions. This fair value is classified as level 2.

The book value of other non-current financial liabilities approximates its fair value due to valuation characteristics detailed in note 46.

The book value of other financial liabilities included in trade and other payables approximates their fair value.

NOTE 20: BORROWINGS

Non Current	Note	12.31.2015	12.31.2014

Financial borrowings		717,019,046	431,008,461
Corporate bonds		4,479,682,941	2,743,759,769
CAMMESA financing		1,466,951,996	418,817,373
Related parties	35.l	21,092,258	193,403,000
		6,684,746,241	3,786,988,603

Current

Bank overdrafts		436,214	52,941,170
VCP		235,987,129	207,923,095
Financial borrowings		82,144,024	153,635,113
Corporate bonds		799,017,535	99,385,972
CAMMESA financing		10,477,887	-
Related parties	35.l	179,600,083	269,697,740
		1,307,662,872	783,583,090

The maturities of the Company’s borrowings (excluding finance lease liabilities) and its exposure to interest rates are as follow:

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 20: (Continuation)

Fixed rate	12.31.2015	12.31.2014

Less than one year	497,660,316	324,219,366
One to two years	533,383,482	78,577,535
Two to five years	507,805,402	237,716,203
Up to five years	2,180,235,840	1,702,907,209
	3,719,085,040	2,343,420,313

Floating rates

Less than one year	646,027,773	333,052,096
One to two years	818,470,962	632,846,695
Two to five years	2,618,088,796	771,567,518
Up to five years	-	363,096,493
	4,082,587,531	2,100,562,802

Non interest accrues

Less than one year	163,974,783	126,311,628
One to two years	(13,962,221)	(2,440,221)
Two to five years	40,723,980	2,717,171
	190,736,542	126,588,578

As of December 31, 2015 and 2014, the fair values of the Company’s non-current borrowings (Corporate Bonds) amount approximately to $ 5,159.33 million and $ 3,023.5 million, respectively. Such values were calculated on the basis of the determined market price of the Company’s corporate notes at the end of each year.

The carrying amounts of current borrowings approximates their fair value due to their short-term maturity.

Financial borrowings and CAMMESA financing approximate their fair value as they are subjected to a variable rate.

The other fair values are based on the present value of contractual cash flows using a discount rate derived from observable market prices of other similar debt instruments plus the corresponding credit risk. Fair values determinated in that way are within hierarchical level 2.

During the years ended December 31, 2015 and 2014, the Company and its subsidiaries acquired its own corporate bonds or corporate bonds of various subsidiaries at their respective market value for a total face value of US$ 13.8 million and US$ 203.2 million, respectively. Due to these debt-repurchase transactions, the Company and its subsidiaries recorded a gain of $ 9.9 million and $ 47.1 million in the year ended December 31, 2015 and 2014, respectively, disclosed under the line “Result from repurchase of corporate bonds” within Other financial results.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 20: (Continuation)

On February 2, 2016, Edenor has repurchased at market prices the “class 9, fixed rate par Corporate Notes” due 2022 for a nominal value of U$S 0.3 million.

Below are described the main characteristics of the indebtedness of the Group:

20.1 Generation

20.1.1 CTLL

CAMMESA Financing

Major maintenance

On March 5, 2015, CTLL executed a loan agreement with CAMMESA to finance a major maintenance of the unit LDLATG02 for a total amount in pesos equivalent to US$ 11.8 million and $ 7.2 million, in both cases plus VAT and costs of nationalization.

The financing will be repaid in 36 monthly, equal and consecutive installments, with the application of the mean yield obtained by CAMMESA from its financial placements with the WEM and maturing as from the economic transaction for the month following the conclusion of the works, with the possibility to extend such period for an additional 12-month term in case the Maintenance Remuneration accrued during such period is insufficient to cancel the financing. The Additional Remuneration will be allocated to the repayment of the granted financing. Should it be necessary to request the 12-month extension, besides applying the Additional Remuneration to the cancellation of the installment, the Direct Additional Remuneration accrued by CTLL in the corresponding month will also be applied.

After unit LDLATG02's maintenance was completed, the unit became operative on December 21, 2014.

CTLL later requested the execution of an Addendum to the Loan Agreement to conduct the maintenance of unit LDLATG03. On August 20, 2015, Addendum I to this Agreement was executed, which extended the financing to an amount equivalent in pesos to U$ 4.8 million and $ 18.2 million, in both cases plus VAT, nationalization and logistics costs. Maintenance of unit LDLATG03 finished on June 1, 2015, as from which date the unit became operative again.

Based on the modifications introduced to Addendum I, CTLL guarantees a minimum 80% availability from both units up to the total cancellation of the Financing. If the availability commitment is not met in a certain month, the repayment of the installment will not be limited to the Maintenance Remuneration amount and, if applicable, the difference between it and the Direct Additional Remuneration, but the whole installment will be payable.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 20: (Continuation)

Later, an extension of the loan was requested in order to include the execution of unit LDLATG01's overhaul, upgrade and refurbishment in the amount of US$ 13 million and $ 17.8 million , in both cases plus VAT, nationalization and logistics costs,  and withholdings to be imposed on foreign contractors. The extension was approved pursuant to SSETT y DEE Note No. 52/16; however, as of the issuance of hereof the applicable Addendum has not yet been entered into.

As of the issuance of these financial statements, CTLL has received partial advances in the amount of $ 191.7 million, which are disclosed under “Loans”, net of the Maintenance Remuneration collected by CTLL.

2014 Agreement

As at the date hereof, the power plant expansion projects, which consist of the installation of a new 105 MW high-efficiency gas turbine, are in their final construction stages. Early in February 2016, the proper operation of the systems finished verified, final checkups (in an operating condition) and contractual and commercial test performed, and the unit's commissioning is expected to take place halfway through March.

Regarding the two engine generators (8 MW each), on September 15, 2015, CTG accepted an offer by CTLL for the purchase of the MAN Diesel B&W engines (model 18V32/40PGI) and supplementary equipment, and the transfer of ownership was thus perfected. The price for the engines amounted to US$ 5 million.

Additionally, on September 11, 2015 and September 18, 2015, agreements were entered into with suppliers Man Turbo & Diesel SE and Empresa Walter Rittner S.A., respectively, main contractors of the project. Man Turbo & Diesel SE will provide the goods and services necessary for the conversion of the engines, and Empresa Walter Rittner S.A. will be responsible for installing them and providing auxiliary services.

On November 23, 2015, CTLL received a partial advance from CAMMESA in the amount of $75.2 million to cancel the amounts corresponding to the purchase of the engine generators which will make up the Project and the advances required by contractors for their installation and start-up.

As of the date hereof, the soil study has been completed and the engineering stage is still in course, the commissioning being expected for the first quarter of 2017. Additionally, the Company is conducting all necessary procedures to obtain the applicable environmental certificates, and to request access to the WEM and purchases of main equipment.

As at the issuance hereof, CTLL has received partial advances in the amount of $ 735.7 million pursuant to the Financing Agreement. Furthermore, CTLL has made payments in the amount of $ 758.19 million under the Supply and Construction Agreement.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 20: (Continuation)

Corporate Bonds

Early Redemption of 2018 Corporate Bonds

CTLL has canceled all of its 2018 Corporate Bonds through several partial redemptions —the first one on September 26, 2014 and the last one on December 2, 2014.

For the whole redemptions, CTLL has paid: (i) $ 1,595.1 million (equivalent to US$ 188 million converted at the reference exchange rates applicable corresponding to each partial redemption), as principal; (ii) $ 25.4 million, (equivalent to US$ 3 million converted at the reference exchange rates applicable corresponding to each partial redemption), as interest, and (iii) $ 40.4 million (equivalent to US$ 4.8 million converted at the reference exchange rates applicable corresponding to each partial redemption), as additional payment, all conversions being made at the reference exchange rates applicable to each partial redemption.

CTLL has financed these redemptions with the issuance of Class 2, 3 and 4 Corporate Bonds in the domestic market for approximately $ 401 million, the execution of a syndicated borrowing in the amount of $ 450 million, the taking of borrowing from affiliates for approximately $ 284 million, the sale of 2018 Corporate Bonds held in CTLL’s portfolio in the amount of $ 198 million, and the balance with short-term financial borrowings and current bank overdrafts, as well as with cash and cash equivalents and financial assets at fair value.

Issuance of Class 1, 2, 3 and 4 Corporate Bonds

Under the Simple Corporate Bonds Program (that is, corporate bonds non-convertible into shares) for up to US$ 350 million (or its equivalent value in other currencies), on October 30, 2014 CTLL issued the following Corporate Bonds:

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 20: (Continuation)

-        Class 1: CTLL resolved to cancel the tender.

-        Class 2: for a face value of $ 96.4 million accruing interest at the Private Badlar rate plus a 400 basic points spread. The principal will be fully repaid at maturity on April 30, 2016, and interest will be repaid on a quarterly basis.

-        Class 3: for a face value of $ 50.8 million accruing interest at the Private Badlar rate plus a 500 basic points spread. The principal will be amortized in three installments maturing on April 30, 2017 (33.34%), July 30, 2017 (33.33%) and October 30, 2017 (33.33%), and interest will be repaid on a quarterly basis.

-        Class 4: for a face value of US$ 29.9 million at a $ 8.4917 exchange rate and a 6.25% annual nominal fixed rate. Principal will be amortized in whole on October 30, 2020. Interest accruing on the principal outstanding as at October 31, 2016 will be compounded quarterly. Interest accruing on the principal outstanding between November 1, 2016 and the maturity date will be paid on a quarterly basis.

The proceeds from the placement of new corporate bonds were used entirely to early 2018 rescue corporate bonds.

Creation of a new Corporate Bonds Program and issuance of Classes B and C Corporate Bonds

On July 7, 2015, CTLL created a new Simple Corporate Bonds Program (that is, corporate bonds not convertible into shares) for up to US$ 350 million (or its equivalent in other currencies) (the “Program”).

Under such Program, on August 6, 2015, CTLL issued Class C Corporate Bonds in the amount of $ 258 million maturing 21 months as from their issuance date and will accrue interest at a 27.75% fixed rate during the first 6 months as from their issuance date and at the Private Badlar rate plus a 450 basis points spread during the remaining 15 months. CTLL resolved to cancel the tender for Class B Corporate Bonds.

Net funds resulting from this placement will be allocated to the partial early cancellation of the Syndicated Loan.

Issuance of Class A and E Corporate Bonds – Subsection k)

On October 5, 2015, CTLL issued Class A Corporate Bonds in the amount of $ 282.4 million and maturing 36 months as from their issuance date and accrue interest at the Private Badlar rate. On November 13, 2015, CTLL issued an aggregate principal amount of $ 575.2 million of its Class E Corporate Bonds, maturing 60 months after their issuance date and paying a variable monthly coupon at the Private Badlar rate. On September 18, 2015 and November 6, 2015, the National Superintendence of Insurance ("SSN") classified Class A and E Corporate Bonds, respectively, as productive investments computable under Section 35.8.1 subsection k) of the Insurance Activity General Rules and Regulations (SSN Resolution No. 21.523/1992).

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 20: (Continuation)

Funds derived from the issuance of Corporate Bonds will be destined to: (i) medium- and long-term infrastructure or productive projects in the Republic of Argentina, and (ii) the payment of working capital within the country regarding projects and investments mentioned in item “(i)” preceding. CTLL plans to use such net funds to finance part of the 121 MW expansion works it is currently conducting under the described “Availability Increase Project”.

Syndicated Borrowing

On November 11, 2014, in line with CTLL’s financial strategy of improving its financing cost and structure, CTLL’s Board of Directors approved a new indebtedness consisting of a syndicated borrowing in the amount of up to $ 450 million (the “Syndicated Loan”) with the Banco de Crédito y Securitización S.A., Banco Hipotecario S.A., Industrial and Commercial Bank of China S.A and Citibnak S.A. (the “Banks”) seeking to refinance existing financial liabilities. The borrowing’s main terms and conditions are described below:

-        Amortization: eight installments representing 11% of the indebtedness each, and a last installment for the remaining 12%, all of them payable on a quarterly and consecutive basis, the first one maturing twelve months as from the borrowing’s disbursement date.

-        Compensatory Interest: at the adjusted Private Badlar rate plus a 575 basis points spread, payable on a quarterly basis.

-        Guarantees:

i)         CTLL will issue sight bills to each of the Banks to guarantee the outstanding principal and interest in accordance in the proportion of their share in the borrowing;

ii)       The Company will act as joint and several obligor and main debtor of each and all payment obligations taken on by CTLL with the Banks, and will provide guarantee for all bills;.

-        Subordination: the agreement contemplates the subordination of certain debts CTLL holds with PISA to the indebtedness to be taken with the Banks.

The net proceeds from the syndicated loan were used in its entirety for corporate bonds bail early 2018.

On August 13, 2015, CTLL partially canceled the Syndicated Loan in the amount of $ 260 million plus all interest accrued as of that date. The repayment was made out of Class C Corporate Bonds funds. On October 15, 2015, CTLL canceled the remaining principal balance in the amount of $ 190 million plus all interest accrued as of that date. The repayment was made out of CTLL's own funds.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 20: (Continuation)

20.1.2 CTG

Corporate bonds

On July 25, 2007, CTG finished the restructuring process for its outstanding Series “A” and “B” Corporate Bonds at 2% with maturity in 2013; having obtained an 88.7% acceptance rate on the total debt under restructuring (“2013 Bonds”).

The mentioned restructuring consisted on the swap of the previous debt securities for a combination of cash payments and the issuance of new simple Corporate Bonds for a nominal value of US$ 22 million at a 10.5% rate, which will be payable on March 11 and September 11 of each year and maturing in September 2017 (“2017 Bonds”).

In June and July 2009, and in January, March and May 2011, CTG purchased under successive transactions at market prices, its 2017 Bonds for a total of US$ 18.2 million and US$ 0.8 million of nominal value, respectively. As of December 31, 2015 CTG maintains all the 2017 Bonds repurchased.

The remaining 2017 Bonds outstanding as of December 31, 2015 total a nominal value of US$ 3.1 million.

The main limitations taken on by CTG regarding 2017 Bonds are as follows: (i) limitation on indebtedness, and (ii) limitation on levies. As of December 31, 2014, CTG was in full compliance of all its commitments undertaken under the 2017 Bonds.

Corporate Bonds Programme

Under the Simple Corporate Bonds Program (not convertible into shares) for up to US$ 50 million (or the equivalent amount in other currencies) dated February 13, 2013, on March 6, 2013 CTG issued Class 3 and 4 corporate bonds for a nominal value of $ 36.7 million and U$S 9.5 million (converted to an initial exchange rate of $ 5.0448 / U$S) at the Private Badlar rate plus 400 basic points and at the fixed rate of 3%, finally maturing on March 6, 2014 and March 6, 2015, respectively. Interest were payable on a quarterly basis. Funds resulting from the issuance of these corporate bonds were allocated entirely to debt refinancing.

On March 6, 2014, CTG issued Class 5 Corporate Bonds for a face value of $ 60.1 million accruing interest at the Private Badlar rate plus a 500 basic points spread. Principal will be amortized in two equal consecutive installments due on June 6, 2016 and September 6, 2016, and interest will be payable on a quarterly basis.

Class 5 Corporate Bonds have been subscribed in kind through the delivery of Class 3 and Class 4 Corporate Bonds for $ 1.8 million and $ 19.1 million, respectively (an amount equivalent to US$ 2.5 million). The outstanding balance of Class 3 Corporate Bonds was wholly cancelled on March 6. After the issuance of Class 5 Corporate Bonds, outstanding Class 4 Corporate Bonds, net of CTG’s portfolio holdings, amount to US$ 7 million.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 20: (Continuation)

After cancelling the principal and interest of Class 3 Corporate Bonds and discounting Class 4 Corporate Bonds presented for the swap, the net inflow amounted approximately $ 1.4 million that were allocated to the prepayment of bank loans.

Lastly, on March 6, 2015 CTG issued Class 6 Corporate Bonds for a face value of $ 91 millon maturing within a term of 18 months and accruing interest at a 28% annual nominal fixed rate during the first nine months and at the Private Badlar rate plus a 500 basis points spread during the remaining nine months. Interest will be payable on a quarterly basis.

With the net proceeds of such issue, CTG proceeded to cancel the principal and interest of the Class 4 Corporate Bonds and partially prepay the bank loan mentioned below.

Bank borrowings

On February 28, 2013, CTG renewed, under a syndicated borrowing, the open credit facilities for a total amount of $ 78.7 million with Banco Hipotecario S.A., ICBC, Santander Rio S.A. and Citibank N.A, which was amended by the first amendment to the syndicated loan agreement dated December 20, 2013 (the "Amendment"). This borrowing was payable in two tranches, one in the amount of $ 61.3 million at the Private BADCOR rate plus 500 basis points, and another in the amount of $ 17.4 million accruing interest at a 29% annual nominal fixed rate. The borrowing will be paid off in ten quarterly consecutive installments, the first one becoming due six months from the amendment date. The first seven amortization payments will be for an amount equivalent to 60.96% of the principal; the eighth and ninth payments for an amount equivalent to 25.4% of the principal, and the last one will be made thirty-six months as from the amendment date

On the other hand, if a CTG bond is issued before April 15, 2014, net funds from the placement for up to $ 24 million will be allocated to the early cancellation of the syndicated borrowings based on its maturity in chronological order. With the net proceeds from the placement of corporate bonds Class 5 on March 2014, CTG proceeded to prepay $ 1.4 million of syndicated loan capital.

Subsequently, on July 23, 2014, CTG has:

(i)    partially prepaid the borrowings for an amount equivalent to $ 18 million —out of which $ 14 million were applied to the cancellation of principal installments of the variable tranche and $ 4 million to the cancellation of principal installments of the fix tranche in chronological order based on their maturity dates.

(ii)   paid accrued interest in the amount of $ 7.1 million and the outstanding from the first amortization installment for $ 4.6 million in accordance with the defined payment schedules; and

Last, on March 20, 2015, CTG prepaid in full the syndicated loan for an amount equivalent to $ 58.8 million of net proceeds from the issuance of Class 6 Corporate Bonds and equity.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 20: (Continuation)

CAMMESA Financing

On May 18, 2015, CTG entered into a loan agreement with CAMMESA for the purpose to finance TV11 unit's maintenance in a peso-denominated amount equivalent to US$ 10.3 million plus VAT and nationalization costs.

This financing will be repaid in 36 monthly and consecutive installments, with the application of the average yield obtained by CAMMESA from its financial placements with the WEM, maturing as from the economic transaction corresponding to the month following the completion of the works with the possibility of extending this period to twelve months in case the Maintenance Remuneration accrued in that period is not sufficient to cancel funding. The Maintenance Remuneration will be allocated to the payment of the granted financing. In case it is necessary to use additional period of twelve months mentioned above, in addition to applying the Maintenance Remuneration for cancellation of the installment should be applied Additional Remuneration Direct accrued by CTG in the relevant month.

CTG guarantees an 80% net capacity minimum availability as from the month following the unit's entry into service and until the termination of the repayment period.

As of the issuance of these financial statements, CTG has received partial advances in the amount of $ 8 million, which are disclosed under trade and other receivables, netting the credit for Maintenance Remuneration.

20.1.3 CPB

CAMMESA Financing

On March 21, 2011, CPB entered into a borrowing agreement with CAMMESA to finance a construction project that will increase the power output of steam turbine units of CPB, for a total amount of $ 56.8 million, in accordance to ES Resolution No. 146/02 and Notes 6157/10 and 7375/10. On January 27, 2012, CPB executed an addendum to the loan agreement entered into with CAMMESA which modified the financing amount, which current amounts to $ 69.6 million.

The collected amounts will be returned in 48 monthly, equal and consecutive installments, which will include interest resulting from the application of a rate equivalent to the average yield obtained by CAMMESA from its WEM’s financial placements, the first installment maturing on the month immediately following the works’ conclusion, estimated for the month of June, 2011. Installments will be paid by WEM pursuant to the provisions of ES Notes No. 6157/10 and 7375/10, which distribution among demanding agents will be made based on the applicable criteria determined by the ES.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 20: (Continuation)

During May 2011, CPB conclude the committed works, and from July, the units were subject to minimum availability control established by the loan agreement signed with CAMMESA.

During June 2015, in accordance with amortization as defined in the loan agreement with CAMMESA, the loan is fully canceled.

CAMMESA Financing II

On January 8, 2013, CPB signed a borrowing agreement with CAMMESA stipulating the terms for the financing of certain repair work delayed in units BBLATV29 and BBVLATV30 for an amount of $ 19.9 million plus the added-value tax pursuant to ES Resolution No. 146/02 so as to cover 70% of those maintenance costs.  Then, increased financing to $ 32.7 million plus the added-value tax in order to expand to cover 100% of maintenance costs.

The requested amount will be paid back in 18 monthly, which will bear a rate equivalent to the average yield derived by CAMMESA from its financial placements, the first installment being due the month after the last partial advance is made or 12 months after the first advance, whichever occurs earlier.

On April 9, 2014, CAMMESA notified CPB of the authorization granted by the ES to apply the LVFVDs corresponding to January 2008-June 2011 period, including accrued interest, to the cancellation of the loan. On April 15, 2014, CPB implements the cession of the LVFVD mentioned.

On April 24, 2014, the compensation of the mentioned financing was performed in the amount of $ 39.5 million of principal and $ 11.3 million of accrued interest (VAT included) with the issuance of the commercial documents by CAMMESA.

As a result of this compensation, as of December 31, 2014 CPB recognized income before taxes in the amount $ 35.3 million resulting from the revaluation of the affected LVFVDs, which were disclosed under "Other Financial Results" of the statement of comprehensive income (Loss).

Financing of Major Maintenance Works

During the month of April, 2014, the Borrowing and Receivables Assignment Agreement was entered into between CPB and CAMMESA to finance the 2015-2016 Technological Upgrade Work for an estimated total amount of US$ 82.6 million plus VAT and nationalization costs. The final amount of the financing will be determined based on the actual disbursements made by CAMMESA.

On May 18, 2015 and in answer to the requests filed by CPB, ES Note No. 1129/15 authorized the extension of the financing in the amount of US$ 7.2 million plus VAT and nationalization costs to fund the replacement of boiler burners which were not estimated in the original schedule. As at the date hereof, the Addendum to the Loan Agreement dated April 8, 2014 has not been perfected.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 20: (Continuation)

The investment plan aims to improve the units' reliability and availability, and so far the following progress has been made:

i)  Seasonal maintenance tasks have been performed in both units: on TV30 in 2014, and on TV29 early in 2015.

ii) As from August 31, 2015, CPB started the overhaul of generating unit TV29. The work scope included the following:

 a) Review (“Overhaul”) of the main and ancillary equipment.

b) Repair, adjustment and replacement of spare parts (“Refurbishment”)

c) Replacement due to obsolescence (“Upgrade”) of equipment and systems

Regarding items a) and b), maintenance tasks were executed on equipment which had not been previously replaced, such as the turbine, generator, boiler, pumps, heat exchangers, valves, filters, tasks, pressure vessels and other equipment.

As regards item c), some of the equipment which was wholly replaced was the following:

 -  Boiler burners. The original three-fuel burners were replaced by newly-designed and reduced NOx dual-fuel burners.

-  Burners Monitoring System (“BMS-BPS”). The original solid-state electronic system was replaced by a programmable system with a SILIII safety level.

-  Generator's excitation system. The original system was replaced by a solid-state static system.

-   Turbine Control System (“TCS”). The original system was replaced by a programmable digital system. The hydraulic system was replaced by a newly-designed system.

-   Turbine generator unit's electrical protection system. The original relay system was replaced by a digital latest-generation system.

-   Boiler superheater tubes. All the tubes of superheater No. 2 were replaced.

The provisional reception of the main project contracts took place on December 10, 2015; on that date, the commissioning period started, and the synchronization took place on January 14, 2016. Tests and adjustments have been carried out since that date. During this process, a breakdown occurred in the excitation transformer, and tasks are being conducted to solve the problem; in this sense, it is estimated that its commissioning will take place early in March.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 20: (Continuation)

Even though the project was originally scheduled for a term of 27 months ending in July 2016, CAMMESA did not authorize TV30's overhaul, upgrade and refurbishment for this period, so the task was postponed for the September-December 2016 period.

As of the issuance of these financial statements, the amounts committed under the main  executed agreements amount to US$ 102.2 million, out of which US$ 64.7 million have been canceled. These amounts do not include taxes, duties or nationalization costs.

The financing will have a twelve-month grace period as from the month following the last partial advance by CAMMESA, or 24 months after the execution of the loan, whichever occurs earlier, and this term may be extended for up to six months in case a delay in the execution of maintenance works of BBLATV 30 Unit is verified according to the dates specified in the schedule. Likewise, the financing will be repaid in 48 monthly, equal and consecutive installments, with the application of the mean yield obtained by CAMMESA from its financial placements.

The UMA will range from 80% to 83% depending on the month, and will be calculated as an average of the last three rolling months, including the month concerned as the last month of the quarter. To such effect, only the net power of units having performed the major maintenance will be assessed, excluding maintenance works authorized and programmed by CAMMESA.

The Maintenance Remuneration will be destined to the early cancellation of the granted financing. Should the Maintenance Remuneration be insufficient to cancel the amount of each installment and provided CPB meets the UMA, the balance payment obligation will be limited to 50% of the FRD. In case is not met, CPB will have to pay the whole applicable installment on the stipulated maturity date.

The FRD will be calculated based on the operating results plus Property, Plant and Equipment depreciations, net of:

(i)       Additional Remuneration trust Res. No. 95/13;

(ii)     Investments in Property, Plant and Equipment;

(iii)    Taxes not included in operating results;

(iv)   Variation in uncollected Delta receivables with CAMMESA;

(v)     The Maintenance Remuneration.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 20: (Continuation)

In accordance with what has been previously stated, if at each installment’s maturity date the funds asigned to its cancellation are insufficient to fully cancel it, the uncancelled balance will be distributed pro rata among the remaining installments, provided the UMA has been met. If this situation occurs in the last installment, it will be successively deferred until its full cancellation.

In order to guarantee the granted financing, CPB has assigned to CAMMESA 100% of its current and future receivables, whether accrued or to be accrued, in connection with the operations conducted and to be conducted with the WEM, excluding those which had already been assigned to third parties before the conclusion of this agreement or included in contracts entered into pursuant to the 2008-2011 Agreement, as well as those included in the assignment as collateral provided for in the borrowing agreement under ES Note No. 6157/10 and in the assignment as collateral set forth in the borrowing agreement entered into by the parties on January 8, 2013, until the financing limit.

As of the issuance of these financial statements, CPB has received partial advances from CAMMESA in the amount of $ 757.9 million, out of which $ 175.1 million have been early canceled with receivables generated by the the Maintenance Remuneration. Also, CPB has not generated a positive FRD for the early cancellation of the financing.

20.2 Oil and gas

20.2.1 PEPASA

VCPs Global Programme

On July 27, 2011, at PEPASA’s Extraordinary General Meeting of Shareholders, the creation of a VCP global program was approved for a maximum amount of $ 200 million or its equivalent in other currencies, pursuant to which PEPASA may issue short-term Corporate Bonds (simple, non-convertible into shares), promissory notes or short-term securities with common, special and/ or floating security and/ or any other guarantee (including, although not limited to, third-party guarantees), whether subordinated or not.

On April 24, 2014 and July 2, 2015, PEPASA modified VCP Program increasing it up to the amount of U$S 40 million and U$S 70 million, and or its equivalent in other currencies, respectively.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 20: (Continuation)

As of December 31, 2015, PEPASA had issued the following series of VCP:

Serie	Issuance date	Nominal Amount	Interest Rate	Payment:
				Capital	Interest
1	October 6, 2011	46,654,990	Badlar + 3.5%	360 days	Quaterly
2	May 11, 2012	32,564,000	Badlar + 2.75%	360 days	Quaterly
3	October 3, 2012	34,396,246	Badlar + 4.25%	360 days	Quaterly
4		U$S 6,520,523	4.25%	360 days	Quaterly
5	March 27, 2013	77,821,661	Badlar + 2.99%	365 days	Quaterly
6		U$S 4,342,138	0.01%	365 days	Quaterly
7	October 3, 2013	65,400,000	Badlar + 4%	365 days	Quaterly
8	April 28, 2014	122,950,000	Badlar + 3.95%	365 days	Quaterly
9	October 3, 2014	76,450,000	Badlar + 3.95%	365 days	Quaterly
10	February 25, 2015	89,940,000	28%	365 days	Quaterly
11	April 30,2015	137,000,000	28.5%	365 days	Quaterly

As of December 31, 2015, outstanding Series 11 and 12 VCPs amounted to $ 235.5 million, including principal and interest.

Resources gathered through the issuance of these VCPs have been destined to investments in fixed assets, the payment of working capital and/ or the refinancing of liabilities.

Corporate Bonds Programme

On May 10, 2013, PEPASA’s Shareholders’ Meeting approved the terms and conditions of the Simple Corporate Bonds Program (non-convertible into shares) for up to US$ 100 million (or its equivalent in other currencies). On April 24, 2014, and July 2, 2015, PEPASA modificated the Program increasing the amount up to US$ 125 million and US$ 250 or its equivalent in other currencies, respectively.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 20: (Continuation)

At the date of issuance of these financial statements, PEPASA has issued the following series of Corporate Bonds:

Serie	Issuance date	Nominal Amount	Interest rate	Payment:
				Capital	Interest
1	June 28, 2013	254,810,000	Badlar + 3%	3 years	Quaterly
2	June 6, 2014	525,362,500	Badlar	3 years	Quaterly
3	February 26, 2015	51,027,777	Badlar + 5%	1 year and 9 months	Quaterly
4	February 26, 2015	U$S 18,549,000	5%	1 year and 9 months	Quaterly
5	April 30, 2015	49,870,000	Badlar + 4,5%	1 year and 6 months	Quaterly
6	February 3, 2016	309,874,000	Badlar + 5%	1 year and 3 months	Quaterly

Series 1 and 2 are aimed at making productive investments computable under Section 35.k) of the Insurance Activity General Rules and Regulations.

The remaining funds will be destined to investments in physical assets and/or the payment of working capital.

Syndicated Loan

On July 27, 2015, PEPASA entered into a syndicated loan agreement for the amount of $ 765 million with Banco Hipotecario S.A., BACS Banco de Crédito y Securitización S.A., Industrial and Commercial Bank of China (Argentina) S.A. and Citibank N.A, Argentine branch.

Its main terms and conditions are described below:

-        Interest: Private Badlar corrected rate plus a 5.75% spread for an amount of $ 615 million, and a 30% fixed rate for an amount of up to $ 150 million;

-        Amortization: it will be amortized in 10 quarterly and consecutive installments, the first one being payable upon the expiration of the term of 15 months as from the disbursement date. The first two installments will represent 5.25% of the principal; the third one, 7.5% of the principal; the fourth one, 11.5% of the principal; and, as from the fifth to the tenth installment, 11.75% of the principal. These amortization conditions will apply to the variable-rate and fixed-rate loan;

-        Guarantees: PEPASA will issue promissory notes to each of the banks to guarantee the outstanding principal and interest in the proportion of their share in the loan.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 20: (Continuation)

Net funds resulting from the syndicated loan will be applied by PEPASA to the expenses foreseen under the Investment Agreement with YPF.

As of December 31, 2015, PEPASA has complied with all covenants stipulated in the agreement.

20.3 Distribution

20.3.1 Edenor

Corporate bonds programs

The Company is included in a Corporate Bonds program, the relevant information of which is detailed below:

Debt issued in United States dollars

				Millons of U$S			Millons of $
Corporate Bonds	Class	Rate	Year of Maturity	Debt structure at 01.01.2015	Debt Purchase 2015 (2)	Debt structure at 12.31.2015	Debt structure at 12.31.2015
Fixed Rate Par Note	7	10.50	2017	14.8	-	14.8	192.5
Fixed Rate Par Note (1)	9	9.75	2022	172.2	(9.2)	163.0	2,148.6
Total				186.9	(9.2)	177.7	2,341.1

				Millons of U$S			Millons of $
Corporate Bonds	Class	Rate	Year of Maturity	Debt structure at 01.01.2014	Debt Purchase 2014 (2)	Debt structure at 12.31.2014	Debt structure at 12.31.2014
Fixed Rate Par Note	7	10.50	2017	14.8	-	14.8	126.2
Fixed Rate Par Note (1)	9	9.75	2022	186.1	(13.9)	172.2	1,472.2
Total				200.9	(13.9)	186.9	1,598.4

(1)      Net of issuance expenses.

(2)      Includes collection, through the trust, of proceeds from subsidiary sales and collection of financial receivables with related companies. On March 27, 2014, Corporate bonds that EDENOR held in its portfolio were written off.

The main covenants are the following:

i)         Negative Covenants

The terms and conditions of the Corporate Notes include a number of negative covenants that limit EDENOR’s actions with regard to, among others, the following:

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 20: (Continuation)

- encumbrance or authorization to encumber its property or assets;

- incurrence of indebtedness, in certain specified cases;

- sale of Edenor’s assets related to its main business;

- carrying out of transactions with shareholders or related companies;

- making certain payments (including, among others, dividends, purchases of Edenor’s common shares or payments on subordinated debt).

ii)       Suspension of Covenants:

Certain negative covenants stipulated in the terms and conditions of the Corporate Notes will be suspended or adapted if:

- Edenor’s long-term debt rating is raised to Investment Grade, or

- Edenor’s Level of Indebtedness calculated on the shareholders' equity is equal to or lower than 2.5.

If Edenor subsequently losses its Investment Grade rating or its Level of Indebtedness is higher than 2.5, as applicable, the suspended negative covenants will be once again in effect.

At the date of issuance of these financial statements, the previously mentioned ratios have been complied with.

20.4 Holding and others

20.4.1 PESA

TGS Financing

On October 6, 2011, TGS granted the Company a borrowing/financing amounting to US$ 26 million to make the payment necessary to acquire the rights to control, suspend and waive Enron Creditors Recovery Corp. and Ponderosa Assets LLP against the Republic of Argentina before the International Centre for Settlement of Investment Disputes of the World Bank (”CIADI”) (the “Arbitration Proceeding”) pursuant to the Call Option Agreement entered into between the Company, Inversiones Argentina II and GEB Corp. (the “ICSID Contract”).

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 20: (Continuation)

After several postponements, on April 26, 2013, the parties agreed on the following amendments to the financing agreement:

i)                The maturity date will be October 6, 2014, automatically extendable for a single additional period of one year,

ii)              The financing will be paid at maturity or in advance through the full and unconditional assignment to TGS of all PESA’s rights and obligations under the ICSID Agreement in case, on or before the maturity date: (a) TGS has received a 20% increase on its tariff chart and that increase remains effective pursuant to the Transitory Agreement approved by Order No. 1918/09 of the National Executive Branch, or (b) the following has been granted to TGS and remains effective: (x) the tariff adjustment set forth in the Agreement initialized by TGS and approved by its Board of Directors on October 5, 2011, or (y) any other compensatory system implemented through any tariff review system or mechanism hereinafter replacing those currently in force under Economic Emergency Law No. 25,561 of the Republic of Argentina and having an equivalent economic effect on TGS.

iii)             Principal will bear compensatory interest at a 6.8 % annual nominal rate plus VAT

On January 12, 2015, the parties agreed to extend the suspension of mentioned exhibition proceeding for six months as from that date.

During September 2015, the condition stipulated in the loan agreement granted by TGS has been met, which required its compulsory cancellation through the full and unconditional assignment of all the ownership rights and liabilities held by the Company under the Arbitration Proceeding.

On October 7, 2015, all rights under the Arbitration Proceeding were assigned to a trust formed abroad to TGS and consequently, on that date the effects of the transaction were recognized according to the following breakdown:

Loan principal balance	242,372,000
Interest and taxes	81,795,769
Total TGS loan	324,167,769

Rights over arbitration proceedings	108,754,000

Gain from discharge/cancellation of TGS loan	215,413,769

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 21: DEFERRED REVENUE

Non current	12.31.2015	12.31.2014

Customer contributions not subject to repayment	153,815,820	109,089,120
	153,815,820	109,089,120

Current

Customer contributions not subject to repayment	763,684	763,684
	763,684	763,684

NOTE 22: SALARIES AND SOCIAL SECURITY PAYABLE

Non current	12.31.2015	12.31.2014

Seniority - based bonus	73,715,803	59,742,127
Early retirements payable	6,323,535	3,116,180
	80,039,338	62,858,307

Current

Salaries and social security contributions	231,789,446	195,696,094
Provision for vacations	354,198,787	295,534,685
Provision for gratifications	55,298,077	39,765,102
Provision for annual bonus for efficiency	241,174,433	192,092,861
Early retirements payable	4,507,072	2,186,156
	886,967,815	725,274,898

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 23: DEFINED BENEFITS PLANS

The following are the benefits that the Company granted to certain employees under the existing collective union agreements:

a)      seniority bonus to be granted to personnel with certain number of years of service;

b)      a bonus for all workers having accumulated years of services with contributions to obtain the regular retirement payment.

The amounts and conditions vary depending on the collective bargaining agreement and for employees who are not union members.

The movement in the defined benefit obligation over the year is as follows:

	12.31.2015	12.31.2014
Liabilities at the beginning	223,347,647	145,073,927
Current services cost	36,010,995	15,674,883
Cost for interest	83,562,352	55,955,929
Actuarial losses (gains)	3,300,596	24,829,850
Benefit payments	(35,677,351)	(18,186,942)
Liabilities at the end	310,544,239	223,347,647

The detail of the obligation for defined benefit plans by segment is as follows:

	12.31.2015	12.31.2014
Generation	77,867,255	62,425,518
Distribution	232,676,984	160,922,129
Total	310,544,239	223,347,647

As of December 31, 2015 and 2014, the Company carried no assets related to defined benefits plans.

The details of the charge acknowledged in the Comprehensive Income (Loss) Statement is the following:

	12.31.2015	12.31.2014
Current services cost	36,010,995	15,674,883
Cost for interest	83,562,352	55,955,929
Actuarial losses	2,204,814	1,532,583
Actuarial loss through other comprehensive income	1,095,782	23,297,267
Total cost	122,873,943	96,460,662

The obligations for defined benefit plans expected are:

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 23: (Continuation)

12.31.2015
Less than one year	46,089,380
One to two years	20,510,159
Two to three years	24,850,965
Three to four years	24,189,261
Four to five years	30,226,625
Up to five years	141,084,965

The actuarial assumptions used were as follows:

	12.31.2015	12.31.2014
Discount rate	6%	6%
Salaries increase	2%	2%
Average inflation	32%	32%

The annual 6% real discount rate is reasonable considering the market rates for Argentine government bonds as of December 31, 2010. The IRR of Argentine government bonds has been significantly influenced, since mid-2011, by the global macroeconomic context, and the probability of default thereon is expected to be higher than the credit risk of large corporations. Subsequently, the rates increased due to a significant increase of the risk of default, unrelated to the risk of well-established firms whose risk of default on their obligations has not changed in such proportion.

The following information shows the effect of a variation in the discount rate and salaries increase on the obligation amount:

12.31.2015
Discount rate: 5%
Obligation	333,224,324
Variation	22,680,085
7.30%

Discount rate: 7%
Obligation	290,930,189
Variation	(19,614,050)
(6.32%)

Salaries increase: 1%
Obligation	292,255,295
Variation	(18,288,944)
(5.89%)

Salaries increase: 3%
Obligation	331,342,940
Variation	20,798,701
6.70%

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 23: (Continuation)

Estimates based on actuarial techniques imply the use of statistical tools, such as the so-called demographic tables used in the actuarial valuation of the Company active personnel.

In order to determine the mortality of the Company active personnel, the “1971 Group Annuity Mortality” table has been used. In general, a mortality table shows for each age group the probability that a person in any such age group will die before reaching a predetermined age. Male and female mortality tables are elaborated separately inasmuch as men and women’s mortality rates are substantially different.

In order to estimate total and permanent disability due to any cause, 80% of the “1985 Pension Disability Study” table has been used.

In order to estimate the probability that the Company active personnel will leave the Company or stay therein, the “ESA 77” table has been used.

Liabilities related to the above-mentioned benefit plans have been determined contemplating all the rights accrued by the beneficiaries of the plans up to the closing date of the year ended December 31, 2015.

These benefits do not apply to key management personnel.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 24: TAX LIABILITIES

Non current	12.31.2015	12.31.2014

Value added tax	95,700,492	77,286,956
Income tax provision, net of witholdings and advances	102,871,269	63,685,209
Minimum notional income tax provision, net of witholdings and advances	168,896,460	118,700,596
Sales tax	4,250,033	1,766,628
Payment plans	15,380,012	17,769,495
Other	1,364,738	2,022,829
	388,463,004	281,231,713

Current

Income tax provision, net of witholdings and advances	92,386,069	15,192,552
Minimum notional income tax provision, net of witholdings and advances	46,563,652	16,393,289
Value added tax	29,170,820	24,805,453
Municipal, provincial and national contributions	73,804,583	67,999,068
Personal assets tax provision	26,219,494	8,686,056
Payment plans	3,052,584	2,802,592
Municipal taxes	44,293,674	40,327,928
Tax withholdings to be deposited	280,992,443	43,827,166
Stamp tax payable	9,590,568	9,590,568
Other	4,038,586	2,303,950
	610,112,473	231,928,622

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 25: PROVISIONS

	12.31.2015
	For contingencies	Asset retirement obligation	Total
Non Current
At the beginning of the year	116,904,454	2,623,202	119,527,656
Increases	149,179,441	46,543,290	195,722,731
Decreases	(1,471,412)	-	(1,471,412)
At the end of the year	264,612,483	49,166,492	313,778,975

	12.31.2015
	For contingencies
Current
At the beginning of the year	24,170,912
Increases	78,970,903
Decreases	(32,550,249)
At the end of the year	70,591,566

	12.31.2014
	For contingencies	Asset retirement obligation	Total
Non Current
At the beginning of the year	89,775,416	1,761,146	91,536,562
Increases	38,129,133	862,056	38,991,189
Reclassifications	(4,510,478)	-	(4,510,478)
Reversal of unused amounts	(603,634)	-	(603,634)
Decreases	(5,885,983)	-	(5,885,983)
At the end of the year	116,904,454	2,623,202	119,527,656

	12.31.2014
	For contingencies
Current
At the beginning of the year	11,167,430
Increases	56,636,476
Reclassifications	4,510,478
Decreases	(48,143,472)
At the end of the year	24,170,912

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 26: REVENUE

	12.31.2015	12.31.2014

Sales of energy to the SPOT Market	1,072,149,819	1,013,970,810
Sales of energy for the Resolution No. 220/07	918,105,862	777,074,476
Sales of energy to MAT	1,540,301	88,016,383
Energy plus sales	470,115,211	376,721,231
Other sales	11,311,521	19,672,330
Generation subtotal	2,473,222,714	2,275,455,230

Energy sales (1)	3,720,442,988	3,536,146,761
Right of use of poles	76,416,604	57,462,917
Connection and reconnection charges	5,302,325	4,766,500
Distribution subtotal	3,802,161,917	3,598,376,178

Gas sales	812,647,779	267,607,266
Oil and liquid sales	34,866,520	21,913,631
Oil and gas subtotal	847,514,299	289,520,897

Administrative services sales	21,872,401	29,000,109
Other sales	854,832	753,001
Holding and others subtotal	22,727,233	29,753,110

Intersegment sales	15,155,270	11,540,096

Total revenue	7,160,781,433	6,204,645,511

(1) Includes revenue from the application of SE Resolution No. 347/12 for $ 535.5 million and $ 508.1 million for the year ended December 31, 2015 and 2014, respectively.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 27: COST OF SALES

	12.31.2015	12.31.2014
Inventories at the beginning for the year	135,570,860	114,615,289

Plus: Charges for the year
Purchases of inventories and of energy	2,112,676,027	1,900,340,148
Salaries and social security charges	2,196,486,036	1,628,222,919
Fringe benefits	36,380,012	23,290,505
Accrual of defined benefit plans	96,511,517	58,973,854
Fees and compensation for services	585,998,669	754,831,570
Property, plant and equipment depreciations	640,500,673	401,421,064
Intangible assets amortization	29,462,213	29,462,214
Depreciation of biological assets	40,815	40,815
Gas consumption	88,382,701	151,533,463
Purchase of energy	212,401,703	243,636,169
Transport of energy	16,277,810	28,166,193
Material consumption	297,102,048	251,200,852
Penalties	260,433,537	245,211,708
Fitting oil	3,471,687	3,399,074
Maintenance	127,624,724	84,712,678
Canons and Royalties	138,679,735	67,558,760
Gas production	138,296,404	36,577,860
Rental and insurance	79,417,582	57,523,491
Surveillance and security	52,735,805	35,142,150
Taxes, rates and contributions	24,904,989	14,547,451
Communications	14,551,171	13,770,143
Water consumption	9,327,728	7,073,624
Other	21,018,879	13,398,574
Subtotal	5,070,006,438	4,149,695,131

Less: Inventories at the end of the year	(225,462,790)	(135,570,860)
Total cost of sales	7,092,790,535	6,029,079,708

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 28: SELLING EXPENSES

	12.31.2015	12.31.2014
Salaries and social security charges	310,826,478	255,959,037
Fringe benefits	286,672	182,540
Accrual of defined benefit plans	12,331,517	6,869,206
Fees and compensation for services	332,955,352	264,899,163
Compensation agreements	74,285,216	19,291,337
Property, plant and equipment depreciations	34,956,294	18,562,317
Taxes, rates and contributions	94,902,351	64,474,833
Communications	58,735,883	39,088,308
Penalties	24,371,291	18,360,000
Doubtful accounts	27,316,872	24,717,807
Surveillance and security	839,450	201,120
Other	874,657	754,679
Total selling expenses	972,682,033	713,360,347

NOTE 29: ADMINISTRATIVE EXPENSES

	12.31.2015	12.31.2014
Salaries and social security charges	526,612,767	376,464,741
Fringe benefits	16,207,755	11,575,551
Accrual of defined benefit plans	12,935,127	7,320,335
Fees and compensation for services	293,942,819	220,815,364
Compensation agreements	100,991,563	25,576,205
Director's and Syndicate fees	43,748,959	21,605,223
Reserve for directors’ options	-	6,709,014
Property, plant and equipment depreciations	15,724,263	17,673,738
Material consumption	23,047,185	13,122,325
Maintenance	3,209,269	2,803,699
Transport and per diem	6,009,626	6,238,351
Rental and insurance	76,590,708	52,489,107
Surveillance and security	26,027,785	16,681,972
Taxes, rates and contributions	45,415,846	26,483,704
Communications	9,055,126	7,585,001
Advertising and promotion	19,041,458	10,369,097
Other	20,825,819	13,945,289
Total administrative expenses	1,239,386,075	837,458,716

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 30: OTHER OPERATING INCOME AND EXPENSES

Other operating income	Note	12.31.2015	12.31.2014
Insurance recovery		43,560	6,358,656
Recovery of expenses		6,943,308	13,765,053
Recovery of receivables		1,480,059	51,317,039
Recovery of allowance for tax credits		494,045	1,375,717
Gain from discharge/cancellation of TGS Loan	20	215,413,769	-
Surplus Gas Injection Compensation Res. No. 1/13		546,774,869	127,147,619
Income recognition for arbitral proceedings	37.2	74,770,949	-
Recovery of tax on gross income		-	37,943,970
Commissions on municipal tax collection		14,775,428	12,040,378
Dividends earned		4,486,563	6,226,319
Services to third parties		53,621,223	33,304,599
Profit of property, plant and equipment sale		33,760	5,596,699
Client severance		-	5,070,000
Recovery of penalties		7,170,518	-
Other		14,669,985	11,829,808
Total other operating income		940,678,036	311,975,857

Other operating expenses
Provision for contingencies		(228,150,344)	(96,426,420)
Voluntary retirements - bonus		(43,192,457)	(24,985,431)
Decrease in property, plant and equipment		(8,790,549)	(24,236,319)
Indemnities		(11,801,084)	(8,202,312)
Allowance for uncollectible tax credits		(95,329,238)	(4,277,247)
Net expense for technical functions		(12,899,848)	(16,235,590)
Tax on bank transactions		(176,436,692)	(109,751,805)
Other expenses FOCEDE		(59,563,107)	(97,701,000)
Cost for services provided to third parties		(52,420,500)	(25,265,225)
Other operating costs from contract termination		-	(11,366,548)
Compensation agreements		(48,324,168)	(16,678,879)
Donations and contributions		(6,902,455)	(4,674,148)
Other		(10,591,004)	(7,273,952)
Total other operating expenses		(754,401,446)	(447,074,876)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 31: FINANCIAL RESULTS

Finance income	12.31.2015	12.31.2014
Commercial interest	238,894,211	222,687,554
Financial interest	79,205,929	217,854,220
Arbitral proceedings interest	30,408,033	-
Other interest	19,560	-
Total finance income	348,527,733	440,541,774

Finance expenses
Commercial interest (1)	(194,538,860)	(460,787,579)
Fiscal interest	(74,605,776)	(51,036,110)
Financial interest	(937,001,529)	(508,127,128)
Other interest	(1,923,174)	(17,622,416)
Taxes and bank commissions	(33,124,914)	(30,042,093)
Penalties for early repayment of loans	-	(40,391,657)
Other financial expenses	(16,120,541)	(5,221,923)
Total financial expenses	(1,257,314,794)	(1,113,228,906)

Other financial results
Foreign currency exchange difference	(566,172,708)	(761,254,771)
Result from repurchase of Corporate Bonds	9,904,686	47,122,571
Changes in the fair value of financial instruments	2,252,941,696	907,867,357
Discounted value measurement	23,228,386	223,304,132
Asset retirement obligation	(18,899,410)	(47,953)
Other financial results	(31,636)	3,063,685
Total other financial results	1,700,971,014	420,055,021

Total financial results, net	792,183,953	(252,632,111)

(1) Net of the profit recorded due to the agreement between CAMMESA and Edenor described in Note 2.3.1.9).

NOTE 32: INCOME TAX

The breakdown of income tax charge is:

	Note	12.31.2015	12.31.2014
Current tax		370,067,119	40,319,531
Deferred tax	14	162,789,052	34,668,716
Difference in the estimate of previous fiscal year income tax and the income return		(17,177)	(1,731,266)
Minimum notional tax		53,937,955	27,155,297
Total income tax		586,776,949	100,412,278

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 32: (Continuation)

Below is a reconciliation between income tax expense and the amount resulting from application of the tax rate on the income before taxes:

	12.31.2015	12.31.2014
Profit before tax	4,435,600,963	629,952,564
Current tax rate	35%	35%
Result at the tax rate	1,552,460,337	220,483,397

Share of profit of Joint Ventures and associates	229,072	(11,411,154)
Reserve for directors’ options	-	2,348,155
Non-taxable results	(1,045,231,477)	(419,313,741)
Non-deductible cost	12,512,541	4,706,151
Non-deductible provisions	423,216	3,071,264
Other	(2,463,555)	(205,979)
Subtotal	517,930,134	(200,321,907)

Expiration of tax loss-carryforwards	-	145,346
Minimun notional income tax credit	53,937,955	27,155,297
Difference in the estimate of previous fiscal year income tax and the income tax statement	45,081,553	(12,252,732)
Tax loss-carryforwards not previously recognized	(282,398,102)	(51,584,956)
Deferred tax assets not recognized	252,225,409	337,271,230
Total income tax expense	586,776,949	100,412,278

As of December 31, 2015 and 2014 consolidated accumulated tax losses amount to $ 1,749.9 million and $ 2,023.8 million, respectively, which may be offset, pursuant to the applicable tax laws, with tax profits corresponding to future fiscal years based on the following breakdown:

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 32: (Continuation)

		Amount to 35%
Fiscal year generation	Fiscal year prescription	12.31.2015	12.31.2014

2009	2014	-	4,230,639
2010	2015	-	85,431,384
2011	2016	23,653,642	77,855,098
2012	2017	37,298,554	96,415,882
2013	2018	120,710,479	121,111,925
2014	2019	153,247,281	323,291,847
2015	2020	277,560,297	-
		612,470,253	708,336,775
Unrecognized deferred assets		(580,866,040)	(592,961,150)
Recognized Tax loss-carryforwards		31,604,213	115,375,625

Due to the uncertainty on whether future tax income may or may not absorb all deferred tax assets, as of December 31, 2015 and 2014 the Company and some subsidiaries have not recorded deferred assets resulting from tax-loss carry-forwards accrued for a total amount of $ 580.9 million and $ 593 million, respectively.

NOTE 33: EARNING (LOSS) PER SHARE

a)    Basic

Basic earnings (loss) per share are calculated by dividing the result attributable to the Company’s equity interest holders by the weighted average of outstanding common shares during the year.

b)    Diluted

Diluted earnings (loss) per share are calculated by adjusting the weighted average of outstanding common shares to reflect the conversion of all dilutive potential common shares. According as mentioned in Note 41 as of December 31, 2014, the Company had a kind of dilutive potential common shares, which corresponding to share purchase options. As of December 31, 2015 were converted into shares, for which there are no potential dilutive ordinary shares.

Potential common shares will be deemed dilutive only when their conversion into common shares may reduce the earnings per share or increase losses per share of the continuing business. Potential common shares will be deemed anti-dilutive when their conversion into common shares may result in an increase in the earnings per share or a decrease in the losses per share of the continuing operations.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 33: (Continuation)

The calculation of diluted earnings (loss) per share does not entail a conversion, the exercise or another issuance of shares which may have an anti-dilutive effect on the losses per share, or where the option exercise price is higher than the average price of ordinary shares during the period, no dilutive effect is recorded, being the diluted earning (loss) per share equal to the basic. As of December 31, 2015, the diluted earnings per share is equal to basic.

	12.31.2015	12.31.2014
Earnings attributable to the equity holders of the Company	3,065,089,423	743,159,355
Weighted average amount of outstanding shares	1,346,716,389	1,314,310,895
Basic earnings per share	2.2760	0.5654

Earnings attributable to the equity holders of the Company	3,065,089,423	743,159,355
Charge for reserve for directors’ options	-	6,709,014
Earnings attributable to the equity holders of the Company	3,065,089,423	749,868,369

Weighted average amount of outstanding shares	1,346,716,389	1,314,310,895
Adjustments for stock options	-	161,151,512
Weighted average amount of outstanding shares for diluted profit per share	1,346,716,389	1,475,462,407
Diluted earnings per share	2.2760	0.5082

NOTE 34: SEGMENT INFORMATION

The Company is engaged in the electricity sector, with a participation in the electricity generation, transmission and distribution segments through different legal entities. As of December 31, 2015, in view of the growth of PEPASA operations, the Company has identified Oil and Gas as a new segment. Therefore, the comparative information by segment has been restated. Accordingly, the following business segments have been identified by means of its subsidiaries and based on the nature, customers and risks involved:

Generation, consisting in direct and indirect equity interest in CPB, CTG, CTLL, HINISA, HIDISA, PACOSA and investments in shares in other companies related to the electricity generation sector.

Transmission, consisting in indirect equity interest through Citelec in Transener and its subsidiaries. For the purposes of presenting segment information the indirect equity interest has been consolidated proportionally.

Distribution, consisting in indirect equity interest in EASA and Edenor.

Oil and gas, consisting in direct participation in PEPASA dedicated to exploration and exploitation of oil and gas.

Holding and others, consisting in financial investment operations, holding, and other businesses.

The Company manages its segments based on the net income level of reporting.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 34: (Continuation)

Consolidated profit and loss information at December 31, 2015	Generation	Transmission	Distribution(1)	Oil and gas	Holding and others	Eliminations	Consolidated
Revenue	2,473,222,714	968,597,265	3,802,161,917	847,514,299	22,727,233	-	8,114,223,428
Intersegment sales	-	4,824,400	-	95,976,534	30,833,245	(111,654,509)	19,979,670
Cost of sales	(1,337,465,646)	(666,014,234)	(5,189,018,337)	(660,007,210)	(2,275,876)	95,976,534	(7,758,804,769)
Gross profit (loss)	1,135,757,068	307,407,431	(1,386,856,420)	283,483,623	51,284,602	(15,677,975)	375,398,329

Selling expenses	(23,489,931)	-	(833,445,076)	(115,743,829)	(3,197)	-	(972,682,033)
Administrative expenses	(262,677,837)	(125,593,749)	(711,866,475)	(149,667,556)	(130,743,384)	15,677,975	(1,364,871,026)
Other operating income	91,149,862	1,134,357	80,068,901	551,436,292	218,022,982	-	941,812,394
Other operating expenses	(79,179,456)	(13,520,651)	(584,329,027)	(84,663,177)	(6,206,344)	-	(767,898,655)
Reversal of impairment of property, plant and equipment	25,259,957	-	-	-	-	-	25,259,957
Profit from share in joint ventures	-	-	813	-	-	-	813
Loss from share in associates	-	-	-	-	(9,932,259)	-	(9,932,259)
Operating profit (loss) before higher costs recognition and SE Resolution No. 32/15	886,819,663	169,427,388	(3,436,427,284)	484,845,353	122,422,400	-	(1,772,912,480)
Income recognition on account of the RTI - SE Resolution 32/15	-	-	5,025,113,729	-	-	-	5,025,113,729
Higher Costs Recognition - SE Resolution No. 250/13 and subsequent Notes	-	-	551,498,435	-	-	-	551,498,435
Operating profit	886,819,663	169,427,388	2,140,184,880	484,845,353	122,422,400	-	3,803,699,684

Financial income	301,521,342	193,761,722	96,225,288	11,871,259	25,524,990	(86,615,146)	542,289,455
Financial expenses	(357,519,192)	(62,019,100)	(576,974,728)	(389,374,954)	(20,052,832)	86,615,146	(1,319,325,660)
Other financial results	(88,601,258)	(254,679,447)	(870,332,509)	407,959,095	2,251,945,686	-	1,446,291,567
Financial results, net	(144,599,108)	(122,936,825)	(1,351,081,949)	30,455,400	2,257,417,844	-	669,255,362
Profit before income tax	742,220,555	46,490,563	789,102,931	515,300,753	2,379,840,244	-	4,472,955,046

Income tax and minimun notional income tax	(192,388,769)	(18,843,250)	(176,287,828)	(163,563,328)	(54,537,024)	-	(605,620,199)
Profit for the year	549,831,786	27,647,313	612,815,103	351,737,425	2,325,303,220	-	3,867,334,847

Adjustment non-controlling interest in joint ventures	-	(18,510,833)	-	-	-	-	(18,510,833)
Total profit of the year	549,831,786	9,136,480	612,815,103	351,737,425	2,325,303,220	-	3,848,824,014

Depreciation and amortization (2)	149,007,354	45,428,820	294,780,551	275,623,108	1,273,245	-	766,113,078

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 34: (Continuation)

Consolidated profit and loss information at December 31, 2015	Generation	Transmission	Distribution(1)	Oil and gas	Holding and others	Eliminations	Consolidated
Total profit attributable to:
Owners of the Company	496,882,307	9,136,480	59,131,776	174,635,640	2,325,303,220	-	3,065,089,423
Non - controlling interest	52,949,479	-	553,683,327	177,101,785	-	-	783,734,591

Consolidated statement of financial position as of December 31,2015
Assets	8,050,979,733	1,490,947,675	11,736,631,427	3,969,844,749	6,372,205,648	(1,170,875,949)	30,449,733,283
Liabilities	5,955,974,665	1,116,402,542	11,672,823,823	3,360,682,807	949,774,248	(1,170,875,949)	21,884,782,136

Additional consolidated information as of December 31, 2015
Increases in property, plant and equipment	1,515,591,572	142,608,646	2,518,227,142	2,213,604,140	468,641	-	6,390,500,141

(1) Includes financial results generated by Corporated Bonds issued by EASA for $ 672.2 million and other consolidation adjustments.
(2) Includes amortization and depreciation of property, plant and equipment, intangible assets and biological assets (recognized in cost of sales, administrative expenses and selling expenses).

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 34: (Continuation)

Consolidated profit and loss information at December 31, 2014 (restated)	Generation	Transmission	Distribution(1)	Oil and gas	Holding and others	Eliminations	Consolidated
Revenue	2,275,455,230	736,960,163	3,598,376,178	289,520,897	29,753,110	-	6,930,065,578
Intersegment sales	-	1,484,071	-	67,274,788	37,494,429	(93,229,121)	13,024,167
Cost of sales	(1,176,661,033)	(539,700,648)	(4,716,523,920)	(201,174,719)	(1,994,824)	67,274,788	(6,568,780,356)
Gross profit (loss)	1,098,794,197	198,743,586	(1,118,147,742)	155,620,966	65,252,715	(25,954,333)	374,309,389

Selling expenses	(17,933,800)	-	(658,946,487)	(36,474,776)	(5,284)	-	(713,360,347)
Administrative expenses	(200,037,863)	(91,840,829)	(510,281,735)	(71,109,801)	(81,467,335)	25,510,965	(929,226,598)
Other operating income	113,410,323	3,866,382	53,172,550	138,863,463	6,529,523	-	315,842,241
Other operating expenses	(73,504,738)	(11,449,555)	(319,224,611)	(51,989,531)	(2,339,617)	-	(458,508,052)
Reversal of impairment of property, plant and equipment	88,406,704	-	-	-	-	-	88,406,704
Profit from share in joint ventures	-	-	4,928	-	-	-	4,928
Loss from share in associates	-	-	-	-	(1,605,070)	-	(1,605,070)
Operating profit (loss)	1,009,134,823	99,319,584	(2,553,423,097)	134,910,321	(13,635,068)	(443,368)	(1,324,136,805)
Higher Costs Recognition - SE Resolution No. 250/13 and subsequent Notes	-	-	2,271,926,952	-	-	-	2,271,926,952
Operating profit (loss)	1,009,134,823	99,319,584	(281,496,145)	134,910,321	(13,635,068)	(443,368)	947,790,147

Financial income	240,948,678	226,124,624	238,973,376	12,933,722	13,102,465	(65,416,467)	666,666,398
Financial expenses	(310,774,890)	(59,393,142)	(692,484,612)	(176,669,084)	849,632	65,859,835	(1,172,612,261)
Other financial results	(82,259,803)	(142,011,652)	(528,135,412)	122,981,107	907,469,129	-	278,043,369
Financial results, net	(152,086,015)	24,719,830	(981,646,648)	(40,754,255)	921,421,226	443,368	(227,902,494)
Profit (Loss) before income tax	857,048,808	124,039,414	(1,263,142,793)	94,156,066	907,786,158	-	719,887,653

Income tax and minimun notional income tax	(224,090,358)	(51,421,728)	161,758,063	(10,236,836)	(27,843,149)	-	(151,834,008)
Profit (Loss) for the year	632,958,450	72,617,686	(1,101,384,730)	83,919,230	879,943,009	-	568,053,645

Adjustment non-controlling interest in joint ventures	-	(38,513,359)	-	-	-	-	(38,513,359)
Total profit (loss) of the year	632,958,450	34,104,327	(1,101,384,730)	83,919,230	879,943,009	-	529,540,286

Depreciation and amortization (2)	134,205,042	43,187,056	251,012,741	80,908,481	1,033,884	-	510,347,204

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 34: (Continuation)

Consolidated profit and loss information at December 31, 2014 (restated)	Generation	Transmission	Distribution(1)	Oil and gas	Holding and others	Eliminations	Consolidated
Total profit (loss) attributable to:
Owners of the Company	529,325,836	34,104,327	(742,146,551)	41,932,734	879,943,009	-	743,159,355
Non - controlling interest	103,632,614	-	(359,238,179)	41,986,496	-	-	(213,619,069)

Consolidated statement of financial position as of December 31, 2014 (restated)
Assets	5,152,601,934	1,244,965,218	8,066,880,278	1,489,301,207	2,887,803,792	(910,030,330)	17,931,522,099
Liabilities	3,547,364,693	900,141,394	8,616,187,612	1,231,876,690	827,710,323	(910,030,330)	14,213,250,382

Additional consolidated information as of December 31, 2014 (restated)
Increases of property, plant and equipment	387,045,008	196,277,070	1,701,773,299	618,844,913	1,514,837	-	2,905,455,127

(1) Includes financial results generated by Corporated Bonds issued by EASA for $ 312,2 million and other consolidation adjustments.
(2) Includes amortization and depreciation of property, plant and equipment, intangible assets and biological assets (recognized in cost of sales, administrative expenses and selling expenses).

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 34: (Continuation)

Accounting criteria used by the subsidiaries to measure of results, assets and liabilities of the segments is consistent with that used in the financial statements. Transactions between different segments are conducted under market conditions. Assets and liabilities are allocated based on the segment’s activity.

The segment called “Electricity transmission”, which corresponds to the Company’s indirect interest in Citelec and its subsidiaries, has been included as a reportable segment since it is considered as such in the reports received by the Executive Director. Since the stake in such companies constitutes an interest in a joint venture, it is not consolidated and it is valued according to the equity method of accounting in the consolidated Statement of Income and Financial position.

The reconciliation between the segment information and the statement of comprehensive income (loss) is presented below:

Consolidated profit and loss information at December 31, 2015	Segment information	Results from interest in joint ventures	Consolidated comprehensive total income
Revenue	8,114,223,428	(968,597,265)	7,145,626,163
Intersegment sales	19,979,670	(4,824,400)	15,155,270
Cost of sales	(7,758,804,769)	666,014,234	(7,092,790,535)
Gross profit (loss)	375,398,329	(307,407,431)	67,990,898

Selling expenses	(972,682,033)	-	(972,682,033)
Administrative expenses	(1,364,871,026)	125,484,951	(1,239,386,075)
Other operating income	941,812,394	(1,134,358)	940,678,036
Other operating expenses	(767,898,655)	13,497,209	(754,401,446)
Reversal of impairment of property, plant and equipment	25,259,957	-	25,259,957
Profit from share in joint ventures	813	9,276,955	9,277,768
Loss from share in associates	(9,932,259)	-	(9,932,259)
Operating loss before higher costs recognition and SE Resolution No. 32/15	(1,772,912,480)	(160,282,674)	(1,933,195,154)
Income recognition on account of the RTI - SE Resolution 32/15	5,025,113,729	-	5,025,113,729
Higher Costs Recognition - SE Resolution No. 250/13 and subsequent Notes	551,498,435	-	551,498,435
Operating profit (loss)	3,803,699,684	(160,282,674)	3,643,417,010

Financial income	542,289,455	(193,761,722)	348,527,733
Financial expenses	(1,319,325,660)	62,010,866	(1,257,314,794)
Other financial results	1,446,291,567	254,679,447	1,700,971,014
Financial results, net	669,255,362	122,928,591	792,183,953
Profit (Loss) before income tax	4,472,955,046	(37,354,083)	4,435,600,963

Income tax and minimun notional income tax	(605,620,199)	18,843,250	(586,776,949)
Profit (Loss) for the year	3,867,334,847	(18,510,833)	3,848,824,014

Adjustment non-controlling interest in Joint Ventures	(18,510,833)	18,510,833	-
Profit for the year	3,848,824,014	-	3,848,824,014

Depreciation and amortization	766,113,078	(45,428,820)	720,684,258

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 34: (Continuation)

Consolidated statement of financial position as of December 31,2015	Segment information	Assets and liabilities from interest in joint ventures	Consolidated Statements of financial position
Assets	30,449,733,283	(1,300,124,175)	29,149,609,108
Liabilities	21,884,782,136	(1,116,371,280)	20,768,410,856

Additional consolidated information as of December 31, 2015	Segment information	Increases in property, plant and equipment from interest in joint ventures	Note 10
Increases in property, plant and equipment	6,390,500,141	(142,608,646)	6,247,891,495

Consolidated statement of financial position as of December 31, 2014 (restated)	Segment information	Results from interest in joint ventures	Consolidated comprehensive total income
Revenue	6,930,065,578	(736,960,163)	6,193,105,415
Intersegment sales	13,024,167	(1,484,071)	11,540,096
Cost of sales	(6,568,780,356)	539,700,648	(6,029,079,708)
Gross profit (loss)	374,309,389	(198,743,586)	175,565,803

Selling expenses	(713,360,347)	-	(713,360,347)
Administrative expenses	(929,226,598)	91,767,882	(837,458,716)
Other operating income	315,842,241	(3,866,384)	311,975,857
Other operating expenses	(458,508,052)	11,433,176	(447,074,876)
Reversal of impairment of property, plant and equipment	88,406,704	-	88,406,704
Profit from share in joint ventures	4,928	34,203,440	34,208,368
Loss from share in associates	(1,605,070)	-	(1,605,070)
Operating profit (loss) before higher costs recognition and SE Resolution No. 32/15	(1,324,136,805)	(65,205,472)	(1,389,342,277)
Higher Costs Recognition - SE Resolution No. 250/13 and subsequent Notes SE No. 6852/13 and 4012/14	2,271,926,952	-	2,271,926,952
Operating profit (loss)	947,790,147	(65,205,472)	882,584,675

Financial income	666,666,398	(226,124,624)	440,541,774
Financial expenses	(1,172,612,261)	59,383,355	(1,113,228,906)
Other financial results	278,043,369	142,011,652	420,055,021
Financial results, net	(227,902,494)	(24,729,617)	(252,632,111)
Profit before income tax	719,887,653	(89,935,089)	629,952,564

Income tax and minimun notional income tax	(151,834,008)	51,421,730	(100,412,278)
Profit for the year	568,053,645	(38,513,359)	529,540,286

Adjustment non-controlling interest in joint ventures	(38,513,359)	38,513,359	-
Total profit of the year	529,540,286	-	529,540,286

Depreciation and amortization (2)	510,347,204	(43,187,056)	467,160,148

Consolidated profit and loss information at December 31, 2014 (restated)	Segment information	Assets and liabilities from interest in joint ventures	Consolidated Statements of financial position
Assets	17,931,522,099	(1,064,548,738)	16,866,973,361
Liabilities	14,213,250,382	(900,116,036)	13,313,134,346

Additional consolidated information as of December 31, 2014 (restated)	Segment information	Increases in property, plant and equipment from interest in joint ventures	Note 10
Increases in property, plant and equipment	2,905,455,127	(196,277,070)	2,709,178,057

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 35: RELATED PARTIES´ TRANSACTIONS

a)    Sales of goods and services

	12.31.2015	12.31.2014
Joint ventures
Transener	15,155,270	11,540,096
	-	-
Other related parties
TGS	40,479,980	30,259,816
CYCSA	1,560,000	1,195,488
Grupo Dolphin	-	41,382
	57,195,250	43,036,782

Corresponds to gas sale, advisory services in technical assistance for the operation, maintenance and management of the transport system of high-voltage electricity.

b)    Purchases of goods and services

	12.31.2015	12.31.2014
Joint ventures
Transener	(4,824,400)	(1,484,071)

Other related parties
SACME	(27,331,368)	(19,605,316)
TGS	(3,147,821)	(3,754,792)
	(35,303,589)	(24,844,179)

Corresponds to maintenance, operation and monitoring of the system for transmitting electricity.

c)     Fees for services

	12.31.2015	12.31.2014
Other related parties
Salaverri, Dellatorre, Burgio & Wetzler	(802,748)	(1,262,984)
	(802,748)	(1,262,984)

Corresponds to fees for legal advice.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 35: (Continuation)

d)    Other operating income

	12.31.2015	12.31.2014
Other related parties
TGS	215,413,769	-
CYCSA	6,187,905	5,018,436
PYSSA	-	2,100
	221,601,674	5,020,536

Corresponds to offsetting of rights over arbitration proceedings against loans and royalties for the use of the distribution network.

e)     Other operating expenses

	12.31.2015	12.31.2014
Other related parties
Fundación	(3,490,000)	(3,370,000)
	(3,490,000)	(3,370,000)

Corresponds to donations.

f)      Financial expenses

	12.31.2015	12.31.2014
Other related parties
PYSSA	(89,071)	(89,819)
TGS	(11,789,035)	(14,309,650)
Orígenes Retiro	(44,971,678)	(45,032,366)
	(56,849,784)	(59,431,835)

Corresponds mainly to interest on loans received.

g)    Capital Subscription

	12.31.2015	12.31.2014
Joint ventures
Citelec	475,000	-
	475,000	-

h)    Reserve for directors’ options

	12.31.2015	12.31.2014
Other related parties
Directores	-	6,709,014
	-	6,709,014

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 35: (Continuation)

i)      Corporate Bonds transactions

	12.31.2015	12.31.2014
Other related parties
Orígenes Retiro	3,121,084	6,460,000
	3,121,084	6,460,000

j)      Other financial results

	12.31.2015	12.31.2014
Other related parties
CYCSA	12,025,000	-
	12,025,000	-

Corresponds to the valuation of derivative financial instruments.

k)     Key management personnel remuneration

The total remuneration to executive directors accrued during the year ended December 31, 2015 and 2014 amounts to $ 267.3 million ($ 43.7 million in Directors' and Sindycs' fees and $ 223.6 in the accrual of the Company-Value Compensation and EBDA) and $ 88.8 million ($ 20.6 million in Directors' and Sindycs' fees $ 6.7 in the accrual of reserves of share based payments and $ 61.5 in the accrual of the Company-Value Compensation and EBDA), respectively.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 35: (Continuation)

l)      Balances with related parties:

As of December 31, 2015	Trade receivables	Other receivables
	Current	Non Current	Current
Joint ventures:
Transener	5,832,549	-	-
Other related parties:
CYCSA	471,900	-	6,406,202
PYSSA	-	-	7,510
Fundación	-	-	300,000
SACME	-	7,064,978	661,802
Grupo Dolphin	-	-	8,757
Ultracore	-	-	2,071,475
TGS	426,410	-	5,270,322
	6,730,859	7,064,978	14,726,068

As of December 31, 2015	Trade payables	Others payables	Borrowings
	Current	Current	Current	Non Current
Joint ventures:
Transener	1,513,486	-	-	-
Other related parties:
CYCSA	-	116,595,124	-	-
PYSSA	-	-	-	-
SACME	-	3,446,742	-	-
Grupo Dolphin	-	16,767	-	-
Orígenes Retiro	-	-	179,600,083	21,092,258
TGS	343,439	-	-	-
UTE Apache	-	4,622,080	-	-
	1,856,925	124,680,713	179,600,083	21,092,258

As of December 31, 2014	Trade receivables	Other receivables
	Current	Non Current	Current
Joint ventures:
Citelec	-	-	250,000
Transener	3,539,690	-	-
Other related parties:
CYCSA	241,090	-	170,051
Ultracore	-	-	942,506
SACME	-	7,366,313	666,344
Directors	-	-	4,344,050
TGS	5,846,235	-	3,449,039
	9,627,015	7,366,313	9,821,990

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 35: (Continuation)

As of December 31, 2014	Trade payables	Others payables	Borrowings
	Current	Current	Current	Non Current
Joint ventures:
Transener	163,093	-	-	-
Other related parties:
SACME	-	2,705,669	-	-
Orígenes Retiro	-	-	-	193,403,000
TGS	221,441	-	269,697,740	-
	384,534	2,705,669	269,697,740	193,403,000

NOTE 36: FINANCIAL INSTRUMENTS

The following chart presents financial instruments by category:

As of December 31, 2015	Financial assets/liabilities at amortized cost	Financial assets/liabilities at fair value through profit and losss	Subtotal financial assets/liabilities	Non financial assets/liabilities	Total
Assets
Trade receivables and other receivables	5,017,249,072	290,662,529	5,307,911,601	796,131,220	6,104,042,821
Financial assets at fair value through profit and loss
Government securities	-	1,590,353,006	1,590,353,006	-	1,590,353,006
Corporate securities	-	13,428,727	13,428,727	-	13,428,727
Trusts	-	2,554,544,826	2,554,544,826	-	2,554,544,826
Shares	-	70,805	70,805	-	70,805
Investment funds	-	2,500,804,849	2,500,804,849	-	2,500,804,849
Derivative financial instruments	-	197,150	197,150	-	197,150
Cash and cash equivalents	423,110,047	93,487,871	516,597,918	-	516,597,918
Total	5,440,359,119	7,043,549,763	12,483,908,882	796,131,220	13,280,040,102

Liabilities
Trade and other liabilities	7,120,712,793	-	7,120,712,793	2,230,542,573	9,351,255,366
Borrowings	7,992,409,113	-	7,992,409,113	-	7,992,409,113
Derivative financial instruments	-	18,081,410	18,081,410	-	18,081,410
Total	15,113,121,906	18,081,410	15,131,203,316	2,230,542,573	17,361,745,889

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 36: (Continuation)

As of December 31, 2014 (restated)	Financial assets/liabilities at amortized cost	Financial assets/liabilities at fair value through profit and losss	Subtotal financial assets/liabilities	Non financial assets/liabilities	Total
Assets
Trade receivables and other receivables	3,294,835,322	53,238,417	3,348,073,739	510,181,149	3,858,254,888
Financial assets at fair value through profit and loss
Government securities	-	237,068,910	237,068,910	-	237,068,910
Corporate securities	-	505,553	505,553	-	505,553
Trusts	-	962,942,332	962,942,332	-	962,942,332
Shares	-	61,700,114	61,700,114	-	61,700,114
Investment funds	-	729,373,180	729,373,180	-	729,373,180
Cash and cash equivalents	199,697,527	135,536,579	335,234,106	-	335,234,106
Total	3,494,532,849	2,180,365,085	5,674,897,934	510,181,149	6,185,079,083

Liabilities
Trade and other liabilities	4,805,459,080	-	4,805,459,080	1,640,446,064	6,445,905,144
Borrowings	4,570,571,693	-	4,570,571,693	-	4,570,571,693
Derivative financial instruments	-	47,880,462	47,880,462		47,880,462
Total	9,376,030,773	47,880,462	9,423,911,235	1,640,446,064	11,064,357,299

The categories of financial instruments have been determined according to IFRS 9.

The income, expenses, gains and losses derived from each of the financial instrument categories are indicated below:

As of December 31, 2015	Financial assets/liabilities at amortized cost	Financial assets/liabilities at fair value through profit and losss	Subtotal financial assets/liabilities	Non Financial assets/ liabilities	Total
Interest income	326,131,437	22,396,296	348,527,733	-	348,527,733
Interest expense	(1,137,115,526)	-	(1,137,115,526)	(70,953,813)	(1,208,069,339)
Foreign exchange, net	(1,026,680,876)	460,508,168	(566,172,708)	-	(566,172,708)
Results from financial instruments at fair value	-	2,252,941,696	2,252,941,696	-	2,252,941,696
Other financial results	(17,547,111)	1,403,092	(16,144,019)	(18,899,410)	(35,043,429)
Total	(1,855,212,076)	2,737,249,252	882,037,176	(89,853,223)	792,183,953

As of December 31, 2014 (restated)	Financial assets/liabilities at amortized cost	Financial assets/liabilities at fair value with changes in profit and losss	Subtotal financial assets/liabilities at amortized cost	Non Financial assets/ liabilities at amortized cost	Total
Interest income	421,578,000	18,963,774	440,541,774	-	440,541,774
Interest expense	(969,307,212)	-	(969,307,212)	(68,266,021)	(1,037,573,233)
Foreign exchange, net	(955,452,688)	194,197,917	(761,254,771)	-	(761,254,771)
Results from financial instruments at fair value,	-	907,867,357	907,867,357	-	907,867,357
Other financial results	195,910,702	-	195,910,702	1,876,060	197,786,762
Total	(1,307,271,198)	1,121,029,048	(186,242,150)	(66,389,961)	(252,632,111)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 37: CONTINGENCIES

37.1 CTG

Legal proceeding with DESA

DESA filed a complaint against CTG seeking to enforce performance of a contract entered into between the parties and to collect differences in the settlement of fees paid to the plaintiff pursuant to this contract.

After a long judicial proceeding with wholly contradictory Court judgments, on April 15, 2014 and in view of the course of the litigation during the year 2014, CTG’s management decided to put an end to the dispute with DESA by executing a settlement agreement whereby it paid the amount of $ 15 million plus VAT to DESA and the amount of $ 3.8 million plus VAT to the intervening Law Office.

Termination of the reorganization proceeding

On September 24, 2014, CTG was served notice of a judicial order passed on June 30, 2014 and its explanatory order passed in September declaring the termination of the reorganization proceeding pursuant to Section 59 of Bankruptcy Act No. 24,522 and its amending provisions. Within this context, the judge ordered the lifting of the general restraint overgoods, the termination of the statutory auditors’ duties and the fixing of their professional fees in the amount of $ 1.6 million plus VAT. Statutory auditors have expressed their consent to this order, which is thus deemed final and conclusive. CTG has appealed the high statutory auditors’ fees having, the last one, answered the transfer of the corresponding grievances. It is pending of resolution.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 37: (Continuation)

37.2 CTLL

Legal action for breach of the joint venture formed by Isolux Corsan Argentina SA and Tecna Estudios y Proyectos de Ingeniería S.A.  and Engineering Projects (collectively "the Contractor")

As a result of the serious delays in the delivery of the expansion work, the lower power produced by the installed steam turbine (165 MW as compared with the originally expected 176 MW) and other breaches by the Contractor, CTLL is currently under an arbitration proceeding brought before an Arbitration Court constituted pursuant to the arbitration rules of the International Chamber of Commerce.

The arbitration complaint was brought by the Contractor in 2011, which claims as follows:

(i)      The granting of the provisional reception certificate under the Construction Agreement;

(ii)     The return of the amounts collected by CTLL through the execution of bank guarantees issued by BBVA and Commerzbank AG for a total amount of US$ 20 million;

(iii)   The payment of the last contractual milestone, which had received a discount (compensation for breaches) by the Contractor, valued in US$ 18 million;

(iv)   The payment of the damages which would result from CTLL’s actions regarding items (i) and (ii) above.

CTLL filed a counterclaim against the Contractor seeking a compensation for the serious injuries sustained as a result of the above mentioned breaches.

The Contractor assessed its claims in the amount of US$ 97.5 million, including US$ 71.5 million for reputational damages. Likewise, the Company assessed its claims in the total amount of US$ 148.3 million, and later restated this amount to US$ 228.2 million.

On June 19, 2015, CTLL was served notice of the award issued by the Arbitration Court constituted to such effect, which would put an end to all existing controversies (the “Award”).

The Award: (i) disallows practically all claims filed by the Contractor in the Arbitration Proceeding; (ii) declares that the Contractor has incurred several breaches of contract; (iii) provides for a penalty payable by the Contractor to CTLL in the amount of US$ 49.3 million as compensation for damages, cost reimbursements and penalties stipulated under the Contract in case of delays by the Contractor; (iv) declares the legitimacy of the execution of sureties by CTLL; and finally, (v) sentences the Contractor to pay the amount of US$ 1.6 million corresponding to 60% of the costs and expenses incurred by CTLL in the Arbitration Proceeding.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 37: (Continuation)

On November 17, 2015 the Addendum to the Award was notified, whereby the Arbitration Court dismissed all petitions filed by the parties, with the exception of the correction of certain misspellings and minor adjustments in the principal and interest amounts pursuant to the execution of the sureties.

Thus, after offsetting certain reciprocal receivables and payables between the parties, the balance owed by the Contractor in favor of CTLL by virtue of the Award and its addendum, amounted to US$ 14.5 million, which is made up as follows: (i) U$S 10.3 million as principal (which will accrue interest at an 8% annual rate until the full repayment of the debt); (ii) US$ 2.6 million as interest calculated until March 2015; and (iii) US$ 1.6 million as legal and arbitration costs.

On December 3, 2015, the parties executed a “Debt Acknowledgment, Payment Undertaking and Settlement Agreement” (the “Agreement”) establishing the form, terms and conditions for the cancellation of the balance owed by the Contractor to CTLL.

Consequently, as of November 27, 2015, the Contractor acknowledges that it owes US$ 15.3 million to CTLL, which is broken down as follows:

(i)            Award's main penalty: US$ 10.3 million.

(ii)          Interest on the Award's main penalty: US$ 3.2 million.

(iii)         Legal and arbitration costs: US$ 1.8 million.

Furthermore, the parties have agreed a repayment installment plan, the first three installments in the amount of US$ 4 million and the fourth and last in the amount of US$ 3.3, maturing on December 30, 2015, January 30, January 27 and March 30, 2016, respectively. Provided the Contractor has duly paid the first three installments as and when required, the Company will grant a US$ 547,000 discount on the fourth installment.

The execution of the Agreement has entailed a waiver and dismissal by the Contractor of all its rights to bring or continue with any judicial proceeding aiming to annul or challenge the Award in any way whatsoever. Likewise, both the Contractor and CTLL have waived their rights to continue with the legal proceedings instituted in Spain and in Argentina.

As at the date hereof, the Contractor has only paid the amount of US$ 7.9 million and, therefore, it has breached its main obligation to pay  in whole the first two installments stipulated in the Agreement as and when required.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 37: (Continuation)

Therefore, CTLL has demanded the forced execution of the Agreement, which is a lawfully enforceable title conferring the right of execution in Spain.

With the execution of the Agreement on December 3, 2015, which entailed the waiver by the Contractor of all its rights to bring or continue any action aimed to annul or challenge the Award in any way whatsoever, CTLL recognized the accounting impact of the award on that date, to such effect using the provisions of IAS 37 – “Provisions, Contingent Liabilities and Contingent Assets”, since CTLL considers that now there is reasonable degree of certainty dees virtually certain for the collection of the amounts owed by the Contractor.

Items of the judgment directly related to activities the Contractor should conduct so that the acquired asset may properly operate according to the stipulated contractual conditions have been recognized as a decrease in net asset cost for an amount of US$ 24.3 million (of the US$ 18 million compensation received pursuant to the March 2011 Agreement), to such end using the exchange rate effective upon the execution of the settlement agreement with the Contractor.

The remaining compensatory items not directly related to the cost of the asset for an amount of U$S 10.9 million, which constitute a reimbursement of certain sums paid by CTLL to third parties or which are accessories to the asset recognized as from the Award (compensatory interest), have been disclosed as income under Other operating income and Financial Results in the statement of Comprehensive Income, respectively.

Sales Tax

CTLL submitted a note to the Province of Neuquén’s Revenue Department in order to inform it that CTLL considers that the electric power generation activity conducted in that province should be covered by Section 12 of Law No. 15,336, which provides that electricity generation, transformation and transmission works and works and facilities within the national jurisdiction and the energy generated or transported by them should not be levied with taxes or contributions, nor be subject to domestic provisions restricting or hindering energy’s free production and circulation. Pursuant to this article, income derived from the generation of electric power is exempt from the provincial sales tax.

CTLL’s position was finally upheld by a final and conclusive decision by the State Attorney’s Office of the Province of Neuquén on April 9, 2014, where the State Attorney, in answer to Docket No. 5823-007042/14, “S/Central Térmica Loma de la Lata S/ISIB s/Generación de Energía Eléctrica y solicitud de certificado de exención”, held as follows: “[…] that pursuant to the provisions enacted by the National Government in this area as a proper means to attain the sought federal objectives, the Company should not pay the Provincial sales tax.”

In line with the decision of the State Attorney’s Office of the Province of Neuquén, in the month of May 2014 the Revenue Department of that province issued a Non-Tax Withholding and/or Collection Certificate to CTLL effective until December 31 of that year, which has been renewed twice so far, effective until December 31, 2015.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 37: (Continuation)

As at December 31, 2014, and based on the decisions adopted by such entities, CTLL has decided to reverse the provision recorded as of December 31, 2013 in the amount of $ 41.1 million, with an offsetting entry under “Other operating income” in the statement of comprehensive income for $ 37.9 million as sales tax and under “Other financial results” in the amount of $ 3.2 million as compensatory interest.

37.3 HIDISA e HINISA

Income tax

HIDISA and HINISA have assessed their income taxes for fiscal years 2012, 2013 and 2014, which resulted in a $ 1.5, $ 0.9 and $ 45.3 million for HIDISA and $ 1.2, $ 9.3 and $ 58.2 million tax-loss carry forward, respectively, for HINISA, taking into consideration the application of the inflation adjustment mechanisms set forth in Title VI of the Income Tax Act, the update of Property, plant and equipment amortizations (Sections 83, 84 and 89), a cost restatement on account of the disposal of shares and mutual funds quotas (Sections 58, 61 and 89), and the update of intangible assets amortizations (Sections 81.c, 84 and 89, and Section 128 of its regulatory decree), to such effect using the domestic wholesale price index (IPIM) published by the National Institute of Statistics and Censuses based on the similarity with the parameters put forward in the matter of “Candy S.A.” heard by the National Supreme Court of Justice, which on July 3, 2009 ruled for the application of the inflation adjustment mechanism. If the inflation adjustment mechanisms had not been applied, the taxes assessed for fiscal years 2012, 2013 and 2014 would have amounted to $ 9.6 $ 12.3 and $ 4.4 million and $ 14.1 million, respectively, for HIDISA and  $13.3 million, 14.1 million and $ 14.1 million, respectively, for HINISA

As of December 31, 2015 and until this issue is finally and conclusively resolved, HIDISA and HINISA will hold a provision for the additional income tax liabilities assessable for fiscal years 2012, 2013 and 2014 in case the inflation adjustment had not been deducted. This provision amounts to $ 39.5 million and $ 63.4 million respectively, including compensatory interest.

Sales tax

HIDISA and HINISA have filed a note to the Province of Neuquén’s Revenue Department informing that they consider that the electric power generation activity conducted in that province should be covered by the provisions of Section 12 of Act No. 15,336. Pursuant to this Section, revenues resulting from the generation of electric power are exempted from the provincial gross income tax.

As at December 31, 2015, a provision is held for gross receipts tax liabilities which would have been assessed for the January 2014 – December 2015 period if the electric power-derived income had been taxed.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 37: (Continuation)

37. 4 CPB

Income tax

Tax refund claim

On December 30, 2008, CPB filed a tax refund claim before the AFIP regarding the income tax payable for fiscal year 2002. This claim seeks the refund of $ 4.3 million. The refund was based on the substantial and unreasonable differences resulting from the failure to apply the inflation adjustment to tax returns submitted before such fiscal period.

As AFIP didn’t answer the claim, on March 18, 2011 CPB brought the tax refund claim before a National First Instance Administrative Litigation Court.

On March 10, 2015 CPB was notified of a judgment sustaining the tax refund claim filed by CPB. In turn, on August 3, 2015 a second-instance decision was passed disallowing the appeal filed by the National Treasury, which lodged an Extraordinary Appeal on August 18, 2015. The extraordinary appeal was dismissed, and such decision was not challenged by the Treasury; therefore, the decision is deemed a final and conclusive judgment.

37. 5 PESA and subsidiaries

Mminimum national income tax

Tax refund claim

The Company and CTLL have filed different petitions for refund against AFIP – DGI for the application of the IGMP corresponding to the fiscal years 2008 and 2009.  This claim seeks the refund of $ 24.9 million, including the recovery of payments recorded and the reversal of the payment made on account of the offsetting of several fiscal credits.

As AFIP didn’t answer the claim, the Company and CTLL brought the tax refund claim before a National First Instance Administrative Litigation Court Federal and at the same time requested the granting of interim injunctive relief so that AFIP may refrain from demanding payment and/or instituting tax execution proceedings and/or lock action against the companies.

Regarding the interim relief filed, on May 10, 2011 and March 3, 2011, were notified of the judgment of First Instance which the precautionary measures requested by PESA and CTLL respectively were rejected.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 37: (Continuation)

Declaratory relief

The Company and its subsidiaries filed a petition for declaratory relief pursuant to Section 322 of the Federal Code of Civil and Commercial Procedure against AFIP in order to obtain assurance as to the application of the minimum notional income tax for the fiscal years 2010, 2011, 2012, 2013 and 2014, based on the decision by the CSJN in “Hermitage” dated on September 15, 2010.

In this established precedent, the Court had declared this tax unconstitutional since it may be considered unreasonable under certain circumstances and since it breaches the tax capacity principle.

Furthermore, the Company and certain subsidiaries have requested the granting of interim injunctive relief so that AFIP may refrain from demanding payment or instituting tax execution proceedings on the tax and for the fiscal year mentioned. The Court seized of in the proceedings decided to reject the precautionary measures.

As regards the Company's fiscal year 2010 claim, on November 25, 2015 a first-instance judicial decision was rendered sustaining the filed declaratory relief.

As regards EGSSA's fiscal year 2010 and 2012 claims, on August 11 and March 31, respectively, first-instance judicial decisions were rendered sustaining the filed declaratory relief. In turn, on April 8 and September 14, 2015, the appeals filed by the National Treasury were sustained and the proceedings were elevated to the Court of Appeals.

As at the issuance hereof, the intervening Courts have not rendered a decision on the substance of the other pending actions.

As of December 31, 2015 and 2014, the Company held a provision for the IGMP for the fiscal years mentioned and for the proportional tax estimated for this year for a total amount of $ 256.6 million and $ 207.2 million, respectively, including compensatory interest.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 37: (Continuation)

37.6  Edenor

Edenor has contingent liabilities and is a party to lawsuits that arise from the ordinary course of business. Based on the opinion of its legal advisors, Edenor Management estimates that the outcome of the current contingencies and lawsuits will not exceed the amounts of the recorded provisions nor will be significant with respect to the Company’s financial position or the results of its operations.

Furthermore, it is worth mentioning that there exist contingent obligations and labor, civil and commercial complaints filed against Edenor related to legal actions for individual non-significant amounts for which a provision, which as of December 31, 2015  amounts to $ 330.1 million, has been recorded.

The most significant legal actions in which Edenor is a party involved are detailed below:

37.6.1    Legal action brought by Consumidores Libres Coop. Ltda. de provisión de servicios de acción comunitaria

Purpose:

a) That all the last resolutions concerning electricity rates issued by the ENRE and the SE be declared null and unconstitutional, and, in consequence whereof, that the amounts billed by virtue of these resolutions be refunded.

b) That all the defendants be under the obligation to carry out the RTI.

c) That the resolutions issued by the SE that extend the transition period of the Adjustment Agreement be declared null and unconstitutional.

d) That the defendants be ordered to carry out the sale process, through an international public bidding, of the class "A" shares, due to the fact that the Management Period of the Concession Agreement is considered over.

e) That the resolutions as well as any act performed by a governmental authority that modify contractual renegotiations be declared null and unconstitutional.

f) That the resolutions that extend the management periods stipulated in the Concession Agreement be declared null and unconstitutional.

g) Subsidiarity, should the main claim be rejected, that the defendants be ordered to bill all customers on a bimonthly basis.

Amount: undetermined

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 37: (Continuation)

Procedural stage of the proceedings: Edenor answered the complaint rejecting all its terms and requesting that a summons be served upon CAMMESA as a third-party defendant. The Court hearing the case sustained the request and CAMMESA answered the service of notice in due time and proper manner. The Federal Government has answered the complaint filed against it within the term granted for such purpose, filing a motion to dismiss for lack of standing to be sued. At present no resolution has been issued modifying the procedural stage of the proceedings; however, the records have been made available to the Prosecutor, and after they were returned the defendant submitted the report required by section 4, sub-section 1 of Law No. 26,854

Conclusion: no provision has been recorded for these claims in these financial statements as Edenor believes, based on both that which has been previously mentioned and the opinion of its legal advisors, that there exist solid arguments for them to be considered unfounded. It is estimated that this legal action will not be terminated in 2016.

37.6.2 Legal action brought by Consumidores Financieros Asociación civil para su defensa

Purpose:

1) Reimbursement of the VAT percentage paid on the illegally “widened” taxable basis due to the incorporation of a concept (National Fund of Electricity - FNEE) on which no VAT had been paid by the defendants when CAMMESA (the company in charge of the regulation and operation of the wholesale electricity market) invoiced them the electricity purchased for distribution purposes.

2) Reimbursement of part of the administrative surcharge on “second due date”, in those cases in which payment was made within the time period authorized for such second deadline (14 days) but without distinguishing the effective day of payment.

3) Application of the “borrowing rate” in case of customer delay in complying with payment obligation, in accordance with the provisions of Law No. 26,361.

Amount: undetermined

Procedural stage of the proceedings: On April 22, 2010, Edenor answered the complaint and filed a motion to dismiss for lack of standing, requesting, at such opportunity, that a summons be served upon the Federal Government, the AFIP and the ENRE as third-party defendants. Notice of this was served upon the plaintiff. Although the plaintiff’s opposition to the requested summons had not yet been resolved, the proceedings were brought to trial, in response to which Edenor filed a motion for reversal with a supplementary appeal. The Court hearing the case granted the motion filed by Edenor and ordered that the Federal Government, the AFIP and the ENRE be summoned as third-party defendants, which is currently taking place.

Conclusion: no provision has been recorded for these claims in these financial statements as Edenor, based on both that which has been previously mentioned and the opinion of its legal advisors, that there exist solid arguments for them to be considered unfounded. It is estimated that the proceedings will not be terminated in 2016

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 37: (Continuation)

37.6.3 Legal action brought by the Company (“EDENOR S.A. VS ENRE RESOLUTION No. 32/11”)

Purpose: The judicial annulment of ENRE Resolution that established the following:

- That Edenor be fined in the amount of $ 750,000 due to its failure to comply with the obligations arising from Section 25, sub-sections a, f and g, of the Concession Agreement and Section 27 of Law No. 24,065.

- That Edenor be fined in the amount of $ 375,000 due to its failure to comply with the obligations arising from Section 25 of the Concession Agreement and ENRE Resolution No. 905/1999.

- That Edenor customers be paid as compensation for the power cuts suffered the following amounts: $ 180 to each small-demand residential customer (T1R) who suffered power cuts that lasted more than 12 continuous hours, $ 350 to those who suffered power cuts that lasted more than 24 continuous hours, and $ 450 to those who suffered power cuts that lasted more than 48 continuous hours. The resolution stated that such compensation did not include damages to customer facilities and/or appliances, which were to be dealt with in accordance with a specific procedure.

Amount:  $ 22.4 million.

Procedural stage of the proceedings: On July 8, 2011, Edenor requested that notice of the substance of the case be served upon the ENRE, which has effectively taken place. The proceedings are “awaiting resolution” since the date on which the ENRE answered the notice served. Furthermore, on October 28, 2011, Edenor filed an appeal to the Supreme Court concerning the provisional relief sought and not granted. On April 24, 2013, the Company was notified of Division I’s decision dated March 21, 2013, pursuant to which the appeal filed by Edenor was declared formally inadmissible. On May 3, 2013, Edenor filed an ordinary appeal to the Supreme Court. Additionally, on May 13, 2013, an extraordinary appeal was also filed to the same Court. On November 7, 2014, it was notified to Edenor that Division I had rejected the ordinary appeal but partially granted the extraordinary appeal, considering for the granting thereof the federal nature of the regulations being challenged and rejecting it in relation to the arbitrariness raised by Edenor. Therefore, and within the procedural term granted for such purpose, Edenor filed an appeal requesting that the extraordinary appeal dismissed be sustained. As of the date of this report, no decision has yet been issued on this regard.

Conclusion: As of the closing date of the year ended December 31, 2015, the provision recorded by the Company for principal and interest accrued amounts to $ 34.9 million. It is estimated that this legal action may be terminated in 2016.

37.6.4 Legal action brought by ASOCIACIÓN DE DEFENSA DE DERECHOS DE USUARIOS Y CONSUMIDORES – ADDUC

Purpose: that Edenor be ordered to reduce or mitigate the default or late payment interest rates charged to customers who pay their bills after the first due date, inasmuch as they violate section 31 of Law No. 24,240, ordering both the non application of pacts or accords that stipulate the interest rates that are being applied to the users of electricity –their unconstitutional nature– as well as the reimbursement of interest amounts illegally collected from users of the service from August 15, 2008 through the date on which the defendant complies with the order to reduce interest. It is also requested that the value added tax (VAT) and any other taxes charged on the portion of the surcharge illegally collected be reimbursed.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 37: (Continuation)

Amount: undetermined

Procedural stage of the proceedings: On November 11, 2011, Edenor answered the complaint and filed a motion to dismiss for both lack of standing to sue and the fact that the claims at issue were being litigated in another lawsuit, currently in process, requesting as well that a summons be served upon the ENRE as a third-party defendant. Notice of these pleadings was served upon the plaintiff. Prior to rendering a decision on the motion to dismiss, the Court ordered that the Court in Contentious and Administrative Federal Matters No. 2 – Clerk’s Office No. 3 provide it with the proceedings “Consumidores Financieros Asociación Civil vs EDESUR and Other defendants, for breach of contract”. At the date of issuance of these financial statements, the Court has received the requested file. On April 8, 2014, the Court in Civil and Commercial Federal Matters No. 9 – Clerk’s Office No. 17 admitted the motion to dismiss due to the fact that the claims at issue were being litigated in another lawsuit, and ordered that the proceedings be sent to Federal Court No. 2 – Clerk’s Office No. 3 to be dealt with thereat, thus joining them to the case entitled “consumidores financieros vs Edesur and other defendants, for breach of contract”. Apart from the fact that the proceedings have been received in the court that currently hears the case, which continues in process, no significant events have occurred.

Conclusion: It is estimated that this action will not be terminated in 2016.

37.6.5 Legal action brought by the Company (“EDENOR S.A. VS FEDERAL GOVERNMENT – MINISTRY OF FEDERAL PLANNING / PROCEEDING FOR THE DETERMINATION OF A CLAIM AND MOTION TO LITIGATE WITHOUT LIABILITY FOR COURT FEES OR COSTS ”)

On June 28, 2013, Edenor instituted these proceedings for the recognizance of a claim and the related leave to proceed without liability for court fees or costs, both pending in the Federal Court of Original Jurisdiction in Contentious and Administrative Federal Matters No. 11 – Clerk’s Office No. 22.

Purpose of the main proceedings: To sue for breach of contract due to the Federal Government’s failure to perform in accordance with the terms of the “Memorandum of Understanding concerning the Renegotiation of the Concession Agreement” entered into with Edenor in 2006, and for damages caused as a result of such breach.

Procedural stage of the proceedings: On November 22, 2013, Edenor amended the complaint so as to extend it and claim more damages as a consequence of the Federal Government’s omission to perform the obligations under the aforementioned “Adjustment Agreement”. On February 3, 2015, the court hearing the case ordered that notice of the complaint be served to be answered within the time limit prescribed by law, which was answered by the Federal Government in due time and in proper manner.  Subsequently, Edenor reported as new event, under the terms of Section 365 of the Federal Code of Civil and Commercial Procedure (CPCCN), the issuance by the Energy Secretariat of Resolution 32/15. After notice was served, the court rejected the treatment thereof as an “event”, holding the Company liable for costs. Edenor filed an appeal, which was admitted “with a postponed effect” (i.e. the Appellate Court will grant or reject the appeal when deciding on the granting or rejection of the appeal against final judgment). On October 16, 2015, the Attorney General’s Office requested to borrow the records for a term of 20 days, which were returned on December 1, 2015, in order to control the work done by the state’s attorneys. On December 4, 2015, Edenor requested the suspension of the procedural time-limits under the terms of section 157 of the CPCCN, in accordance with the provisions of SE Resolution 32/15, notice of which has been served upon the defendant. On February 16, 2016, Edenor reiterated the request due to the revocation of SE Resolution 32/15.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 37: (Continuation)

The motion to litigate without liability for court fees or costs , which was filed on July 2, 2013, is at present at the discovery period.

Additionally, and in the same action, in February 2014, Edenor applied for the immediate granting of a provisional remedy in order to maintain an efficient and safe service, requesting that until judgment is passed on the merits of the case, the Federal Government be compelled to provide Edenor with economic assistance, whether by means of a temporary rate adjustment or through government grants. After notice was served upon and answered by the Federal Government – Ministry of Federal Planning, on May 27, 2014, the court hearing the case rejected the provisional remedy sought by the Company, decision which was confirmed by Division V of the Appellate Court and notified to Edenor on December 19, 2014.

Conclusion: It is estimated that this action will not be terminated in 2016.

37.6.6    Administrative proceedings DJ/36/14 initiated by the AFIP.

Purpose: To accuse the Company of and have it fined for the filing of an inaccurate Minimum Presumed Income Tax return for fiscal period 2011.

Amount: $ 5.5 million.

Status: In May, 2012, Edenor filed the original minimum presumed income tax return for fiscal period 2011 with no assessed tax amount in the understanding that the payment of the tax for fiscal period 2011 when Edenor’s cumulative income tax losses carry forward amounted to $ 258 million, violated recognized constitutional guarantees and reflected its lack of payment capacity in relation to the taxes levied on income, such as the Minimum Presumed Income Tax (IGMP). This situation was duly informed to the AFIP.

At the same time, in accordance with the terms of Section 322 of the Federal Code of Civil and Commercial Procedure, Edenor filed a declaratory judgment action with the Federal Court against the Federal Government – Federal Administration of Public Revenue (AFIP) - General Tax Bureau, with the aim of obtaining a declaratory judgment as to whether or not the minimum presumed income tax related to fiscal period 2011 applied in the sense resolved by the Supreme Court in the “Hermitage” case on June 15, 2010. In this case, the Supreme Court had declared that this tax was unconstitutional as it was deemed confiscatory.

Subsequently, the Court of Original Jurisdiction in Contentious and Administrative Federal Matters No. 7 rejected the action requested by the Company, decision which was ratified by the Court of Appeals.

Faced with this situation, and in order to avoid possible attachments or prohibitions to dispose of property that could affect the normal development of its activities for the provision of the public service, the Company decided to rectify the Minimum Presumed Income Tax Return for fiscal period 2011 and adhere to the easy payment plan implemented by AFIP General Resolution 3451.

On November 19, 2015, by means of administrative proceedings DJ/36/14 initiated by the AFIP, Edenor is accused of and fined for the filing of an inaccurate Minimum Presumed Income Tax Return for fiscal period 2011.

On December 30, 2015, Edenor filed a post-judgement motion for reversal with the tax authority, requesting that the administrative proceedings be revoked, the fine imposed be annulled and the respective records be filed.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 37: (Continuation)

As is evident from the preceding paragraphs, it was not Edenor’s intention to cause any harm whatsoever to the national treasury, particularly considering that a rectifying tax return has been filed.

Conclusion: no provision has been recorded for this claim in these financial statements as Edenor believes, based on that which has been previously mentioned, that there exist solid arguments for it to be considered unfounded.

37.6.7 Legal action brought by the Company (Study, Review and Inspection of Works in Public Spaces Fees “TERI”)

In December 2015, Edenor filed with the City of Buenos Aires Court in Contentious and Tax-Related Matters, a petition for declaratory judgment, together with a petition for the granting of a precautionary measure, in order to obtain a favorable judgment that would put an end to the controversy, declaring the unlawfulness of the Government of the City of Buenos Aires’s claim concerning compliance by Edenor with the payment of the TERI. The precautionary measure requested, if granted, would stop the executory proceedings in process and eliminate the possibility that an attachment be levied on Edenor’s assets. It must be pointed out that as of the date of the filing of the petition, Edenor has received assessment and demand for payment notices from the Government of the City of Buenos Aires for a total amount of $ 28.8 million for such concept.

In Edenor’s opinion, these fees are not applicable in accordance with federal regulations, the case law and the procedural status of judicial decisions. Therefore, the Management of Edenor as well as its external legal advisors believe that there exist good reasons to support Edenor’s position and have this tax claim rejected by a court of law. Therefore, the probability of an outflow of resources on account of such contingency has been regarded as low.

NOTE 38: PAYMENT PLAN

As regards the AFIP’s income tax inspection for fiscal years 2008 through 2011, the  moment of the deduction of certain income by CPB has been challenged. On July 31, 2013, CPB resolved to allow the tax claim and adhered to the Payment Plan regulated by General Resolution No. 3451/13 to regularize periods not barred by the statue of limitations for a total amount of $ 15.2 million, which will be paid up in 120 monthly installments.

NOTE 39: EDENOR’S ASSIGMENT OF USE

a.   As assignee

The features that these assignments of use have in common are that payments (installments) are established as fixed amounts; there are neither purchase option clauses nor renewal term clauses (except for the assignment of use contract of the Energy Handling and Transformer Center that has an automatic renewal clause for the term thereof); and there are prohibitions such as: transferring or sub-leasing the building, changing its use and/or making any kind of modifications thereto. All operating assignment of use contracts have cancelable terms and assignment periods of 2 to 13 years.

Among them the following can be mentioned: commercial offices, two warehouses, the headquarters building (comprised of administration, commercial and technical offices), the Energy Handling and Transformer Center (two buildings and a plot of land located within the perimeter of Central Nuevo Puerto and Puerto Nuevo) and Las Heras Substation.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 39: (Continuation)

As of December 31, 2015 and 2014, future minimum payments with respect to operating assignments of use are as follow:

	12.31.2015	12.31.2014
2015	-	26,123,000
2016	47,897,037	19,864,000
2017	19,464,103	15,740,000
2018	6,320,594	5,698,282
2019	4,310,446	4,310,446
2020	146,938	146,938
2021	147,000	-
Total future minimum payments	78,286,119	71,882,667

Total expenses for operating assignments of use for the years ended December 31, 2015 and 2014 are $ 38.6 million and $31 million, respectively:

b.   As assignor

Edenor has entered into operating assignment of use contracts with certain cable television companies granting them the right to use the poles of Edenor’s network. Most of these contracts include automatic renewal clauses.

As of December 31, 2015 and 2014, future minimum collections with respect to operating assignments of use are as follow:

	12.31.2015	12.31.2014
2015	90,521,780	72,921,528
2016	84,949,198	5,481,316
2017	251,308	200,222
2018	-	157,344
Total future minimum collections	175,722,287	78,760,411

Total income from operating assignments of use for the years ended December 31, 2015 and 2014 is $74.6 million and $ 57.5 million, respectively.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 40: profit distributions

Dividends

In accordance with Law No. 25,063, passed in December 1998, dividends distributed in cash or in kind, in excess of accumulated tax profits at the end of the year immediately before the date of payment or distribution, will be subject to a 35% income tax withholding in a single and final payment. To such effect, income to be considered in each fiscal year will be that resulting from adding to the specific income determined pursuant to the general provisions of the Income Tax Act the dividends or earnings from other companies not computed within the determination of such income during the same fiscal periods.

NOTE 41: SHARE BASED PAYMENTS

On September 27, 2006, the Company entered into an Opportunities Assignment Agreement whereby certain officers undertook to offer the Company, on a priority basis, all investment opportunities above US$ 5 million they detect within the Company’s investment guidelines. In consideration of this commitment, the Company has granted these officers Warrants for up to 20% of its capital stock (the “Warrants Issuance Agreements”).

On April 16, 2009, the parties agreed on the following modifications to the Opportunities Assignment Agreement and the Warrants Issuance Agreements:

i) the term of the agreement was extended for five years, until September 27, 2014;

ii) one-fifth of the Warrants will accrue annually, as from September 28, 2010 and until September 28, 2014, and Warrants will remain in effect for fifteen years as from the date of issuance.

iii) their exercise price was set at US$ 0.27 per warrant.

On September 28, 2014, the Opportunities Allocation Agreement terminated, having been complied of all stipulated obligations. Furthermore, as from the stated date all Company shares’ purchase options granted to the Officers may be actually exercised, according to the following expiration dates and exercise prices:

Expiration	Price of the year (U$S)	Stock Options
26.04.2024	0.27	111,500,000
26.04.2024	0.27	150,000,000
26.04.2024	0.27	120,048,564

The fair value of these Warrants has been measured according to the Black-Scholes valuation model. The main variables considered in such model are the following: (i) a 27% volatility, based on the historical volatility of the Company; (ii) 3% dividends; and (iii) a 4.63% risk-free U.S. dollars interest rate.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 41: (Continuation)

Regarding these Warrants, the Company has recognized a total $ 266.1 million in profit and loss, with an offsetting entry in an equity reserve during the life of the Opportunities Assignment Agreement.

On November 23, 2015, the Company received a notification from Merrill Lynch, Pierce, Fenner & Smith Incorporated, which, acting as attorneys in fact for the holders of all warrants, formally communicated the decision to exercise, conditional upon the meeting of certain conditions, all warrants against the payment of the set exercise price.

In furtherance of the obligations under the Warrants Issuance Agreements, on December 1, 2015, against the payment of US$ 103,018,112, that is US$ 0.27 per common share or its equivalent in pesos, the Company issued 381,548,564 new common shares in the form of American Depositary Shares (“ADS”).

After the issuance, these new common shares represent 22.5% of the company's capital stock and voting rights. Thus, the Company's capital stock now consists of 1,695,859,459 common shares in book-entry form with a face value of $ 1 each and each granting the right to one vote. Both the capital increase and the public offering and quotation of the issued shares are duly authorized by the CNV and Mercado de Valores.

Therefore, the Company recognized in its Statement of Changes in Shareholders’ Equity additional paid-in capital in the amount of $ 883.3 million and a $ 266.1 million decrease in reserves.

The movements in the number of Warrants and their respective average exercise prices are detailed below:

	12.31.2015		12.31.2014
	Stock Options	Average price of the year in USD	Stock Options	Average price of the year in USD
At the beginning	381,548,564	0.27	381,548,564	0.27
Granted	-	-	-	-
Excercised	(381,548,564)	0.27	-	-
At the end	-	-	381,548,564	0.27

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 42: ECONOMIC AND FINANCIAL SITUATION OF GENERATION, TRANSMISSION AND DISTRIBUTION SEGMENTS

42.1 Generation

HIDISA and HINISA

During the fiscal year ended December 31, 2014, HIDISA and HINISA have disclosed negative gross and operating results. During the year ended December 31, 2015, their economic and financial situation has continued deteriorate, as evidenced by gross and operating losses and the shortfall in operating funds. This situation is mainly attributable to the negative impact that ES Resolution No. 95/13 (as amended by ES Resolutions No. 529/14 and No. 482/15) has had on these subsidiaries' remuneration as from the commercial transaction corresponding to the month of November 2013.

Despite the increases granted by ES Resolution No. 482/15 in fixed (64%), variable (23%) and additional (10%) remunerations and the incorporation of a new remunerative item (the Maintenance Remuneration), repeated claims filed by HIDISA and HINISA through different presentations to CAMMESA and the ES requesting a tariff adjustment more aligned with their technical and operating structures have been neglected.

The new remuneration scheme implemented through ES Res. No. 95/13, later modified by ES Resolutions No. 529/14 and No. 482/15, would not allow HIDISA and HINISA to generate the minimum operating cash flows necessary to cover for their operating costs. Furthermore, the scope of the new Maintenance Remuneration is insufficient to finance the cost of the maintenance works necessary to guarantee normal and efficient operating conditions.

Besides this, according to hydrological forecasts by the National Undersecretariat of Hydric Resources, the expected water input to the reservoir for the hydrological period October-September 2016 will be between 49%-82% in HIDISA and 69%-91% in HINISA of an average year, this year being classified as dry. This situation, which has persisted for six consecutive years, further impairs HIDISA and HINISA's revenues, since the established remuneration scheme has a strong variable component, and expected values cannot be reached under the current conditions.

Despite the economic and financial situation described, HIDISA and HINISA have prepared their projections on the understanding that they will get tariff improvements in line with the new guidelines on energy policy that could involve a review of the current regulatory framework of generation.

CPB

As of December 31, 2015, CPB recorded negative working capital for a total amount of $ 191.2 million. Under the Borrowings, CPB registered related funding by $ 203.1 million to be refinanced through financing disbursements of Major Maintenance to receive from CAMMESA. Furthermore, it is expected that the economic and financial situation of CPB significantly improved as of the plant again reach its full production capacity and start generating revenue again TV29 unit, after the work of technological update that is mentioned in Note 20 .

Also, while the cancellation is subject to the ability to generate excess cash, the financial burden could exceed operating results, and consequently affect the financial balance of CPB.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 42: (Continuation)

42.2 Distribution

In fiscal year 2015, Edenor recorded positive operating and net results, thus reversing its negative economic and financial situation of the last years. This improvement has been achieved as a consequence of the issuance by the ES on March 13, 2015 of Res. No. 32/15, which addresses the need for the adjustment of the economic and financial situation of distribution companies and considers it necessary that urgent and temporary measures should be adopted in order to maintain the normal provision of the public service, object of the concession.

In spite of the deterioration of the economic and financial equation over the last years as a consequence of the delay in the compliance with certain obligations under the Adjustment Agreement, especially with regard to the  recognition of the semiannual rate adjustments resulting from the MMC, and the carrying out of the RTI, thanks to the adoption of certain measures aimed at mitigating the impact thereof, Edenor has been able to not only maintain the quality of the electricity distribution service but also satisfy the constant year-on-year increase in the demand for electricity that has accompanied the economic growth and the standard of living of the last years. In this regard, Edenor absorbed the higher costs associated with the provision of the service and complied with the execution of the investment plan and the carrying out of the essential operation and maintenance works that are necessary to maintain the provision of the public service in a satisfactory manner in terms of quality and safety.

In spite of that which has been mentioned in the first paragraph of this Note, as of December 31, 2015 Edenor’s negative working capital amounts to $ 1.8 billion, which includes the amount owed to CAMMESA for $ 1.8 billion plus interest accrued as of December 31, 2015, as described in Note 2.3.1.7.e, in respect of which Edenor submitted a payment proposal based on its available and projected cash flows. Until the date of issuance of these financial statements, no answer from CAMMESA has been received.

Furthermore, on December 16, 2015, the Federal Government issued Executive Order No. 134, which declared the state of emergency in the country’s electricity sector and authorized the MEyM to implement a plan of action for the generation, transmission and distribution of electricity at national level and guarantee the provision of the electricity public service under adequate economic and technical conditions.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 42: (Continuation)

After the closing date of the fiscal year being reported, in January 2016, the Energy and Mining Ministry issued, as part of the measures aimed at the restructuring of the electricity sector, Resolutions Nos. 6 and 7 which implemented a new electricity rate system aimed at improving the distribution companies’ revenue in order for them to be able to make investments and carry out network maintenance and expansion works. Additionally, the ENRE was instructed to adjust, on account of the RTI, VAD in electricity rate schedules and to take all the necessary steps to carry out the RTI before December 31, 2016. This new electricity rate system will protect those sectors that cannot afford the full cost of the service through the creation of a “Social Tariff”, will be accompanied by a program aimed at reducing the consumption of electricity and will provide for the billing of electricity consumption on a monthly basis in order to soften the impact of the increases on customers.

In view of this scenario, Edenor Board of Directors is currently assessing the sufficiency of the financial resources granted to cover the costs of the operation, the investment plans and debt service payments, as well as the impact of the different variables that affect Edenor’s business, such as behavior of demand, losses, delinquency, service quality and penalties, etc.

Additionally, Edenor Board of Directors will continue to take steps to resolve with the Grantor of the Concession and the regulatory agency the issue related to the RTI, which is expected will be concluded in accordance with the provisions of MEyM Resolution 7/16 (Note 2.3.1.2) in a satisfactory manner with regard to its timing and final form.

42.3 Transmission

Even though it is still difficult to forecast the evolution of issues described in Note 2 and their possible impact on Transener’s business and cash flows, the execution of the Renewal Agreement constitutes a remarkable milestone towards the consolidation of Transener’s economic and financial equation.Transener has prepared its consolidated financial statements using the accounting principles applicable to an on-going business. Consequently, these statements do not include the effects of any applicable adjustment or reclassification in case these situations are not resolved favorably to the continuity of Transener’s operations and, thus, this company would be forced to realize its assets and cancel its liabilities, including contingent ones, under conditions that are not in its ordinary course of business.

The interest in the joint venture represents about 1% of the Group’s assets and approximately 0.2% of the Group’s income. Additionally, the Company’s management considers that the uncertainty regarding Citelec’s joint venture does not affect its capacity to continue operating on an ordinary basis, mainly due to the following reasons: (i) There is no financial dependence on Citelec, as this joint venture has not paid it any dividends since its acquisition date in 2006; (ii) Even though there is an enforceable and binding technical assistance agreement with Transener, the Company does not depend on this flow of funds to normally develop its activities; (iii) The Company is not contractually obliged to provide financial assistance to Citelec.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 43: TRANSACTIONS WITH NON-CONTROLLING INTERESTS

Sale of a non-controlling interest in EDENOR

During the year 2014, PISA has sold, through different market transactions, all its Edenor’s ADRs share (973.190 ADRs equivalent to 19.5 million of shares), which represented about 2% of the Company’s equity interest. For these operations, the Company has recorded $ 61.7 million as additional paid-in capital.

NOTE 44: DOCUMENTATION KEEPING

On August 14, 2014, the National Securities Commission issued General Resolution No. 629, which introduced modifications to the provisions applicable to the keeping and conservation of corporate and accounting books and commercial documentation. To such effect, the Company and its subsidiaries Edenor, CTG, CTLL, EASA and PEPASA have sent non-sensitive work papers and information corresponding to the periods not covered by the statute of limitations for their keeping in the Iron Mountain Argentina S.A.’s data warehouses located at the following addresses:

-          Azara 1245 –C.A.B.A.

-          Don Pedro de Mendoza 2163 –C.A.B.A.

-          Amancio Alcorta 2482 C.A.B.A.

-          San Miguel de Tucumán 601, Carlos Spegazzini, Municipality of Ezeiza, Province of Buenos Aires.

On February 5, 2014, Iron Mountain S.A.’s warehouse located at Azara 1245 suffered a publicly known accident.

However, according to an internal study conducted by the Company and timely reported to the National Securities Commission on February 12, 2014, approximately 15% of the documentation which the Company, CTG, CTLL, EASA and PEPASA had deposited with Iron Mountain S.A. may be located at the warehouse where the incident took place.

On February 18, 2014, Edenor informed the National Securities Commission that the accident may have affected between 20% and 30% of all the documentation sent to Iron Mountain S.A. for its custody.

At the date of issuance of these financial statements, the Company has been informed that according to Iron Mountain’s records, the boxes are probably located in the areas where the incident took place, although they cannot provide more detailed information until they are granted access to the facilities.

A list of the documentation delivered for storage, as well as the documentation provided for in Article 5.a.3) Section I, Chapter V, Title II of the PROVISIONS (2013 regulatory provisions and amending rules), is available at the Company headquarters.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 45: HYDROCARBON DEVELOPMENT AND EXPLOITATION PROJECTS

As of December 31, 2015, PEPASA is part of the following investment projects:

Investment agreement with YSUR by Anticlinal Campamento and Estación Fernández Oro

On December 1, 2010, PEPASA executed an investment agreement with YSUR for the joint development and exploitation of unconventional gas reservoirs in the Anticlinal Campamento and Estación Fernández Oro areas, located in the Provinces of Neuquén and Río Negro respectively.

This venture with YSUR has a 700,000 m3/day production target for unconventional natural gas during a term of three years between January 2011 and December 2013. The participation of PEPASA is 15% of that production.

To maintain the target volume production, it was estimated that the total drilling plan shall be thirty wells, which involved a total investment for PEPASA U$S 20 million.

As of December 31, 2015, the deadline for investment under this agreement has concluded, so PEPASA will receive the proceeds of the 22 drilled wells till the end of the useful life of them and will contribute to the costs associated with the exploitation. The cumulative investment amounts to US$ 17.5 million.

PEPASA's current production reaches 70,000 m3/day, which is being sold by YSUR under the Gas Plus Program.

Investment Agreements with Petrobras for “El Mangrullo” Area

Petrobras I

On December 7, 2010, PEPASA executed an investment agreement with Petrobras for the joint development and exploitation of unconventional gas reservoirs in El Mangrullo Area.

This partnership with Petrobras has an unconventional natural gas 400,000 m3/day production target during a term of four years since August 2011. PEPASA has a 43% interest in this production.

During the year ended December 31, 2015, the investment term stipulated in this agreement has terminated and, therefore, PEPASA will receive the proceeds from the 5 drilled wells until the end of their life cycles. The accumulated investments amounted to U$S 20.6 million.

The produced hydrocarbons are separately commercialized by each of the partners. PEPASA has entered into a Gas Supply Agreement with CAMMESA which is under the Gas Plus Program, and all its production is commercialized for a price of US$ 5.20/MMBTU.

Petrobras II

On February 7, 2013, PEPASA entered into a new investment agreement with Petrobras for El Mangrullo Area pursuant to conditions similar to that of the previous agreement.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 45: (Continuation)

This new partnership with Petrobras seeks to reach an unconventional natural gas production of 400,000 m3/day during a term of four years. PEPASA has an interest in 43% of the production.

In order to maintain a target production it has been estimated that the total drilling plan will consist of nine wells, which would entail a total investment of approximately US$ 33 million for PEPASA. Taking into consideration the higher costs of the wells drilled under this agreement, the final investment by PEPASA will exceed its initial estimates.

During the year ended December 31, 2015, two new wells have been drilled, one of which is already in production, whereas the remaining is under analysis. In this way, six wells were drilled under this agreement, which allowed achieve target volume production since July 2013. The cumulative investments totaling U$S 29.3 million.

The produced hydrocarbons are commercialized by each of the partners. PEPASA has entered a Gas Supply Agreement with CAMMESA under the Gas Plus Program, and all its production is commercialized for a price of US$ 5.20/MMBTU.

Lastly, during 2016, with the purpose of keeping the target production committed under the Agreement, low-pressure capture activities are expected to become operative, which will allow for an increase in the hydrocarbon recovery factor and in the production of wells; besides, three new wells are expected to be drilled with an estimated investment of US$ 9.4 million for PEPASA.

Investment Agreement Senillosa Area

On September 14, 2010, PEPASA accepted an offering to assign from Rovella Carranza SA for the provision of the service jointly for the exploration, development and production of hydrocarbons in the exploration area "Senillosa". The agreement will allow PEPASA get 50% share of hydrocarbon production. PEPASA committed investments amounting to U$S 3.3 million.

PEPASA performed investments accumulated for U$S 12.5 million, including:

(i)         Analysis of the area through the study of 3D seismic and geochemistry.

(ii)       Nine drilling exploratory wells, of which two were discoverers of gas, four had manifestations of hydrocarbons and three were found to be sterile.

After meeting all investment commitments and pursuant to Executive Order No. 2541/15, the Senillosa joint venture obtained a 25-year exploitation concession called “Rio Limay Este”, as well as a prospecting lot called “Aguada Pavón” for a term of two years. Furthermore, G&P, in its capacity as concessionaire, is currently conducting proceedings to return rights over 368 km to the National Government.

During 2014, according to changes in the concession, PEPASA recognized a decrease in property, plant and equipment of $ 12.6, in Other operating expenses of the statement of comprehensive income.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 45: (Continuation)

Furthermore, in June 2015, PEPASA finished the work on the construction and assembly of a gas conditioning plant and a pipeline to its link with the transport system with the aim of putting into production of productive wells, allowing the start of production area. As at December 31, 2015, PEPASA's production under this agreement amounted to 10,000 m3 a day marketed to industrial clients at an average price of US$ 4.2/MMBTU.

Investment Agreement El Caracol North Area

On May 19, 2011, PEPASA entered into another agreement with GyP and Rovella Energía S.A. for the joint performance of the hydrocarbon exploitation, development and production service of the “El Caracol Norte” exploitation area. This agreement will allow PEPASA to obtain a 60% interest in the area’s hydrocarbon production. Investments committed by PEPASA amount to US$ 3.7 million.

As for December 31, 2014, PEPASA analyzed 3D seismic and two hydraulic fractures were made in the PA x – 3 well. As a result of these works, the well showed hydrocarbon manifestations, but, according to estimates made by the Management of PEPASA, such Company recognized a decrease in property, plant and equipment of $ 9.2 million in Other operating expenses of the statement of comprehensive Income.

On June 4, 2015, PEPASA assigned its rights and obligations under this Agreement to Petróleos Sudamericanos S.A., HOMAQ S.A. and JCR S.A. in consideration of US$ 200,000, out of which US$ 133,000 correspond to the Company.

This assignment agreement is subject to approval by the Environmental Authority and the Provincial Executive Branch within a term of twelve months as from the first business day following the execution of the Agreement.

As at the issuance of these financial statements, PEPASA is waiting for the fulfillment of these conditions for its recognition.

Investment Agreement with YPF for the “Rincón del Mangrullo” Area

On November 6, 2013, PEPASA entered into an investment agreement with YPF S.A. in the amount of US$ 151.5 million in consideration of a 50% interest in the production of hydrocarbons in the Rincón del Mangrullo area.

The Assigned Interest represents the total undivided rights and obligations associated with the production of hydrocarbons in the Area, with the exception of certain pre-existing wells that had been drilled by YPF and certain new YPF’s wells which will be drilled and funded exclusively by YPF.

The Investment Agreement consists of two investment phases:

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 45: (Continuation)

a) First Phase

PEPASA undertook to invest:

•         US$ 80 million in the drilling, completion and entry into production of 17 wells to be made in the Area’s Western zone, with the exception of 2 wells which will be drilled in the Area’s South West,

•         U$S 1.5 million for the performance of approximately 40 km2 of 3D seismic.

Furthermore, YPF undertook to invest:

•         in the drilling, conclusion and entry into production of 17 additional wells exclusive of YPF; and

•         in the construction of a gas treatment and conditioning plant, as well as in a gas pipeline with an approximate length of 55 km, which will allow connecting the Area to the gas trunkline system.

b) Second Phase

After the conclusion of the first phase, PEPASA may opt to continue investing up to US$ 70 million in the drilling of 15 wells in any zone within the Area.

After the conclusion of both investment phases, all subsequent investments will be made according their respective interests.

Addendum

On May 26, 2015, PEPASA and YPF executed an agreement to modify certain terms and conditions of the Investment Agreement dated November 6, 2013.

On July 14, 2015, the Parties deemed that certain conditions precedent regarding to the validity of the Addendum have been duly met; therefore, all the terms and conditions stipulated therein will become retroactively in force as from January 1, 2015.

The main modifications to the Agreement stipulated in the Addendum are the following:

(i)         other formations previously excluded are incorporated, only excluding the Vaca Muerta and Quintuco formations;

(ii)       PEPASA will be entitled to the production of all the existing wells in the Area, with the obligation to make all investments in surface facilities -estimated at US$ 65 million for PEPASA during the years 2015 and 2016- and to take on all costs and expenses incurred in the operation of the Area according to its percentage share (50%);

(iii)      PEPASA will invest US$ 22.5 million in wells in the Mulichinco formation and/or make additional surface investments for the 2016-2017 period;

(iv)     PEPASA will make investments in exploratory wells in the Lajas formation, which will amount to US$ 34 million during the first stage for the 2016-2017 period;

(v)       in turn, PEPASA has jointly decided with YPF to expand the drilling plan for the year 2015 by approximately US$ 70 million in the Mulichinco formation.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 45: (Continuation)

In this way, after detailed addendum, the total investment committed by PEPASA for the period 2014-2017 in the area, would exceed U$S 350 million. As of December 31, 2015, the disbursed investment amounted to U$S 218 million.

As of December 31, 2015, production under this agreement reaches approximately 3.1 million m3/day (50% of which correspond to PEPASA, plus a 300,000 m3/day compensation pursuant to the provisions of the Agreement), which is marketed through gas supply agreements with different clients at an average price of US$ 4.7/MMBTU. It should be pointed out that the evacuation facilities have reached their maximum capacity, and they are expected to be increased to 5 million m3/day approximately during March 2016.

Furthermore, the liquids and natural gas volumes retroactively recognized to PEPASA for the period comprised between January 1 and the Addendum's effective date amount to 63.7 million m3 and 1,820 m3, respectively, which will be wholly compensated to the Company by April 30, 2016. As of December 31, 2015, 41 million m3 gas volumes have been compensated, which represented an approximate income of $ 64,5 million for PEPASA.

NOTE 46: COMPENSATION AGREEMENTS

Annual Variable Compensation (the “EBDA Compensation”):

PEPASA has granted its Corporate Directors an Annual Variable Compensation (the "EBDA Compensation") for the performance of technical and administrative duties amounting to 7% of the EBDA (EBITDA less paid income tax, less total net financial costs, less interest on its own capital, considering an annual 10% dollar-denominated rate) accrued for each fiscal year as disclosed in the corresponding financial statements approved by the applicable PEPASA’s General Ordinary Shareholders Meeting.

As of December 31, 2015, PEPASA disclosed $ 46.6 million results for the EBDA Compensation cost against other liabilities

Company Value Sharing (the “Company-Value Compensation”)

On November 6, 2013, PEPASA’s Extraordinary General Meeting of Shareholders resolved to approve a variable and contingent compensation to certain officers equivalent to 7% of the capital stock after the Company’s capital stock increase, valued based on the difference between the share’s market value at the time of exercising the right and a given value of US$ 0.1735 per share determined at the exact moment of the capital stock increase.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 46: (Continuation)

On January 13, 2014, the capital stock increase was carried out and the rights granted to Officers to receive the Company-Value Compensation became effective.

The variable remuneration may be required by officers as follows:

1)            25% as from June 2015

2)            7.14% as from December 2015

3)            32.15% as from June 2016

4)            35.71% as from June 2017

The given right may be monetized at any time from the date of effective enforcement until November 15, 2020 (by 5%) and 11 January 2021 (for the remaining 2%) over 7% of the share capital calculated according to what was detailed in the first paragraph of the note.

The fair value of the Option has been measured according to the Black-Scholes valuation model. The main variables considered in such model are the following:

1)            54.3% volatility based on the volatility of the shares of other comparable companies;

2)            1,6886% risk-free U.S. dollars interest rate;

As of September 30, 2014, PEPASA has recognized this compensation’s in profit or loss (with a credit under “Other Liabilities”) on amount of $ 50.5 million, considering a share market value of $ 15.25.

Since its organization, the Company's growth and performance has far exceeded all initially defined metrics, parameters, and development and business plans.  Therefore, and in view of its officers' significant contribution to meeting such goals, on December 28, 2015, PEPASA entered into an amendment to the compensation agreement providing for the full and irrevocable accrual of the variable remuneration to be collected by officers regarding the percentages which are not yet due effective as from that date, without this affecting the previously described enforceability.

As of December 31, 2015, PEPASA recognized $ 227.4 million in results as the above mentioned compensation cost (with an offsetting entry in Other Debts), out of which $ 176.9 million were accrued in results during this fiscal year. The market value of the share amounted to $ 28.86.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTA 47: WORKS OF DISTRIBUTION

a.     FOTAE

Due to the constant increase recorded in the demand for electricity as a result of the economic recovery, the SE, through Resolution 1875 dated December 5, 2005, established that the interconnection works through an underground power cable at two hundred and twenty kilovolts (220 kV) between Costanera and Puerto Nuevo Transformer Stations with Malaver Transformer Station were necessary. These works require not only the execution of expansion works but also new layout-designs of the high-voltage subsystems of Edenor and Edesur’s networks.  In addition, it established that a fraction of the electricity rate increase granted to distribution companies by ENRE Resolution 51/07 (as mentioned in Note 2.c.I), would be used to finance up to 30% of the total execution cost of these works, with the remaining 70% of the total cost of the works being absorbed by the MEM’s demand. Fund inflows and outflows related to the aforementioned expansion works are managed by the Works Trust Fund SE Resolution 1/03, which will act as the link among CAMMESA, the Contracting Distribution Companies and the companies that would have been awarded the contracts for the provision of engineering services, supplies and main pieces of equipment as well as those for the execution of the works and provision of minor supplies.

The amount transferred to CAMMESA by Edenor as from the commencement date of the project, through contributions in cash, supplies and services totaled $ 45.8 million.

In accordance with the agreements entered into on August 16, 2007 by and between Edenor and the National Energy Secretariat and on December 18, 2008 by and between the Company and Banco de Inversión y Comercio Exterior, in its capacity as Trustee of the FOTAE, Edenor is responsible for the development of all the stages of the project, regardless of the oversight tasks to be performed by the Works Commission SE Resolution 1/03. The agreement stipulates that Edenor will be in charge of the operation and the planned and reactive maintenance of the facilities comprising the expansion works, being entitled to receive as remuneration for the tasks and obligations undertaken 2% of the cost of major equipment and 3% of all the costs necessary for the carrying out of civil engineering and electromechanical assembly works related to the Malaver-Colegiales and Malaver-Costanera electrical transmission lines, the expansion of Malaver Substation and the remaining expansion works of Puerto Nuevo Substation.

The works were developed in different stages, and Edenor complied with its responsibility with regard to the development of each of them, as well as with the operation and the planned and reactive maintenance of the facilities comprising the expansion works. The final conclusion of the works occurred in fiscal year 2014.

Furthermore, on January 15, 2015, CAMMESA not only informed Edenor of the amounts disbursed by the BICE and CAMMESA for the execution of the aforementioned works, but also requested that Edenor carry out the pertinent actions to comply with the provisions of Resolution 1875/05. Consequently, Edenor has begun to carry out actions aimed at coordinating and reaching agreement, with the different parties involved, on the steps to be followed to have this process finalized. This will make it possible to subsequently define Edenor’s real situation in relation to the obligations that have been imposed to it by said resolution.

As of December 31, 2015, Edenor recognized as facilities in service in the Property, plant and equipment account its participation in the works for an estimated value of $ 141.8 million, including financial charges, $ 155.8 million of which have not yet been contributed, a debt which is disclosed in the Other payables account of non-current liabilities.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 47: (Continuation)

b.     Construction works - San Miguel and San Martín Transformer Centers

The Company carried out construction works of a 7.3 km-long electrical transmission line consisting of four 13.2 kV lines in trefoil formation to link Rotonda Substation with San Miguel Transformer Center, owned by ENARSA, necessary for the provision of electric power generation services; and a 6.2 km-long electrical transmission line consisting of a 13.2 kV line in trefoil formation to link Rotonda Substation with San Martín Transformer Center, owned by ENARSA.

The works, whose ownership was assigned to Edenor, were carried out by Edenor with the contributions made by ENARSA. As of December 31, 2015, Edenor continues to recognize liabilities for this concept in the Deferred revenue account. The recognized amount is $ 32.1 million.

c.     Electric works arrangement - Agreement for the supply of electric power to Mitre and Sarmiento railway lines

In September 2013, Edenor and the Interior and Transport Ministry entered into a supply and financial contribution arrangement pursuant to which the Federal Government will finance the necessary electric works aimed at adequately meeting the greater power requirements of the Mitre and Sarmiento railway lines.

The total cost of the works amounts to $ 114.3 million. The Federal Government will bear the costs of the so called “exclusive facilities”, which amount to $ 59.9 million, whereas the costs of the remaining works will be financed by the Federal Government and reimbursed by Edenor.

The financed amount of $ 54.4 million will be reimbursed by Edenor in seventy-two monthly and consecutive installments, as from the first month immediately following the date on which the Works are authorized and brought into service.

During the fiscal year being reported, Edenor received disbursements for $ 9.9 million, related to installment 5. As of December 31, 2015, the Company recorded $ 57.2 million as Non-current deferred revenue and $ 51.9 million as Non-current trade payables – Customer contributions.

d.     Contrato de realización de obra Municipalidad de la Matanza

In April 2015, the Company and La Matanza District entered into an agreement for the execution of works aimed at improving the electricity service. The amount of the agreement totals $ 103.75 million, including applicable taxes and charges.

It was agreed that after the completion of each work and upon the presentation of the respective invoices, the new facilities will be assigned free of charge in order for Edenor to proceed with the start-up of the facilities and the subsequent operation and maintenance thereof

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 47: (Continuation)

The Public Works Secretariat of the Ministry of Federal Planning, Public Investments and Services agrees to provide financial assistance to La Matanza District, on the basis of an arrangement signed between the parties, for the total amount of the agreement.

As of December 31, 2015, Edenor recorded $ 16.9 million as non-current deferred revenue.

NOTE 48: NEW CONTRACT FOR THE MAINTENANCE OF LMS TG-100

During the month of August 2014, CTG entered into a new maintenance agreement with GE for its LMS 100 unit.

As distinguished from the previous contract, which was based on pre-stablished maintenance and exchange of  components (for example, at 25,000 and 50,000 hours of operation for certain components), this new agreement consists of periodical inspections and pieces repairs or exchanges, which will be programmed and executed based on their condition in order to guarantee the proper functioning and availability of the unit and to decrease the risk associated with long outages. The new agreement will be effective until the unit reaches 100,000 accumulated hours of operation.

Therefore, CTG, during 2014, recorded a loss in the amount of $ 11.4 million resulting from the write-off of the receivables associated with these contracts, which were disclosed under “Other operating expenses” in the statement of comprehensive income.

NOTE 49:  SALE OF MAN ENGINES

On April 30, 2015, CTG'S Board of Directors approved CTLL's proposal for the purchase of the MAN engines for a price of US$ 5 million (as approved by CAMMESA) so that the latter may expand its capacity under the “Agreement for the Increase of Thermal Generation Availability between the ES and Generators” and the “Specific Conditions to the Generation Availability Increase Agreement entered into between the ES and Generator’s subsidiaries”.

On September 15, 2015, CTG accepted the offer for the purchase of the MAN engines and supplementary equipment by CTLL, and the transfer of ownership was thus perfected. This operation entailed the recognition of profits in the amount of $ 25.3 million under Reversal of impairment of property, plant and equipment to let it to its original cost.

NOTE 50: SUBSEQUENT EVENTS

PEPASA

Corporate Bonds Program

On January 14, 2016, PEPASA modified the Simple Corporate Bonds Program (non-convertible into shares) for up to US$ 500 million or its equivalent in other currencies.

On February 3, 2016, PEPASA issued Series 7 Corporate Bonds for a face value of $ 309 million, accruing interest at the Badlar rate plus a 3.95% spread and maturing on August 3, 2017. Interest will be payable on a quarterly basis.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 50: (Continuation)

VCPs Global Program

On January 14, 2016, PEPASA modified the VCP Global Program by increasing its amount for up to US$ 100 million or its equivalent in other currencies.

Shareholders' Meeting

On January 14, 2016, PEPASA Extraordinary General Shareholders’ Meeting resolved as follows: i) to increase the capital stock for up to 400 million new common shares in book-entry form with a face value of $ 1 each, to be publicly offered in Argentina, and ii) to approve a first issuance for up to 20 million. As of the date hereof, the Company is taking the necessary steps to seek authorization of the first issuance by the CNV, which has not yet been granted.

Edenor

Extraordinary bonus granted to employees

On January 18, 2016, Edenor entered into two agreements, one with the Sindicato de Luz y Fuerza de Capital Federal and another one with the Asociación del Personal Superior de Empresas de Energía, pursuant to which Edenor agreed to grant, on a voluntary and one-time basis, to all the employees who are subject to the collective bargaining agreements of the aforementioned union/association an extraordinary bonus of $ 5,000 to be paid in two installments of $ 2,000 and $ 3,000 on January 21 and March 21, 2016, respectively.

The payment of the aforementioned bonus was extended to all Company employees.

PESA

Corporate Bonds Program

On January 22, 2016, the Company Ordinary and Extraordinary General Shareholders’ Meeting approved the creation of a global Simple Corporate Bond Program, not convertible into shares, for up to U$S 500 million or its equivalent in other currencies, and the issue under the same program to its maximum amount at any time, to be issued in one or more classes and / or series

Acquisition of the shares of Petrobras Argentina S.A.

Petroleo Brasileiro S.A. and the Company have agreed an exclusivity period of 30 days and can be extended for 30 additional days, to continue advanced negotiations for the acquisition of the shares of Petrobras Argentina S.A. in possession of its subsidiary Petrobras Participaciones S.L., equivalent to 67.2% of capital and votes of Petrobras Argentina S.A.

Holding the previously referred transaction is subject to the successful negotiation of the terms applicable and relevant documentation and approval of such terms and documentation by the competent corporate bodies of Petroleo Brasileiro S.A. and the Company.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (in Argentine Pesos (“$”) – unless otherwise stated)

NOTE 50: (Continuation)

Launching of Negotiations for the Sale of Assets

On March 9, 2016, pursuant to the continuous assessment of Pampa Group’s corporate strategy and in view of the possible incorporation of new assets, the Company’s Board of Directors has decided to start negotiations regarding the possible sale of its indirect interest in TGS, which it holds through a trust classified as Financial assets at fair value through profit and loss (Note 6) as well as its interests in affiliates (Note 9), both included in the Holding and Others segment.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of

Pampa Energía Sociedad Anónima (Pampa S.A.)

In our opinion, the accompanying consolidated statements of financial position and the related consolidated statements of comprehensive income (loss), changes in equity and of cash flows present fairly, in all material respects, the financial position of Pampa Energía Sociedad Anónima (Pampa S.A.) (hereinafter, “Pampa S.A.” or the “Company”) and its subsidiaries as of December 31, 2015 and 2014, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2015 in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2015, based on criteria established in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company's management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Annual Report on Internal Control Over Financial Reporting. Our responsibility is to express opinions on these financial statements and on the Company's internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Autonomous City of Buenos Aires, March 09, 2016.

/s/ PRICE WATERHOUSE & CO. S.R.L.

Andrés Suarez (Partner)